Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF TEXAS

AUSTIN DIVISION

In re:	)	Chapter 11
)
DUNE ENERGY, INC.	)	Case No. 15-10336
DUNE OPERATING COMPANY	)	Case No. 15-10337
DUNE PROPERTIES, INC.	)	Case No. 15-10338
)
	)	(Jointly Administered)
Debtors.	)

DISCLOSURE STATEMENT UNDER 11 U.S.C. § 1125 IN

SUPPORT OF THE CHAPTER 11 PLAN OF THE DEBTORS

HAYNES AND BOONE, LLP 1221 McKinney, Suite 2100 Houston, Texas 77010 Telephone: (713) 547-2000 Facsimile: (713) 236-5490

ATTORNEYS FOR DEBTORS

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		1

A.	Summary of Plan	1

B.	Filing of the Debtors’ Bankruptcy Cases	5

C.	Purpose of Disclosure Statement	5

D.	Combined Hearing on Approval of the Disclosure Statement and Confirmation of the Plan	5

E.	Disclaimers	5

ARTICLE II. EXPLANATION OF CHAPTER 11		6

A.	Overview of Chapter 11	6

B.	Chapter 11 Plan	7

ARTICLE III. VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS		7

A.	Ballots and Voting Deadline	7

B.	Holders of Claims or Equity Interests Entitled to Vote	8

C.	Bar Date for Filing Proofs of Claim	8

D.	Definition of Impairment	9

E.	Classes Impaired Under the Plan	9

F.	Vote Required for Class Acceptance	9

G.	Information on Voting and Ballots	10
	1. Transmission of Ballots to Holders of Claims and Equity Interests	10
	2. Ballot Tabulation Procedures	10
	3. Execution of Ballots by Representatives	12
	4. Waivers of Defects and Other Irregularities Regarding Ballots	12
	5. Withdrawal of Ballots and Revocation	12

H.	Confirmation of Plan	12
	1. Solicitation of Acceptances	12
	2. Requirements for Confirmation of the Plan	13
	3. Acceptances Necessary to Confirm the Plan	14
	4. Cramdown	14

ARTICLE IV. BACKGROUND OF THE DEBTORS		15

A.	Description of Debtors’ Businesses	15

B.	Corporate Information and Debtors’ Relationship to Subsidiaries	16
	1. Corporate Structure	16
	2. Current Officers and Directors of Dune Energy	16

C.	Events Leading to the Bankruptcy Cases	17

D.	Prepetition DIP Financing Negotiations, Restructuring Initiatives and Sale Efforts	18

ARTICLE V. DEBTOR’S ASSETS AND LIABILITIES		19

A.	Prepetition Financing Arrangements	19

B.	Schedules of Assets and Liabilities	20
	1. Assets	20
(a)	Office Lease and Office Equipment	21

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(b)	Boats and Vehicles	21
(c)	Bank Accounts and Deposits	21
(d)	Insurance Policies	21
(e)	Accounts Receivable	21
(f)	Other Personal Property	21
2.	Liabilities	22
(a)	Secured Claims	22
(b)	Unsecured Priority Claims	22
(c)	General Unsecured Claims	22

C.	Summary of Proofs of Claim	22

ARTICLE VI. LEGAL PROCEEDINGS		23

A.	Garden Island Bay Intermittent Release	23

B.	D&D Cajun Ventures, LLC, et al. v. Atlantic Richfield Company, et al.	23

C.	Emerald Land Corporation v. Dune Properties, Inc.	23

D.	Collins, et al. v. Atinum Operating Inc., et al.	23

E.	Broussard, et al. v. Martin Operating Partnership, LP, et al.	23

F.	Casey, et al. v. Atinum Operating, Inc., et al.	24

G.	Parish of Plaquemines v. Apache Oil Corporation, et al.	24

H.	State of Louisiana ex rel. St. Mary Parish School Board v. Dune Energy, Inc., et al.	24

I.	Bridges v. Dune Operating Company	24

J.	Daigle v. Texaco, Inc., et al.	25

K.	D&O Rights of Action	25

L.	Eos Merger Termination Fee	25

M.	Well Blowout Litigation	25

N.	Recovery on Preference Actions and Other Avoidance Actions	26

O.	Other Claims and Causes of Action Belonging to the Debtors’ Estates	27

ARTICLE VII. POST-BANKRUPTCY CASE ADMINISTRATION		28

A.	First and Second Day Motions	28

B.	Meeting of Creditors	28

C.	Official Committee of Unsecured Creditors	28

D.	The DIP Facility and Use of Cash Collateral	29

E.	Committee’s Lien Challenge	30

F.	The Post-Petition Sale Process, The Sale of the Debtors’ Businesses and Assets and Creditor Recovery	30

G.	Professionals	32
	1. Professionals Employed by the Debtors	32
	2. Professionals Employed by the Committee	32

H.	Rejection of Executory Contracts	33

ARTICLE VIII. THE COMPROMISE		33

A.	Introduction	33

B.	The Compromise	33

C.	The Lien Challenge Claims	36

ARTICLE IX. EXAMPLE DISTRIBUTIONS TO CREDITORS		37

A.	Estimate of Administrative, Priority and General Unsecured Claims	37
	1. Allowed Administrative Claims	37
	2. Allowed Priority Unsecured Tax Claims	37
	3. Allowed Priority Employee Claims	37
	4. Allowed Priority Unsecured (Non-Tax) Claims	37
	5. Allowed General Unsecured Claims	38

B.	Distribution Example	38
	1. Assumptions Used for Distribution Example in Exhibit 2	39

ARTICLE X. DESCRIPTION OF THE PLAN		40

A.	Introduction	40

B.	Substantive Consolidation	40

C.	Designation of Claims and Equity Interests/Impairment	40

D.	Allowance and Treatment of Unclassified Claims and Equity Interests	41

E.	Allowance and Treatment of Classified Claims and Equity Interests	42
	1. General	42
	2. Allowance and Treatment of Allowed Priority Employee Claims (Class - 1.1)	42
	3. Allowance and Treatment of Allowed Priority Unsecured Non-Tax Claims (Class - 1.2)	42
	4. Allowance and Treatment of Allowed Secured Tax Claims (Class - 2)	42
	5. Allowance and Treatment of Allowed First Lien Lender Claims (Class - 3.1)	43
	6. Allowance and Treatment of Allowed Other Secured Claims (Class - 3.2)	43
	7. Allowance and Treatment of Allowed Second Lien Loan Claims (Class - 3.3)	44
	8. Allowance and Treatment of Allowed General Unsecured Claims (Class - 4)	45
	9. Allowance and Treatment of Allowed Subordinated Claims (Class - 5)	45
	10. Allowance and Treatment of Allowed Equity Interests (Class - 6)	45

F.	Resolution of Claims	45

G.	Assumption and Rejection of Executory Contracts Under the Plan	46

ARTICLE XI. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN		47

A.	Introduction	47

B.	The Plan Trust	48

C.	Tax Treatment of the Plan Trust	49

D.	Issuance of New Equity Interest and Existence of Reorganized Debtors	49

E.	Selection of Plan Trustee and Formation of the Oversight Committee	50

F.	Beneficial Interests	50

G.	Distribution to Beneficiaries	51

H.	The Closing of the Effective Date Transactions	51

I.	Bankruptcy Code Section 1145 Determination	52

J.	Termination of the Committee	52

K.	Preservation of Rights of Action	52

L.	Abandonment of Remaining Assets.	52

M.	Agreement Regarding Professional Compensation Claim of Haynes and Boone, LLP.	52

N.	Release of the Debtors	52

O.	Injunction	53

P.	Exculpation	54

Q.	Retention of Jurisdiction	55

R.	Defects, Omissions and Amendment of the Plan	56

ARTICLE XII. ALTERNATIVES TO THE PLAN		57

A.	Chapter 7 Liquidation	57

B.	Dismissal	57

C.	Exclusivity and Alternative Plan Potential	58

ARTICLE XIII. FEASIBILITY AND CERTAIN FACTORS TO BE CONSIDERED		58

A.	Feasibility	58

B.	Certain Factors to be Considered	58
	1. Failure to Confirm or Consummate the Plan	58
	2. Claim Estimates May Be Incorrect	59
	3. Estimate of Preference Recoveries May Be Incorrect	59

ARTICLE XIV. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		59

A.	United States Federal Income Tax Consequences to the Debtors	60

B.	United States Federal Income Tax Consequences to Holders of Claims Against the Debtors	60
	1. Gain or Loss Recognition on the Satisfaction of Claims	60
	2. Character of Gain or Loss	60
	3. Amounts in Respect of Interest	60
	4. Information Reporting and Backup Withholding	61

C.	United States Federal Income Tax Consequences With Respect to the Plan Trust	61

D.	Importance of Obtaining Professional Tax Assistance	61

ARTICLE XV. CONCLUSION		62

EXHIBITS TO THE DISCLOSURE STATEMENT

Exhibit 1	Chapter 11 Plan
Exhibit 2	Distribution Example
Exhibit 3	Liquidation Analysis and Notes

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ARTICLE I.

INTRODUCTION

Dune Energy, Dune Operating, and Dune Properties (i.e., the Debtors)1 submit this Disclosure Statement for use in the solicitation of votes on the Debtors’ Chapter 11 Plan. The Plan is annexed as Exhibit 1 to this Disclosure Statement.

This Disclosure Statement sets forth certain relevant information regarding the Debtors’ prepetition operations and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Bankruptcy Cases, including the Sale of the Sale Assets to the Buyers and the resultant analysis of the expected return to the Debtors’ Creditors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which Distributions will be made under the Plan. Additionally, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Equity Interests must follow for their votes to be counted.

All descriptions of the Plan set forth in this Disclosure Statement are for summary purposes only. To the extent of any inconsistency between this Disclosure Statement and the Plan, the Plan shall control. You are encouraged to review the Plan in full.

YOU ARE BEING SENT THIS DISCLOSURE STATEMENT BECAUSE YOU ARE A CREDITOR OR OTHER PARTY IN INTEREST OF THE DEBTORS. THIS DOCUMENT DESCRIBES A CHAPTER 11 PLAN WHICH, WHEN CONFIRMED BY THE BANKRUPTCY COURT, WILL GOVERN HOW YOUR CLAIM OR EQUITY INTEREST WILL BE TREATED. THE DEBTORS URGE YOU TO REVIEW THE DISCLOSURE STATEMENT AND THE PLAN CAREFULLY. ALL HOLDERS OF GENERAL UNSECURED CLAIMS ARE URGED TO REVIEW THE RECOMMENDATION SET OUT IN THE SOLICITATION LETTERS INCLUDED WITH THIS DISCLOSURE STATEMENT. THE DEBTORS BELIEVE THAT ALL CREDITORS SHOULD VOTE IN FAVOR OF THE PLAN.

A.	Summary of Plan

The Plan provides for the resolution of Claims against and Equity Interests in the Debtors and implements a Distribution scheme derived from the effectuated Sale of the Debtors’ Asset to the Buyer. In concert with the First Lien Agent and the Committee, the Debtors have designed a structure whereby Administrative Claims and Priority Claims will be satisfied (as described herein), the First Lien Lenders will receive the Class 3.1 Recoveries, and the Plan Trust will be created to provide meaningful recoveries to the Debtors’ Creditors, all as described herein. Finally, the Plan provides for the wind down of the Debtors in an orderly and cost efficient manner.

Under the Plan, Claims and Equity Interests are classified and each class has its own treatment. The table below describes each class of Claims and Equity Interests, which holders of Claims and Equity Interests belong in each class, the treatment of each class of Claims or Equity Interests, and the expected recovery of each holder of Claims or Equity Interests in the respective class.

[1]	Except as otherwise provided in this Disclosure Statement, capitalized terms herein have the meaning ascribed to them in the Plan. Any capitalized term used herein that is not defined in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules, whichever is applicable.

Summary of Plan Treatment

Class Description	Treatment
Class 1.1 – Allowed Priority Employee Claims

To the extent an Allowed Priority Employee Claim has not already been satisfied, the Reorganized Debtors shall satisfy any Allowed Priority Employee Claim by the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Priority Employee Claim, plus accrued interest after the Confirmation Date, such payment to be made on the later of (a) ten (10) days after the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed.

The Debtors estimate Allowed Priority Employee Claims will be paid in full.

Class 1.2 – Allowed Priority Unsecured Non-Tax Claims

To the extent an Allowed Priority Unsecured Non-Tax Claim has not already been satisfied, and unless otherwise agreed, the Reorganized Debtors shall satisfy any Allowed Priority Unsecured Non-Tax Claim by the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Priority Unsecured Non-Tax Claim, such payment to be made on the later of (a) the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed.

The Debtors estimate that Allowed Priority Unsecured Non-Tax Claims will be paid in full.

Class 2 – Allowed Secured Tax Claims

Allowed Secured Tax Claims shall receive either (i) a Distribution equal to 100% of its Allowed Secured Tax Claim in cash on the Effective Date; (ii) conveyance of any Remaining Assets securing the Allowed Secured Tax Claim, (iii) such treatment that may be agreed to by the holder of such Allowed Secured Tax Claim and the Reorganized Debtors, or (iv) to the extent such Allowed Secured Tax Claim is secured by Liens against the Sale Proceeds pursuant to the Sale Order, such Allowed Secured Tax Claim shall be satisfied by payment of Cash from the Lien Reserve to the holder of such Claim in the amount of its Allowed Secured Tax Claim.

The Debtors estimate that the Allowed Secured Tax Claims will be paid in full.

Class 3.1 – Allowed First Lien Lender Secured Claims	The First Lien Lender Claims are Allowed as follows: (i) the First Lien Lender Secured Claim has been allowed pursuant to the DIP Financing Orders in the amount of $40,197,480.60; (ii) the First Lien Lender Adequate Protection Claim shall be Allowed in the amount of $7,842,028.97, and (iii) the First Lien Lender Deficiency Claim shall be Allowed in an amount of approximately $30 million, but will be more precisely determined at the Confirmation Hearing as the amount of the allowed First Lien Lender Secured Claim set forth above less the Net Sale Proceeds as shall be calculated on the Confirmation Date and shall be treated as an Allowed Class 4 Claim; provided, however, that in the event that holders of First Lien Lender

Class Description	Treatment

Claims receive any subsequent Distributions on account of their First Lien Lender Secured Claim or First Lien Lender Adequate Protection Claim, the First Lien Lender Deficiency Claim shall be reduced dollar-for-dollar by any such Distribution to the First Lien Agent for purposes of any subsequent Distributions thereon.

The First Lien Agent, as agent for the First Lien Lenders, shall be allocated the Class 3.1 Beneficial Interest on account of the Allowed First Lien Lender Adequate Protection Claim and shall be allocated a Class 4 Beneficial Interest on account of the Allowed First Lien Lender Deficiency Claim in accordance with the Plan Trust Agreement.

The Allowed First Lien Lender Secured Claim shall be satisfied by payment to the First Lien Agent, for Distribution to the First Lien Lenders in accordance with the Prepetition First Lien Credit Agreement, of the Net Sale Proceeds, all Remaining Cash on Hand, and the net proceeds from the liquidation of the Remaining Assets to the First Lien Agent. On account of the Class 3.1 Beneficial Interest, holders of the Allowed First Lien Lender Adequate Protection Claim shall receive the Class 3.1 Avoidance Action Recoveries and the Class 3.1 Net Recoveries until the Allowed First Lien Lender Adequate Protection Claim is paid in full, and thereafter, any remaining Class 3.1 Avoidance Action Recoveries and Class 3.1 Net Recoveries shall become Class 4 Avoidance Action Recoveries and Class 4 Net Recoveries, respectively, for payment to the holders of Class 4 Beneficial Interests (including to the Allowed First Lien Lenders as holders of the First Lien Deficiency Claim). With respect to all Distributions that otherwise would have been made on account of the Allowed First Lien Lender Adequate Protection Claim, the First Lien Agent and First Lien Lenders have agreed pursuant to the Compromise that (A) thirty percent (30%) of such Distributions up to the first $4 million of distributions thereon, and fifty percent (50%) of subsequent Distributions thereon, shall be paid to holders of Allowed General Unsecured Claims (which amounts under such sharing arrangement shall not constitute an actual or implied distribution on account of such First Lien Lender Adequate Protection Claims or diminish the amount thereof); and (B) holders of Allowed Non-Deficiency General Unsecured Claims shall be entitled to their Pro Rata Share of the Class 3.1 Deficiency Carve-Out and the Initial Creditor Distribution. On account of the Class 4 Beneficial Interest, the holder of the Allowed First Lien Lender Deficiency Claim will receive its Pro Rata Share of Class 4 Net Recoveries and Class 4 Avoidance Action Recoveries, other than the Class 3.1 Deficiency Carve-Out.

Class Description	Treatment
Class 3.2 – Allowed Other Secured Claims

Allowed Other Secured Claims shall be satisfied in full, to the extent of the value of the collateral securing such Claims, by: (i) payment of Cash to the holder of such Claim in the amount of its Allowed Other Secured Claim; (ii) conveyance of the Remaining Assets securing such Allowed Other Secured Claim; (iii) such other treatment that may be agreed to by the holder of such Claim and the Reorganized Debtors; or (iv) to the extent such Allowed Other Secured Claim is secured by Liens against the Sale Proceeds pursuant to the Sale Order, such Allowed Other Secured Claim shall be satisfied by payment of Cash from the Lien Reserve to the holder of such Claim in the amount of its Allowed Other Secured Claim..

The Debtors estimate that Allowed Other Secured Claims will be satisfied in full.

Class 3.3 – Allowed Second Lien Loan Claims	Allowed Second Lien Loan Claims shall be treated as General Unsecured Claims under the Plan. Holders of Allowed Second Lien Loan Claims shall be allocated a Class 4 Beneficial Interest. In accordance with the Plan Trust Agreement and on account of their Class 4 Beneficial Interest, holders of Allowed Second Lien Loan Claims shall receive a Pro Rata Share of the Class 4 Net Recoveries, unless such Class 4 Net Recoveries relate to allocations under the Compromise related to collateral of the First Lien Lenders that was the subject of the Lien Challenge Proceeding in which case those Class 4 Net Recoveries shall be treated as Shared Collateral (as defined in the Intercreditor Agreement) and such other applicable provisions thereof and those Class 4 Net Recoveries shall be turned over and distributed directly to the First Lien Agent pursuant to and consistent with Bankruptcy Code section 510(a).

Class 4 – Allowed General Unsecured Claims	Each holder of an Allowed General Unsecured Claim shall be allocated a Class 4 Beneficial Interest. On account of such Class 4 Beneficial Interest, (i) holders of Allowed General Unsecured Claims shall receive a Pro Rata Share of the Class 4 Avoidance Action Recoveries and the Class 4 Net Recoveries, and (ii) holders of Allowed Non-Deficiency General Unsecured Claims shall receive a Pro Rata Share of the Initial Creditor Distribution and a Pro Rata Share of the Class 3.1 Deficiency Carve-Out.

Class 5 – Allowed Subordinated Claims	On the Effective Date, all Allowed Subordinated Claims shall not be entitled to any Distribution under the Plan.

Class 6 – Allowed Equity Interests	On the Effective Date, all existing Equity Interests shall be canceled and shall not be entitled to any Distribution under the Plan.

The foregoing analysis makes certain assumptions, including, without limitation, the amount of General Unsecured Claims ultimately Allowed, recoveries resulting from the liquidation of the Plan Trust Assets, and a number of other variables more fully discussed in Article XIII.B herein. The Debtors have prepared a Distribution Example which estimates recoveries to certain Creditors. The Distribution Example is discussed in Article IX.B herein.

B.	Filing of the Debtors’ Bankruptcy Cases

On March 8, 2015 (i.e., the Petition Date), the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Texas, Austin Division. The Debtors filed their Bankruptcy Cases to preserve the value of their assets and to restructure their financial affairs. To such end, the Debtors have continued to manage their properties and are operating and managing their businesses as debtors in possession in accordance with Bankruptcy Code sections 1107 and 1108. No trustee or examiner has been appointed in the Bankruptcy Cases.

C.	Purpose of Disclosure Statement

Bankruptcy Code section 1125 requires the Debtors to prepare and obtain court approval of a Disclosure Statement as a prerequisite to soliciting votes on the Plan. The purpose of the Disclosure Statement is to provide information to Creditors and Interestholders that will assist them in deciding how to vote on the Plan.

Approval of this Disclosure Statement does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan or as to the value or suitability of any consideration offered thereunder. The Bankruptcy Court’s approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement contains adequate information to permit you to make an informed judgment regarding acceptance or rejection of the Plan.

D.	Combined Hearing on Approval of the Disclosure Statement and Confirmation of the Plan

The Bankruptcy Court has set September 17, 2015 at 10:00 a.m. (Central Time) (the “Combined Hearing”), as the time and date for the hearing to consider approval of this Disclosure Statement and the Confirmation Hearing to determine whether the Plan has been accepted by the requisite number of holders of Claims, and whether the other standards for confirmation of the Plan have been satisfied. Once commenced, the Combined Hearing may be adjourned or continued by announcement in open court with no further notice.

E.	Disclaimers

THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS AND THEIR ADVISERS IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR ON YOUR DECISION REGARDING ACCEPTING THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE REPRESENTATION OF THE DEBTORS ONLY AND NOT OF THEIR ATTORNEYS, ACCOUNTANTS OR OTHER PROFESSIONALS. FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECTED TO AN AUDIT BY AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. THE DEBTORS ARE NOT ABLE TO CONFIRM THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT INCLUDE ANY INACCURACIES. HOWEVER, THE DEBTORS HAVE MADE THEIR BEST EFFORT TO PROVIDE ACCURATE INFORMATION AND ARE NOT AWARE OF ANY INACCURACY IN THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN INDEPENDENTLY INVESTIGATED BY THE BANKRUPTCY COURT AND HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. IN THE EVENT THIS DISCLOSURE STATEMENT IS APPROVED, SUCH APPROVAL DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

THE ONLY REPRESENTATIONS THAT ARE AUTHORIZED BY THE DEBTORS CONCERNING THE DEBTORS, THE VALUE OF THEIR ASSETS, THE EXTENT OF THEIR LIABILITIES, OR ANY OTHER FACTS MATERIAL TO THE PLAN ARE THE REPRESENTATIONS MADE IN THIS DISCLOSURE STATEMENT. REPRESENTATIONS CONCERNING THE PLAN OR THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT ARE NOT AUTHORIZED BY THE DEBTORS.

HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND ALL SUCH HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR OWN ADVISERS.

THE DEBTORS HAVE NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, SALESMAN, OR OTHER PERSON TO SOLICIT VOTES FOR THE PLAN. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE PLAN OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND EQUITY INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR EQUITY INTERESTS ALLOWED BY THE BANKRUPTCY COURT. SIMILARLY, THE ANALYSIS OF ASSETS AND THE AMOUNT ULTIMATELY REALIZED FROM THEM MAY DIFFER MATERIALLY.

THE DESCRIPTION OF THE PLAN CONTAINED HEREIN IS INTENDED TO BRIEFLY SUMMARIZE THE MATERIAL PROVISIONS OF THE PLAN AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN.

ARTICLE II.

EXPLANATION OF CHAPTER 11

A.	Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor in possession may seek to reorganize its business or to sell the business for the benefit of the debtor’s creditors and other interested parties.

The commencement of a chapter 11 case creates an estate comprising all of the debtor’s legal and equitable interests in property as of the date the petition is filed. Unless the bankruptcy court orders the appointment of a trustee, a chapter 11 debtor may continue to manage and control the assets of its estate as a “debtor in possession,” as the Debtors have done in the Bankruptcy Cases since the Petition Date.

Formulation of a chapter 11 plan is the principal purpose of a chapter 11 case. Such plan sets forth the means for satisfying the claims of creditors against, and interests of equity security holders in, the debtor.

B.	Chapter 11 Plan

After a plan has been filed, the holders of claims against, or equity interests in, a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against, or equity interest in, a debtor vote in favor of a plan in order for the plan to be confirmed. At a minimum, however, a plan must be accepted by a majority in number and two-thirds in dollar amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan by a class of equity interests as acceptance by holders of two-thirds of the number of shares actually voted.

Classes of claims or equity interests that are not “impaired” under a chapter 11 plan are conclusively presumed to have accepted the plan, and therefore are not entitled to vote. A class is “impaired” if the plan modifies the legal, equitable, or contractual rights attaching to the claims or equity interests of that class. Modification for purposes of impairment does not include curing defaults and reinstating maturity or payment in full in cash. Conversely, classes of claims or equity interests that receive or retain no property under a plan of reorganization are conclusively presumed to have rejected the plan, and therefore are not entitled to vote.

Even if all classes of claims and equity interests accept a chapter 11 plan, the Bankruptcy Court may nonetheless deny confirmation. Bankruptcy Code section 1129 sets forth the requirements for confirmation and, among other things, requires that a plan be in the “best interest” of impaired and dissenting creditors and interestholders and that the plan be feasible. The “best interest” test generally requires that the value of the consideration to be distributed to impaired and dissenting creditors and interestholders under a plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. A plan must also be determined to be “feasible,” which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan and that the debtor will be able to continue operations without the need for further financial reorganization or liquidation.

The Bankruptcy Court may confirm a chapter 11 plan even though fewer than all of the classes of impaired claims and equity interests accept it. The Bankruptcy Court may do so under the “cramdown” provisions of Bankruptcy Code section 1129(b). In order for a plan to be confirmed under the cramdown provisions, despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that it is fair and equitable with respect to each impaired class of claims or equity interests that has not accepted the plan.

The Bankruptcy Court must further find that the economic terms of the particular plan meet the specific requirements of Bankruptcy Code section 1129(b) with respect to the subject objecting class. If the proponent of the plan proposes to seek confirmation of the plan under the provisions of Bankruptcy Code section 1129(b), the proponent must also meet all applicable requirements of Bankruptcy Code section 1129(a) (except section 1129(a)(8)). Those requirements include the requirements that (i) the plan comply with applicable Bankruptcy Code provisions and other applicable law, (ii) that the plan be proposed in good faith, and (iii) that at least one impaired class of creditors or interestholders has voted to accept the plan.

ARTICLE III.

VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

A.	Ballots and Voting Deadline

Holders of Claims entitled to vote on the Plan will receive instructions for submitting an electronic Ballot to vote to accept or reject the Plan. After carefully reviewing the Disclosure Statement, including all exhibits, each holder of a Claim (or its authorized representative) entitled to vote should follow the instructions to indicate its vote on the electronic Ballot. All holders of Claims (or their authorized representatives) entitled to vote must (i) carefully review the electronic Ballot and the instructions for completing it, (ii) complete all parts of the electronic Ballot, and (iii) submit the electronic Ballot by the deadline (i.e., the Voting Deadline) for the Ballot to be considered. Claimholders who wish to submit a paper Ballot may request a paper Ballot by contacting the Debtors’ voting agent (the “Voting Agent”) at the following address: Dune Energy, Inc. Ballot Processing, c/o Prime Clerk, LLC, 830 3rd Avenue, 3rd Floor, New York, NY 10022, by telephone at (855) 410-7360, or by email at duneenergyballots@primeclerk.com.

The Bankruptcy Court has directed that, in order to be counted for voting purposes, Ballots for the acceptance or rejection of the Plan must be submitted no later than September 10, 2015 at 4:00 p.m. prevailing Central Time, on the website for the Bankruptcy Cases: http://cases.primeclerk.com/duneenergy/.

BALLOTS MUST BE SUBMITTED ELECTRONICALLY ON THE ABOVE WEBSITE OR IN PAPER FORM, IF REQUESTED, SO AS TO BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN SEPTEMBER 10, 2015 AT 4:00 P.M. PREVAILING CENTRAL TIME. ANY BALLOTS SUBMITTED AFTER THAT DEADLINE WILL NOT BE COUNTED.

B.	Holders of Claims or Equity Interests Entitled to Vote

Any holder of a Claim or Equity Interest of the Debtors whose Claim or Equity Interest is impaired under the Plan is entitled to vote if either (i) the Claim or Equity Interest has been listed in the Schedules of Assets and Liabilities in an amount greater than zero or the Schedule of Equity Security Holders (and the Claim or Equity Interest is not scheduled as disputed, contingent, or unliquidated) or (ii) the holder of a Claim or Equity Interest has filed a proof of claim or proof of interest (that is not contingent or in an unknown amount) on or before any deadline set by the Bankruptcy Court for such filings.

Any holder of a Claim or Equity Interest as to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court (on motion by a party whose Claim or Equity Interest is subject to an objection) temporarily allows the Claim or Equity Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court on or before the first date set by the Bankruptcy Court for the Confirmation Hearing on the Plan.

In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

C.	Bar Date for Filing Proofs of Claim

The Bankruptcy Court established (a) June 5, 2015 at 4:00 p.m. (Central Time) as the general deadline for filing proofs of claim in the Bankruptcy Case (i.e., the General Bar Date), including any Claims filed pursuant to Bankruptcy Code section 503(b)(9), and (b) September 4, 2015 at 4:00 p.m. (Central Time) as the deadline for filing a proof of claim by any governmental unit (as defined by section 101(27) of the Bankruptcy Code), with two (2) exceptions: (i) in the event that the Debtors amend their Schedules of Assets and Liabilities, the Debtors must give notice of such amendment to the holder of a Claim affected thereby, and the affected Claim holder shall have the later of the General Bar Date or thirty (30) days from the date on which notice of such amendment was given to file a proof of claim; and (ii) except as otherwise set forth in any order authorizing the rejection of an Executory Contract, in the event that a Claim arises with respect to a Debtor’s rejection of an Executory Contract, the Claim holder shall have the later of the General Bar Date or thirty (30) days after the date any order is entered authorizing the rejection of such Executory Contract. These deadlines along with procedures for filing proofs of claim are described in the Bar Date Order, which was approved by the Bankruptcy Court on April 13, 2015.

A copy of the Bar Date Order may be obtained from the website for the Bankruptcy Cases at https://cases.primeclerk.com/duneenergy/ or by contacting the Debtors’ Claims and Noticing Agent, Prime Clerk LLC (the “Claims Agent”) at the following address:

Dune Energy, Inc. Claims Processing Center c/o Prime Clerk LLC 830 Third Avenue, 9th Floor New York, NY 10022 Telephone: (212) 257-5450

D.	Definition of Impairment

Under Bankruptcy Code section 1124, a class of claims or equity interests is impaired under a chapter 11 plan unless, with respect to each claim or equity interest of such class, the plan:

(1)	leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or equity interest; or

(2)	notwithstanding any contractual provision or applicable law that entitles the holder of a claim or equity interest to receive accelerated payment of such claim or equity interest after the occurrence of a default:

(a)	cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in Bankruptcy Code section 365(b)(2) or of a kind that section 365(b)(2) expressly does not require to be cured;

(b)	reinstates the maturity of such claim or equity interest as it existed before the default;

(c)	compensates the holder of such claim or equity interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law;

(d)	if such claim or such equity interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Bankruptcy Code section 365(b)(1)(A), compensates the holder of such claim or such equity interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and

(e)	does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

E.	Classes Impaired Under the Plan

Other than the Unimpaired Classes (i.e., Classes 1.1 and 1.2) all classified Claims or Equity Interests are Impaired under the Plan. Therefore, holders of those Claims and Equity Interests are eligible, subject to the voting requirements described above, to vote to accept or reject the Plan.

Claims in Classes 1.1 and 1.2 are not Impaired under the Plan, and therefore holders of those Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Accordingly, the Debtors will not be soliciting votes from Claim holders in these Classes.

F.	Vote Required for Class Acceptance

The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of that class that actually cast ballots for acceptance or rejection of the Plan; that is, acceptance by a class takes place only if creditors holding Claims in that class constituting at least two-thirds in amount of the total amount of Claims and more than one-half in number of the creditors actually voting cast their ballots in favor of acceptance.

The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of the allowed equity interests of that class.

G.	Information on Voting and Ballots

1.	Transmission of Ballots to Holders of Claims and Equity Interests

Instructions for completing and submitting electronic Ballots are being provided to all holders of Claims entitled to vote on the Plan in accordance with the Bankruptcy Rules. Those holders of Claims or Equity Interests whose Claims or Equity Interests are unimpaired under the Plan are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f), and therefore need not vote with regard to the Plan. Under Bankruptcy Code section 1126(g), holders of Claims or Equity Interests who do not either receive or retain any property under the Plan are deemed to have rejected the Plan. In the event a holder of a Claim or Equity Interest does not vote, the Bankruptcy Court may deem such holder of a Claim or Equity Interest to have accepted the Plan.

2.	Ballot Tabulation Procedures

Solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, any Claim, and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan is temporarily Allowed in an amount equal to the amount of such Claim as set forth in the Schedules of Assets and Liabilities, provided that:

(a)	if a Claim is Allowed under the Plan or by order of the Bankruptcy Court, such Claim is Allowed for voting purposes in the Allowed amount set forth in the Plan or the order;

(b)	if a Claim for which a proof of claim has been timely filed is for unknown or undetermined amounts, or is wholly unliquidated or contingent (as determined on the face of the claim or after a reasonable review of the supporting documentation by the Voting Agent) and such Claim has not been Allowed, such Claim will be temporarily Allowed for voting purposes only, and not for purposes of allowance or distribution and accorded one vote and valued at an amount equal to one dollar ($1.00), unless such claim is disputed as set forth in paragraph (h) below;

(c)	if a Claim has been estimated or otherwise Allowed for voting purposes by order of the Bankruptcy Court, such Claim is temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution;

(d)	if a proof of claim was timely filed in an amount that is liquidated and matured, such Claim is temporarily Allowed in the amount set forth on the proof of claim, unless such Claim is disputed as set forth in subparagraph (h) below;

(e)	if a Claim is listed in the Schedules of Assets and Liabilities as contingent, unliquidated, or disputed or for $0.00 and a proof of claim was not (i) filed by the applicable bar date for the filing of proofs of claims established by the Bankruptcy Court or (ii) deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline, the Debtors propose that such Claim shall be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

(f)	if a Claim is listed in the Schedules of Assets and Liabilities or on a timely filed proof of claim as contingent, unliquidated, or disputed in part, such Claim is temporarily Allowed in the amount that is liquidated, matured, and undisputed for voting purposes only, and not for purposes of allowance or distribution;

(g)	if a creditor has filed proofs of claim against multiple Debtors, such creditor’s Claim shall only be counted once for voting purposes;

(h)	if the Debtors have served an objection or request for estimation as to a Claim at least fourteen (14) calendar days before the Voting Deadline, such claim is temporarily disallowed for voting purposes unless a motion for temporary allowance is filed and approved by the Bankruptcy Court; provided, however, that if such objection is an objection to reduce the amount of the Claim and no motion for temporary allowance is filed, the Claim shall be Allowed to be voted in the reduced amount;

(i)	Claims scheduled in the Debtors’ Schedules of Assets and Liabilities or filed in the amount of $0.00 are not entitled to vote; and

(j)	if a proof of claim has been amended by a later-filed proof of claim, the earlier-filed Claim will not be entitled to vote, regardless of whether the Debtors have objected to such earlier-filed Claim.

The following procedures shall apply for tabulating votes:

(a)	any Ballot that is otherwise timely completed, executed, and properly cast to the Voting Agent but does not indicate an acceptance or rejection of the Plan, or that indicates both an acceptance and rejection of the Plan, shall not be counted; if no votes to accept or reject the Plan are received with respect to a particular Class that is entitled to vote on the Plan, such Class shall be deemed to have voted to accept the Plan;

(b)	if a creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last properly cast Ballot received before the Voting Deadline shall be deemed to reflect the voter’s intent and thus supersede any prior Ballots;

(c)	creditors must vote all of their Claims within a particular Class to either accept or reject the Plan, and may not split their votes within a particular Class and thus a Ballot (or group of Ballots) within a particular Class that partially accepts and partially rejects the Plan shall not be counted;

(d)	a creditor who votes an amount related to a Claim that has been paid or otherwise satisfied in full or in part shall only be counted for the amount that remains unpaid or not satisfied, and if such Claim has been fully paid or otherwise satisfied, such vote will not be counted for purposes of amount or number; and

(e)	for purposes of determining whether the numerosity and amount requirements of sections 1126(c) and 1126(d) of the Bankruptcy Code have been satisfied, the Debtors will tabulate only those Ballots received by the Voting Deadline. For purposes of the numerosity requirement of section 1126(c) of the Bankruptcy Code, separate Claims held by a single creditor in a particular Class shall be aggregated as if such creditor held one Claim against the Debtors in such Class, and the votes related to such Claims shall be treated as a single vote to accept or reject the Plan.

The following Ballots shall not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:

(a)	any Ballot received after the Voting Deadline, unless the Debtors, in their discretion, grant an extension of the Voting Deadline with respect to such Ballot;

(b)	any Ballot that is illegible or contains insufficient information to permit identification of the voter;

(c)	any Ballot cast by a Person that does not hold a Claim or Equity Interest in a Class that is entitled to vote to accept or reject the Plan;

(d)	any unsigned Ballot or paper Ballot that does not contain an original signature; and

(e)	any Ballot transmitted to the Voting Agent by facsimile or electronic mail, unless the Debtors, in their discretion, consent to such delivery method.

3.	Execution of Ballots by Representatives

To the extent applicable, if a Ballot is submitted by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such Persons must indicate their capacity when submitting the Ballot and, at the Debtors’ request, must submit proper evidence satisfactory to the Debtors of their authority to so act. For purposes of voting tabulation, a Ballot submitted by a representative shall account for the total number of represented parties with respect to the numerosity requirement set forth in this Article.

4.	Waivers of Defects and Other Irregularities Regarding Ballots

Unless otherwise directed by the Bankruptcy Court, all questions concerning the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, whose determination will be final and binding. The Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liability for failure to provide such notification; provided, however, that the Debtors will indicate on the ballot summary the Ballots, if any, that were not counted, and will provide copies of such Ballots with the ballot summary to be submitted at the Confirmation Hearing. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until any irregularities have been cured or waived. Unless otherwise directed by the Bankruptcy Court, Ballots previously furnished, and as to which any irregularities have not subsequently been cured or waived, will be invalidated.

5.	Withdrawal of Ballots and Revocation

The Debtors may allow any Claimant who submits a properly completed Ballot to supersede or withdraw such Ballot on or before the Voting Deadline. In the event the Debtors do permit such supersession or withdrawal, the claimant, for cause, may change or withdraw its acceptance or rejection of the Plan in accordance with Bankruptcy Rule 3018(a).

H.	Confirmation of Plan

1.	Solicitation of Acceptances

The Debtors are soliciting your vote.

NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS OR THE PLAN ARE AUTHORIZED BY THE DEBTORS, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE, OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD NOT BE RELIED ON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO DEBTORS’ COUNSEL FOR APPROPRIATE ACTION.

THIS IS A SOLICITATION SOLELY BY THE DEBTORS, AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, ACCOUNTANT, OR OTHER PROFESSIONAL FOR THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE IN THIS DISCLOSURE STATEMENT ARE THOSE OF THE DEBTORS AND NOT OF

SUCH SHAREHOLDERS, ATTORNEYS, ACCOUNTANTS, OR OTHER PROFESSIONALS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

Pursuant to Bankruptcy Code section 105(d)(2)(B)(vi), the Bankruptcy Court may combine the hearing on approval of the Disclosure Statement with the hearing on confirmation of the Plan. The Bankruptcy Court has scheduled the Combined Hearing to consider approval of this Disclosure Statement and confirmation of the Plan. Accordingly, this Disclosure Statement has not yet been approved by the Bankruptcy Court, but the Bankruptcy Court has authorized the Debtors to provide this Disclosure Statement to holders of Claims and Equity Interests for the purpose of soliciting their votes to accept or reject the Plan.

2.	Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code section 1129 have been satisfied, in which event the Bankruptcy Court shall enter an Order confirming the Plan. The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code for confirmation because, among other things:

(a)	The Plan complies with the applicable provisions of the Bankruptcy Code;

(b)	The Debtors have complied with the applicable provisions of the Bankruptcy Code;

(c)	The Plan has been proposed in good faith and not by any means forbidden by law;

(d)	Any payment or distribution made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(e)	The Debtors have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and Interestholders and with public policy;

(f)	Any government regulatory commission with jurisdiction (after confirmation of the Plan) over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

(g)	With respect to each impaired Class of Claims or Equity Interests, either each holder of a Claim or Equity Interest of the Class has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. If Bankruptcy Code section 1111(b)(2) applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder’s interest in the Debtors’ interest in the property that secures that claim;

(h)	Each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan, subject to the Debtors’ right to seek cramdown of the Plan under section 1129(b) of the Bankruptcy Code;

(i)	Except to the extent that the holder of a particular Administrative Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims shall be paid in full on the Effective Date;

(j)	With respect to holders of Allowed Priority Employee Claims, the Plan provides that holders of such Claims shall receive Cash in the amount of their Allowed Priority Employee Claims, plus accrued interest after the Confirmation Date, such payment to be made on the later of (a) ten (10) days after the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed;

(k)	With respect to holders of Priority Unsecured Non-Tax Claims, the Plan provides that, that absent agreement, holders of Allowed Priority Unsecured Non-Tax Claims shall receive Cash in the amount of their Priority Unsecured Non-Tax Claims on the later of (i) the Effective Date or (ii) ten (10) days after the Allowance Date in accordance with the Plan Trust Agreement;

(l)	With respect to a Secured Claim (including a Claim that that would otherwise be a Priority Unsecured Tax Claim, but for the secured status of the claim), the holder of that Claim will receive on account of such Claim either (i) a Distribution equal to 100% of its claim in cash on the Effective Date; (ii) conveyance of any collateral securing the Allowed Secured Claim, or (iii) such other treatment that may be agreed to by the holder of such Claim and the Plan Trustee;

(m)	If a Class of Claims or Equity Interests is Impaired under the Plan, at least one such Class of Claims or Equity Interests has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Equity Interest of that Class;

(n)	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan;

(o)	All court fees, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; and

(p)	The Plan provides that all transfers of property shall be made in accordance with applicable provisions of nonbankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.

The Debtors assert that they have proposed the Plan in good faith and they believe that they have complied, or will have complied, with all the requirements of the Bankruptcy Code governing confirmation of the Plan.

3.	Acceptances Necessary to Confirm the Plan

Voting on the Plan by each holder of an Impaired Claim (or its authorized representative) is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Equity Interest vote in favor of the Plan in order for the Bankruptcy Court to confirm the Plan. Generally, under the acceptance provisions of Bankruptcy Code section 1126(a), each Class of Claims or Equity Interests has accepted the Plan if holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting in connection with the Plan vote to accept the Plan. With regard to a Class of Equity Interests, more than two-thirds of the shares actually voted must accept to bind that Class. Even if all Classes of Claims and Equity Interests accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

4.	Cramdown

In the event that any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each Impaired Class that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable.” A chapter 11 plan does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. “Fair and equitable” has different meanings for holders of secured and unsecured claims and equity interests.

With respect to a secured claim, “fair and equitable” means either (i) the Impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor’s interest in the property securing its liens; (ii) property subject to the lien of the Impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof; or (iii) the Impaired secured creditor realizes the “indubitable equivalent” of its claim under the plan.

With respect to an unsecured claim, “fair and equitable” means either (i) each Impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

With respect to equity interests, “fair and equitable” means either (i) each Impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest, or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired Class of Claims and Equity Interests. In the event at least one Class of Impaired Claims or Equity Interests rejects or is deemed to have rejected the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting Impaired Class of Claims or Equity Interests.

ARTICLE IV.

BACKGROUND OF THE DEBTORS

A.	Description of Debtors’ Businesses

Dune Energy is an independent energy company that was formed in 1998 and operates through two wholly owned subsidiaries, Dune Operating and Dune Properties. Since May 2004, the Debtors have been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties in Texas and Louisiana. The Debtors’ interests in their oil and gas properties are held by Dune Properties, and their oil and gas operations are conducted by Dune Operating. The Debtors sell their oil and gas production primarily to domestic pipelines and refineries.

As of the Petition Date, the Debtors had 32 full-time employees. The Debtors are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. The Debtors utilize the services of independent contractors to perform various field and other services.

The Debtors’ primary focus has been development and exploration in their Gulf Coast properties to expand their reserve base through workovers and recompletions, field extensions, delineation of deeper formations within existing fields and exploratory drilling. The Debtors have also sought to grow their reserves through acquisitions of producing properties, leasehold acreage and drilling prospects in core operating areas that require minimal initial upfront capital. In evaluating acquisition opportunities, the Debtors have sought to acquire operational control of properties that they believe have a solid proved reserve base coupled with significant exploitation and exploration potential.

As of the Petition Date, the Debtors’ oil and gas properties covered over 74,000 gross acres across 15 producing oil and natural gas fields. The Debtors’ total proved reserves as of December 31, 2013 were 93.1 billion cubic feet of natural gas equivalent (“Bcfe”), consisting of 50.1 billion cubic feet of natural gas (“Bcf”) and 7.2 million barrels of crude oil (“Mmbbl”). At year-end 2013, the Debtors’ proved developed producing, or PDP, reserves of 23.6 Bcfe were 25.3% of their 93.1 Bcfe of total proved oil and natural gas reserves, the Debtors’ proved developed non-producing, or PDNP, reserves of 25.5 Bcfe were 27.4% of their total proved oil and natural gas reserves, and the Debtors’ proved undeveloped, or PUD, reserves of 44.1 Bcfe were 47.3% of their total proved oil and natural gas reserves.

As of the Petition Date, approximately 58% of the Debtors’ total proved oil and gas reserves were located in three fields: Garden Island Bay, Leeville, and Bateman Lake. These fields have large acreage positions surrounding piercement salt domes. In the Garden Island Bay field, Dune controlled sixteen (16) prospects and approximately forty (40) separate well locations. Dune maintained a 100% working interest in these prospects. At the Leeville field, Dune participated with a 40% working interest as a non-operator in a shallow drilling program encompassing five (5) to ten (10) primarily PUD locations per year. As of the Petition Date, the Leeville field had twenty-eight producing wells, and Shoreline Energy is the operator and majority interest holder in the field. As of the Petition Date, the Bateman Lake field had eleven (11) producing wells. The reserves attributed to the Bateman Lake field are 90% natural gas. As a result of low gas prices, the Debtors have not recently conducted drilling in this field.

As of the Petition Date, the Chocolate Bayou, Comite, and Live Oak fields comprised the Debtors’ next three (3) largest properties and consisted of 26% of the Debtors’ total proved reserves. These assets are typically characterized as having fewer wellbores than the salt dome fields but present numerous opportunities for PUD drilling and fault blocks containing unproved reserves that have been identified with new 3-D seismic data. As of the Petition Date, the remaining fields contained approximately 16% of the Debtors’ total proved oil and gas reserves and were characterized by occasional new drilling wells and workovers.

As described in more detail in Article VII.F below, the Debtors sold their interests in the Garden Island Bay, Leeville, Bateman Lake, Chocolate Bayou, and Comite fields as part of their postpetition Sale process.

B.	Corporate Information and Debtors’ Relationship to Subsidiaries

1.	Corporate Structure

Dune Energy was incorporated under the laws of the State of Delaware. Dune Operating and Dune Properties are wholly-owned subsidiaries of Dune Energy and were each incorporated under the laws of the State of Texas. The Debtors oversee their operations from their offices in Houston, Texas.

2.	Current Officers and Directors of Dune Energy

As of the Petition Date, the following lists the individuals who served as officers and directors of Dune Energy and the capacities in which they served:

Robert A. Schmitz	Chairman of the Board
John R. Brecker	Director
Michael R. Keener	Director
Dr. Alexander A. Kulpecz, Jr.	Director
James A. Watt	President, Chief Executive Officer and Director
Hal Bettis	Executive Vice President, Business Development and Environmental Affairs
Frank T. Smith, Jr.	Senior Vice President, Chief Financial Officer and Secretary
Richard H. Mourglia	General Counsel and Senior Vice President – Land
Donald R. Martin	Chief Restructuring Officer

Following the closing of Trimont Sale and the White Marlin Sale (as described in further detail below), certain officers and directors of the Debtors resigned their positions. As of the date of this Disclosure Statement, Mr. Watt remains as President, Secretary and the sole Director of each of the Debtors, and Mr. Martin remains as Chief Restructuring Officer of each of the Debtors.

C.	Events Leading to the Bankruptcy Cases

As of September 30, 2014, Dune had outstanding Prepetition Debt Obligations of approximately $106.8 million. During 2014, as a result of a significant decline in oil prices, the Debtors’ revenues fell sharply. Although the Debtors were able to reduce expenses, the significant decline in revenue imposed a strain on the Debtors’ liquidity. Dune’s earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”) declined considerably from the prior year. For the twelve months ended December 31, 2014, Dune’s EBITDAX was $13.1 million, compared to EBITDAX of $20.6 million for the same time period in 2013. The reduction in Dune’s EBITDAX was primarily due to lower revenues. Revenues for the twelve months ended December 31, 2014 were approximately $43.0 million, compared to revenues of $55.5 million for the same time period in 2013. Although the Debtors’ $22.6 million in operating expenses for the twelve months ended December 31, 2014 were approximately $2.3 million (9.4%) less than the $24.9 million in operating expenses for the same time period in 2013, the decline in their revenues continued to outpace their cost savings efforts.

In spite of their declining revenues, the Debtors continued to service their debt, making all scheduled interest installment payments under the Prepetition Loan Documents. At the end of the second quarter of 2014, the Debtors were in default of the First Lien Credit Agreement due to the failure to meet certain covenant ratios in the First Lien Credit Agreement. In addition, on July 15, 2014, the First Lien Agent notified the Debtors that effective July 1, 2014, the Debtors’ borrowing base, which was $47.5 million at that time, would be reduced by $2.5 million and would be further reduced by $2.5 million each month until October 2014, resulting in a borrowing base of $37.5 million. The reduction in the borrowing base under the First Lien Credit Facility significantly restricted the Debtors’ liquidity.

To address the Debtors’ liquidity constraints and obtain additional working capital to further develop their oil and gas properties, the Debtors engaged in numerous exploratory discussions with independent exploration and production companies regarding potential joint ventures or other strategic transactions. Prior to the Petition Date, the Debtors contacted a total of forty-five (45) prospective strategic and financial buyers. Thirty (30) of the companies declined to consider an acquisition of or merger with the Debtors. Fifteen (15) of the companies expressed an interest in considering an acquisition and proceeded with non-disclosure/standstill agreements, one of which was Eos.

From May through July 2014, the Debtors received seven (7) indications of interest from potential buyers, including a non-binding indication of interest from Eos for the purchase of all of the Debtors’ outstanding shares of stock, with an estimation of the Debtors’ enterprise value at $140 million. After careful review of the indications of interest, the Debtors’ board of directors authorized the continued discussion and negotiation with Eos and one other prospective buyer in an effort to enter into a definitive agreement in connection with a merger transaction. As discussions continued, Eos lowered its offer price based on the Debtors’ enterprise value. The other interested party continued its due diligence review, but did not provide a formal offer.

On September 17, 2014, Dune Energy, Eos, and Eos Sub entered into a merger agreement (the “Merger Agreement”). The Merger Agreement provided for Eos Sub to commence a cash tender offer for all of the issued and outstanding shares of the Company’s common stock for $0.30 per share payable to the holder in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 2014 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and any amendments or supplements from time to time thereto, constitute the “Offer”). In addition to the Offer Price, Eos agreed to provide Dune Energy with sufficient funds to pay in full and discharge all of Dune Energy’s outstanding indebtedness and assume liability for all of Dune Energy’s trade debt, as well as fees and expenses related to the Merger Agreement and the transactions contemplated therein. The Offer Price was based on an implied enterprise value of $135.9 million.

The Debtors also pursued alternative sources of financing to address their liquidity constraints. During the third quarter of 2014, the Debtors had executed non-disclosure agreements with five (5) potential financing sources and received four (4) term sheets from potential lenders for a new first lien debt facility that could replace the First Lien Credit Facility. In spite of this initial interest from potential financing sources, the Debtors’ negotiations with the potential financing sources proved unsuccessful.

During the third quarter of 2014, the Debtors also engaged in discussions with the First Lien Agent regarding the reduction of the borrowing base and the default that occurred in the second quarter of 2014. The Debtors also informed the First Lien Agent that they would be unable to comply with certain covenant ratios in the First Lien Credit Agreement for the third quarter of 2014. The First Lien Agent indicated a willingness to grant the Debtors a forbearance under the First Lien Credit Facility if the Debtors entered into a strategic transaction.

Following Dune Energy’s entry into the Merger Agreement with Eos, Dune Energy entered into the Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement (the “First Forbearance Agreement”) with the First Lien Agent and the First Lien Lenders. Under the First Forbearance Agreement, the First Lien Agent and First Lien Lenders agreed to a limited forbearance from exercising their rights and remedies with respect to the defaults under the First Lien Credit Agreement until December 31, 2014, unless earlier terminated in accordance with the terms of the First Forbearance Agreement. The First Lien Agent and First Lien Lenders also agreed to forego the October 1 reduction to the borrowing base and agreed to maintain the Debtors’ borrowing base at $40,000,000 until the next scheduled redetermination period.

Following entry into the Merger Agreement, Eos commenced the Offer on October 9, 2014. On November 5, 2014, Eos informed Dune Energy that Eos Sub would not be able to complete the financing and consequently, would not be prepared to consummate the Offer, by the original expiration date of 12:00 midnight, New York City time, on November 6, 2014. Dune Energy, Eos, and Eos Sub then entered into a series of amendments to the Merger Agreement to extend the Offer to allow Eos Sub to complete the financing in order to fund the Offer and merger.

On December 16, 2014, Eos informed Dune Energy that it could not complete the merger and Offer on the terms originally set forth in the Merger Agreement due to the recent severe decline in the price of oil. Due to such decline, Eos’ potential sources of financing for the merger and Offer were withdrawn. On December 22, 2014, Dune Energy, Eos, and Eos Sub agreed to extend the Offer’s expiration date to January 15, 2015 and the “End Date” set forth in the Merger Agreement to January 31, 2015 to allow the parties additional time to negotiate revised terms.

In light of ongoing negotiations related to the Merger Agreement, on January 2, 2015, Dune Energy, the First Lien Agent, and the First Lien Lenders entered into the Amended and Restated Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated effective as of December 31, 2014 (the “Second Forbearance Agreement”). Under the terms of the Second Forbearance Agreement, the First Lien Agent and the First Lien Lenders agreed to extend the limited forbearance until January 31, 2015, unless earlier terminated in accordance with the terms of the Second Forbearance Agreement. In addition, the First Lien Agent and the First Lien Lenders agreed to maintain the Debtors’ borrowing base at $40,000,000 during the forbearance period. The Debtors agreed to begin making monthly, rather than quarterly, interest payments to the First Lien Agent. The Second Forbearance Agreement also provided that all commitments of the First Lien Lenders under the First Lien Credit Agreement would terminate on January 31, 2015 without further notice.

During January 2015, the Debtors continued to negotiate the revised terms of the Merger Agreement. Dune Energy, Eos, and Eos Sub entered into additional amendments to the Merger Agreement during this time to facilitate further negotiations. In addition, on January 30, 2015, the Debtors, the First Lien Agent, and the First Lien Lenders entered into the Second Amended and Restated Forbearance Agreement dated effective as of January 31, 2015 (the “Third Forbearance Agreement”). Under the terms of the Third Forbearance Agreement, the First Lien Agent and First Lien Lenders agreed to further extend the limited forbearance. The forbearance period under the Third Forbearance Agreement terminated on February 25, 2015.

Despite numerous extensions of the expiration of the Offer, Eos was unable to complete the financing and consummate the proposed transaction with the Debtors. Facing a liquidity crisis in February 2015, the Debtors were unable to agree to any further extensions of the Offer. On March 4, 2015, the Merger Agreement was terminated.

D.	Prepetition DIP Financing Negotiations, Restructuring Initiatives and Sale Efforts

Although the Debtors continued to negotiate revised terms of the merger with Eos before the termination of the Merger Agreement, the Debtors also recognized the need to prepare for a restructuring of their affairs in the event the merger was unable to be consummated. The Debtors engaged in constructive discussions with their prepetition secured creditors and attempted to identify potential sources of debtor in possession (i.e. DIP) financing. The Debtors hired Deloitte Transactions and Business Analytics LLP (“Deloitte”) to serve as their financial advisors and assist with analyzing restructuring alternatives.

Prior to the Petition Date, the Debtors and Deloitte began a search for potential sources of DIP financing. Naturally, the Debtors asked the First Lien Agent whether the First Lien Lenders would be willing to extend DIP financing in the Bankruptcy Cases. As part of the DIP financing discussions, the Debtors also asked the First Lien Agent whether the First Lien Lenders would agree to allow a priming DIP loan provided by a third party lender. The First Lien Agent advised the Debtors that the First Lien Lenders would not consent to a priming DIP facility. Under the Intercreditor Agreement, the Second Lien Note Holders were not permitted to provide a DIP loan that primed the First Lien Lenders or to which the First Lien Lenders did not otherwise agree.

In addition to their negotiations with the First Lien Agent, the Debtors and Deloitte sought to obtain DIP financing from other sources, and in doing so, the Debtors gauged whether parties would be willing to provide postpetition financing on a non-superpriority, unsecured, or non-priming basis. Despite their best efforts, the Debtors were unable to procure DIP financing term sheets from third parties.

Due to the lack of any offers from third parties for potential financing, the Debtors negotiated with the First Lien Lenders for DIP financing. These negotiations, which were extensive and at arm’s length, culminated in the DIP Facility, the proceeds of which were sufficient to finance the Bankruptcy Cases until July 16, 2015, (a) for working capital and general corporate purposes of the Debtors and (b) to pay fees and expenses related to the DIP Facility and the Bankruptcy Cases.

Notably, the terms of the DIP Facility required the Debtors to complete a sale of their assets in accordance with certain milestones. To seek to maximize the value of their estates, and in compliance with the milestones under the proposed DIP Facility, on the Petition Date, the Debtors filed a motion seeking authority to conduct an auction process by which the Debtors solicited offers and ultimately sought approval to sell substantially all of their assets to the bidder with the highest and best offer.

As part of their restructuring initiatives, the Debtors recognized that a sale of their assets in the context of the Bankruptcy Cases would maximize the value of their assets and would likely be required by the terms of a DIP financing facility. In the weeks leading up to the filing of the Bankruptcy Cases, the Debtors contacted the seven (7) parties who had previously indicated an interest in purchasing Dune Energy or its assets to determine whether any of those parties would be willing to serve as a stalking horse in an auction process in the event of a bankruptcy filing. None of those parties was willing to agree to serve as a stalking horse bidder to acquire the Debtors’ Assets in the available timeframe.

The Debtors and their advisors considered a variety of potential transactions, including refinance and sale options. Based on all of the factors described herein, the Debtors determined that it was in the best interests of their creditors to commence the Bankruptcy Cases and effectuate a sale of their assets. The Debtors also determined that the DIP Facility presented the only viable mechanism for providing the liquidity that the Debtors required to continue their operations during the Chapter 11 Cases. In addition, the Debtors determined that a prompt and transparent sale of the Assets in which all interested buyers are encouraged to participate was the best way to maximize value for their Estates under the circumstances.

ARTICLE V.

DEBTOR’S ASSETS AND LIABILITIES

A.	Prepetition Financing Arrangements

On December 22, 2011, Dune Energy, as borrower, Bank of Montreal (“BMO”), as the First Lien Agent, and the First Lien Lenders entered into First Lien Credit Agreement, pursuant to which the First Lien Credit Facility was made available to Dune Energy. As of September 30, 2014, the principal amount of approximately $37 million in borrowings and $2 million of letters of credit were outstanding under the First Lien Credit Facility.

In connection with the First Lien Credit Agreement, the Debtors entered into the First Lien Guarantee and Collateral Agreement and the First Lien Mortgage and Security Agreement. To secure the obligations under the First Lien Credit Agreement, the Debtors granted first priority liens and security interests on substantially all of the Debtors’ assets as described in the First Lien Credit Facility Documents (i.e., the Prepetition Collateral).

Dune Energy and U.S. Bank National Association (“U.S. Bank”), as the Second Lien Trustee on behalf of the Second Lien Noteholders, are party to the Second Lien Indenture, pursuant to which Dune Energy issued the Second Lien Notes in the amount of $49,503,991. As of September 30, 2014, the principal amount of approximately $67.8 million was outstanding under the Second Lien Notes.

In connection with the Second Lien Indenture, the Debtors entered into that Second Lien Collateral Agreement and the Second Lien Mortgage and Security Agreement, pursuant to which the Debtors granted second priority liens and security interests on substantially all of the Prepetition Collateral. Pursuant to the Intercreditor Agreement, by and among the Debtors, BMO in its capacity as First Lien Agent and U.S. Bank in its capacity as Second Lien Trustee, among other things, the Second Liens are junior and subordinate to the First Liens.

As of the Petition Date, Dune Energy’s common stock was traded under the symbol “DUNR” on the OTCQB tier of the OTC Markets Group. As of May 9, 2014, the following Second Lien Note Holders owned more than five percent (5%) of the outstanding shares of Dune Energy’s common stock:

Name of Beneficial Owner	Percent of Class
West Face Long Term Opportunities Global Master L.P.	14.9%
BlueMountain	20.6%
Zell Credit Opportunities Side Fund, L.P.	6.3%
Whitebox	5.0%
TPG Funds	13.1%
Strategic Value Special Situation Fund, L.P.	24.5%
Highbridge International, LLC	5.0%

In addition, as of May 9, 2014, the Officers and Directors of Dune Energy also owned approximately 2.8% of the outstanding shares of common stock.

B.	Schedules of Assets and Liabilities

Pursuant to Bankruptcy Code section 541 and Bankruptcy Rule 1007, a debtor seeking relief under the Bankruptcy Code must file schedules of assets and liabilities and statement of financial affairs. Accordingly, on April 7, 2015, the Debtors filed the Schedules of Assets and Liabilities, reflecting the assets and liabilities of the Debtors as of February 28, 2015 (Docket Nos. 152, 153 and 154). Copies of the Debtors’ Schedules of Assets and Liabilities are available on the website for the Bankruptcy Cases at http://cases.primeclerk.com/duneenergy/.

1.	Assets

As described previously, the majority of the Debtors’ assets are comprised of their interests in their oil and gas properties, held by Dune Properties, and their equipment facilitating the oil and gas operations conducted by Dune Operating. In particular, the Debtors scheduled real property on Schedule A and personal property on Schedule B as follows:

	Schedule A Real Property	Schedule B Personal Property
Dune Energy	$0.00	$263,337,172.78
Dune Operating	$0.00	$230,271,983.81
Dune Properties	Unknown	$190,656,871.85

Dune Properties’ Schedule A included the Debtors’ oil and gas properties, which were scheduled with an unknown value due to significant fluctuations in the price of oil. The majority of the personal property amounts are represented by intercompany claims.

(a)	Office Lease and Office Equipment

The Debtors lease corporate office space for their offices located on the 23rd floor of Two Shell Plaza in downtown Houston, Texas pursuant to a lease agreement with Busycon Properties LLC. The Debtors also have certain office equipment and furnishings in their corporate offices that had a book value of $154,861.56 as of February 28, 2015.

(b)	Boats and Vehicles

On the Petition Date, the Debtors had several automobiles, trucks, trailers, boats and other vehicles and vehicle accessories with a book value of $163,141.20 as of February 28, 2015.

(c)	Bank Accounts and Deposits

On the Petition Date, the Debtors maintained several bank accounts at BBVA Compass Bank. After the Petition Date, the Debtors closed all of their bank accounts at BBVA Compass Bank and opened new debtor-in-possession bank accounts with Bank of Montreal. As of the Petition Date, the cumulative balance of the Debtors’ bank accounts was $188,545.99. The Debtors also had security deposits with certain vendors totaling $7,051.36.

The Debtors also maintained escrow accounts to collateralize certain of their bonding obligations related to their oil and gas operations. As of the Petition Date, the cumulative balance of the Debtors’ escrow accounts was $2,254,125.05.

(d)	Insurance Policies

The Debtors maintain a number of insurance policies, including, among other things, commercial general liability insurance, excess liability insurance, hull and machinery insurance, vessel pollution insurance, energy package insurance, maritime employer’s liability insurance, workers compensation insurance, and personal property insurance.

In addition, the Debtors maintain the D&O Policies with appropriate coverage limits for a company the size of the Debtors. The initial policy period under the D&O Policies expired on June 15, 2015. The Debtors extended the initial policy period for the first $10 million in coverage under the D&O Policies until August 25, 2015. The Debtors also purchased a two-year run-off policy for directors’ and officers’ liability with up to $10 million in coverage, which will cover the period August 25, 2015 to August 25, 2017.

On June 12, 2015, the Committee, authorized by the Court to assert and pursue claims against Debtors’ officers and directors on behalf of the Debtors’ estates, made a $50 million demand to certain present and former directors and officers of the Debtors for damages based on breaches of fiduciary duty. The demand letter was forwarded to the Debtors’ D&O insurance carriers on the same day.

(e)	Accounts Receivable

The Debtors scheduled accounts receivable in the aggregate amount of $134,380.39 as of the Petition Date. The Debtors also scheduled certain intercompany claims as accounts receivable. In particular, Dune Energy’s Schedule B-16 reflected an intercompany receivable from Dune Operating in the amount of $247,496,286.87 and an intercompany receivable from Dune Properties in the amount of $9,464,138.20. Dune Operating’s Schedule B-16 reflected an intercompany receivable from Dune Properties in the amount of $227,391,824.14.

(f)	Other Personal Property

The Debtors scheduled certain other miscellaneous items of personal property, including an overpayment of ad valorem taxes to Plaquemines Parish, Louisiana in the amount of $76,435.00, an overpayment of a royalty in the amount of $3,042.10, and prepaid insurance in the amount of $2,205,179.47. The Debtors also scheduled deferred financing costs, net of amortization or restructuring costs, in the amount of $866,737.71. The Debtors also hold a claim against Eos for breach of the Merger Agreement in the amount of $5.5 million.

2.	Liabilities

The Debtors also scheduled certain liabilities consisting of the following:

	Schedule D Secured Claims	Schedule E Unsecured Priority Claims	Schedule F Unsecured Nonpriority Claims
Dune Energy	$107,981,306.07	$0.00	$0.00
Dune Operating	$107,981,306.07	$0.00	$260,129,318.28
Dune Properties	$107,981,306.07	$790,802.49	$236,855,962.34

(a)	Secured Claims

The vast majority of the total scheduled Secured Claims represents the approximate $40 million liability arising under the First Lien Loan Documents and the approximate $68 million liability arising under the Second Lien Loan Documents. The remaining Secured Claims include contingent claims in unknown amounts related to the surety bonds posted in connection with the Debtors’ oil and gas operations.

(b)	Unsecured Priority Claims

The Debtors scheduled unsecured priority claims in the amount of $790,802.49 for unsecured tax claims of various governmental units related to real and personal property taxes and severance taxes on the Debtors’ oil and gas production. Although the Debtors scheduled a total of $790,802.49 in claims, the Debtors scheduled the amount of such claims entitled to priority as unknown.

(c)	General Unsecured Claims

Of the General Unsecured Claims scheduled by Dune Properties, approximately $9.4 million related to an intercompany payable owed to Dune Energy and approximately $227 million related to an intercompany payable owed to Dune Operating. Of the General Unsecured Claims scheduled by Dune Operating, approximately $247 million related to an intercompany payable owed to Dune Energy. Dune Energy did not schedule any intercompany payables owed to either Dune Operating or Dune Properties. The intercompany claims among the Debtors are being disallowed under the Plan.

The remaining scheduled General Unsecured Claims represent an approximate aggregate amount of $23 million plus certain unknown amounts and are generally divided into five categories: (i) Claims based upon goods provided or services performed for the benefit of the Debtors; (ii) Claims in favor of holders of royalty interests, overriding royalty interests, and working interests in the Debtors’ oil and gas properties; (iii) Claims based upon the contractual rights of a Creditor; and (v) Claims based upon prepetition ongoing or potential litigation. Most Claims in favor of holders of royalty interests, overriding royalty interests, and working interests in the Debtors’ oil and gas properties were scheduled as contingent.

C.	Summary of Proofs of Claim

The General Bar Date for filing proofs of claim in the Bankruptcy Cases was June 5, 2015. A summary of the claims filed against the Debtors on or before the General Bar Date is set forth below:

Type of Claim	Approximate Total Amount
Administrative	$0.1 million
Priority Unsecured	$2.0 million
Secured	$360.1 million
Unsecured	$43.4 million

Many creditors filed Claims against all three Debtors, thereby inflating the total amount of the Claims in the table above. The Debtors, in consultation with their advisors, have done a preliminary review and reconciliation of the filed proofs of claim. For a more complete discussion of this reconciliation, see Article IX.A herein.

ARTICLE VI.

LEGAL PROCEEDINGS

The following is a summary of material litigation involving the Debtors that existed as of the Petition Date, including potential claims and causes of action that arose as a result of the filing of the Bankruptcy Cases.

A.	Garden Island Bay Intermittent Release

Dune Properties, as successor to Goldking Operating Company, has been named a responsible party by the United States Coast Guard (“USCG”) for an intermittent release of oil into inland waters that occurred in the Garden Island Bay Field in Louisiana following the impact of Hurricane Katrina in 2005. The Debtors participated in discussions with the USCG concerning possible remediation of the site as an alternative to federalization. Any obligations the Debtors may have had to remediate the site were assumed by Trimont in connection with the Trimont Sale.

B.	D&D Cajun Ventures, LLC, et al. v. Atlantic Richfield Company, et al.

Plaintiffs filed suit against Dune Energy and Dune Properties on October 12, 2007 to seek an unspecified amount of money damages “equal to the cost to conduct a comprehensive and expedited environmental assessment of all present and yet unidentified pollution and contamination of the property” and for “continuous and ongoing migration of . . . oilfield waste . .. . causing new and ever increasing damage . . .” to their property. Plaintiffs also seek remediation costs and exemplary damages in unspecified amounts. The property relevant to plaintiffs’ environmental claims is located in Sections 28, 29, 30, 31, 32, 33, 20, and 17 of Township 14 South, Range 4 East; in Sections 36, 35, 89, 25, and 88 of Township 14 South, Range 3 East; and in Section 37, Township 15 South, Range 3 East, Vermillion Parish, Louisiana. Finally, plaintiffs further seek an undisclosed amount of unpaid royalties. The Debtors dispute the claims alleged. This lawsuit has been stayed as against the Debtors as a result of the filing of the Bankruptcy Cases.

C.	Emerald Land Corporation v. Dune Properties, Inc.

A lessor on certain of the Debtors’ oil and gas leases in the Bateman Lake field filed suit in the 16th Judicial District Court for the Parish of St. Mary, Louisiana, seeking a judgment declaring that the leases have terminated and for alleged damages sustained by the plaintiff as a result of the Debtors’ refusal to release the leases in accordance with the provisions of La. R.S. 31:122. The Debtors dispute plaintiff’s claim that the leases at issue have terminated and, to the contrary, assert that the leases have been maintained and remain in full force and effect. This lawsuit has been stayed as a result of the filing of the Bankruptcy Cases. This litigation concerns interests in the Bateman Lake field, which was sold as part of the Trimont Sale.

D.	Collins, et al. v. Atinum Operating Inc., et al.

Certain parties claiming to own royalty interests in different producing wells located in Vermillion Parish filed suit against Dune Properties in the 15th Judicial District Court for the Parish of Vermillion, Louisiana, seeking a judgment for loss of royalties and interest thereon, attorney’s fees and all general and equitable relief. The Debtors dispute the claims alleged. On July 16, 2015, the court dismissed the claims against Dune Properties without prejudice.

E.	Broussard, et al. v. Martin Operating Partnership, LP, et al.

Certain parties owning interests in the 9200’ Massive SUE LOPT, Well No. 10 filed suit against Dune Energy and others in the 15th Judicial District Court for the Parish of Vermillion, Louisiana, alleging civil trespass and conversion for operations after an alleged breach of lease arising from the Debtors’ predecessors’ alleged fraudulent misrepresentations concerning production levels in the Live Oak Unit. Alternatively, in the event the lease was not breached, the plaintiffs contended that the Debtors owed them royalties. Plaintiffs sought an unspecified amount of money damages for their proportionate share of production proceeds generated, lost leasing opportunities, lost royalties, attorneys’ fees, expert witness fees, and damages from the Debtors and the other defendants for trespass and negligence in operation of the well. The Debtors dispute the claims alleged. This lawsuit has been stayed as against the Debtors as a result of the filing of the Bankruptcy Cases.

F.	Casey, et al. v. Atinum Operating, Inc., et al.

Certain property owners filed suit against Dune Properties and others in the 15th Judicial District Court for the Parish of Acadia, Louisiana, seeking damages for alleged contamination arising from oil and gas exploration and production activities on the plaintiffs’ property located in Rayne Field in Acadia Parish, Louisiana, in Section 47, Township 9 South, Range 2 East. Plaintiffs seek a variety of damages, a comprehensive and expedited environmental assessment of pollution and contamination of the property, remediation, loss of use, loss of profits, attorneys’ fees and expenses. The Debtors dispute the claims alleged. This lawsuit has been stayed as a result of the filing of the Bankruptcy Cases.

G.	Parish of Plaquemines v. Apache Oil Corporation, et al.

The Parish of Plaquemines, Louisiana filed suit against Dune Operating and others in the 25th Judicial District Court for the Parish of Plaquemines, Louisiana, alleging that the defendants’ oil and gas exploration, production, and transportation operations associated with various properties within Plaquemines Parish and Jefferson Parish, Louisiana were conducted in violation of coastal zone management laws and that these activities caused substantial damage to land and water bodies located within the Louisiana Coastal Zone (as defined by the Coastal Zone Management Act of 1978, L.R.S. 214.21 et seq.) in violation of applicable Louisiana state laws and regulations. The plaintiffs in this suit are seeking (1) unspecified damages for the alleged violations and (2) restoration of certain properties to their original condition. The Debtors dispute the claims alleged. This lawsuit has been stayed as a result of the filing of the Bankruptcy Cases.

H.	State of Louisiana ex rel. St. Mary Parish School Board v. Dune Energy, Inc., et al.

The St. Mary Parish School Board (the “School Board”) filed suit against Dune Energy, Dune Operating, and others in the 16th Judicial District Court for the Parish of St. Mary, Louisiana, alleging that a certain surface lease covering School Board lands has expired, but that the Debtors have continued operating on the School Board’s property despite the expiration of the surface lease. The School Board has alleged that the Debtors are trespassing, and are responsible for damages, including punitive damages, costs and attorney’s fees. The School Board has requested cancellation of the underlying mineral lease and disgorgement of all revenues obtained by the Debtors, and has requested the Debtors be evicted from the property and held in breach of the underlying mineral lease. The School Board has also claimed that the Debtors are responsible for alleged environmental contamination to the property. The School Board claims that the Debtors are using the School Board’s property disproportionately in comparison to other lessors, and as a result, the School Board claims entitlement to “an equitable adjustment in and/or to the underlying mineral lease.” The Debtors dispute the claims alleged. This lawsuit has been stayed as a result of the filing of the Bankruptcy Cases. This litigation concerns interests in the Bateman Lake field, which was sold as part of the Trimont Sale.

I.	Bridges v. Dune Operating Company

The State of Louisiana filed suit against Dune Operating in the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana, seeking unspecified amounts of Louisiana severance tax allegedly underpaid on oil/condensate produced by the Debtors from certain fields located within the State of Louisiana during the periods January 1, 2007 through December 31, 2010. The suit alleges that the Debtors underreported their gross receipts and the value of the crude oil and improperly claimed a transportation deduction in computing its Louisiana severance tax liability. The Debtors dispute the claims alleged. This lawsuit has been stayed as a result of the filing of the Bankruptcy Cases.

J.	Daigle v. Texaco, Inc., et al.

An individual filed suit against the Debtors and others in the 16th Judicial District Court for the Parish of St. Mary, Louisiana, alleging personal injuries sustained on or about July 10, 2008 when he was traveling in a fishing boat that struck a submerged metal sign in Bateman Lake in St. Mary Parish, Louisiana. The Debtors dispute the claims alleged. This lawsuit has been stayed as against the Debtors as a result of the filing of the Bankruptcy Cases.

K.	D&O Rights of Action

On June 4, 2015, the Committee sent the Debtors a Notice of Claims Against Directors and Officers and Monetary Demand for Damages in an Amount Not Less Than $50 Million (USD) (the “Committee Demand”). In the Committee Demand, the Committee alleged claims against the Debtors’ officers and directors “arising from acts and omissions of, or attributable to, the Directors and Officers in the course of their service to the Debtors.” The Committee alleged that the Debtors’ officers and directors “breached their duty of care numerous times by failing to act in good faith, failing to undertake reasonable and necessary due diligence, failing to act on an informed basis in the discharge of their duties, and making numerous imprudent decisions concerning the business affairs of the Debtors.” The Committee also alleged that the Debtors’ officers and directors “breached their duty of loyalty to the Debtors by, among other things, acting in their own self-interest or in the interest of related parties as opposed to the interest of the company, and, as a result thereof, often failed to act in the best interests of the company.” The Committee demanded payment of damages in an amount not less than $50 million. On June 5, 2015, the Debtors transmitted the Committee Demand Letter to their D&O insurance carriers in order to provide notice of the claims asserted by the Committee.

On June 8, 2015, the Committee filed the Committee’s Emergency Motion for Authority to Bring Causes of Action on Behalf of Estate (the “Standing Motion”) (Docket No. 260), in which the Committee sought authority from the Court to pursue causes of action against the Debtors’ officers and directors on behalf of the Debtors’ bankruptcy estates. On June 12, 2015, the Bankruptcy Court entered an order granting the Standing Motion and authorizing the Committee to bring claims against the insiders of the Debtors, including former and current directors and/or officers, on behalf of the Estates, nunc pro tunc to June 4, 2015.

L.	Eos Merger Termination Fee

As described above, prior to the Petition Date, Eos failed to close the tender offer and consummate the merger with Dune Energy, and on March 4, 2015, the Merger Agreement was terminated. As a result, Eos is obligated to Dune Energy for approximately $5.5 million (the “Merger Termination Fee”) for their failure to perform under the Merger Agreement. On March 4, 2015, Dune Energy made a demand on Eos for the Merger Termination Fee. Eos disputes that it has any liability for the Merger Termination Fee.

M.	Well Blowout Litigation

On July 28, 2013, a well operated by Manti Exploration Operating, LLC in which Dune Properties owns a 20% working interest experienced an underground blowout as a result of the failure of the well’s casing. The casing was designed, manufactured, and marketed by U.S. Steel Corporation and United States Steel Tubular Products, Inc. (collectively, “U.S. Steel”). On May 14, 2015, the operator of the well, the working interest owners, and the insurers on the policy covering the well filed suit against U.S. Steel in the 17th Judicial District Court for the Parish of Lafourche, Louisiana for damages sustained as a result of the casing failure. The damages include the cost to control the well, the cost of equipment lost in the well, costs to redrill the well, costs due to production delay and lost hydrocarbons, and diminution of value of the well. To the extent the plaintiffs prevail in their suit against U.S. Steel, the Debtors’ Estates could recover certain amounts for damages in proportion to Dune Properties’ working interest in the well.

N.	Recovery on Preference Actions and Other Avoidance Actions

During the ninety (90) days immediately preceding the Petition Date, while presumed insolvent, the Debtors made various payments and other transfers to creditors on account of antecedent debts. Some of those payments may be subject to avoidance and recovery as preferential and/or fraudulent transfers pursuant to Bankruptcy Code sections 329, 544, 545, 547, 548, 549, 550, and 553(b).

The Plan Trust will hold all Rights of Action, including Avoidance Actions and Preference Actions, that the Debtors had (or had power to assert) immediately prior to confirmation of the Plan. The Plan Trustee may commence or continue, in any appropriate court or tribunal, any suit or other proceeding for the enforcement of Avoidance Actions.

The Debtors’ Statements of Financial Affairs identify the parties who received payments and transfers from the Debtors, which payments and transfers may be avoidable under the Bankruptcy Code. Moreover, the Debtors continue to investigate Rights of Action they may have against third parties. While the Debtors have not completed their investigation of potential objections to Claims and recoveries on Rights of Action, the Debtors are able to provide an estimate of amounts that could be recovered on Preference Actions (the “Preference Recoveries”), as discussed more fully below.

OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE 8 OF THE PLAN, THE PLAN DOES NOT, AND IS NOT INTENDED TO, RELEASE ANY RIGHTS OF ACTION, AVOIDANCE ACTIONS, OR OBJECTIONS TO PROOFS OF CLAIM. ALL SUCH RIGHTS ARE SPECIFICALLY PRESERVED, UNLESS SPECIFICALLY RELEASED UNDER THE PLAN.

An analysis of potential Preference Recoveries follows:

Preference Analysis

	Estimates (Dollars in Thousands)
	Gross Payments	Low	Mid	High
Payments Made 90 days prior to Filing, per SOFA Schedule 3(b) (Note 1)	$10,746

Adjustments (Note 2):
Payments to Vendors for $5,000 or Less	(238)
Payments Not On Account of Antecedent Debt	(514)
Professional Fees	(2,391)
Payments to First Lien Agent and Second Lien Trustee	(1,219)
Tax Payments	(795)

	$5,590	$5,590	$5,590	$5,590

Potential Cash Collections (Note 3):		$838	$2,096	$3,270

Estimated Costs (Note 4):		$252	$629	$981

Available Cash (Note 5)		$587	$1,467	$2,289

THE ABOVE ANALYSIS AND THE CORRESPONDING EXPLANATION ARE BASED ON CERTAIN ASSUMPTIONS AND ESTIMATES AND MAY NOT ACCURATELY REFLECT ACTUAL EVENTS.

The above analysis indicates that after all costs and expenses incurred in prosecuting the Preference Actions, the Preference Recoveries, net of defenses and costs, could be between approximately $587,000 and $2.289 million.

The above analysis is for illustrative purposes only. Actual recoveries may be materially different than the estimated recoveries listed above. The foregoing analysis is not intended, and should not be construed, to be any indication of the merits of any of the Preference Actions or any defenses thereto.

Note 1: The analysis begins with the gross potential preference payments made within ninety (90) days prior to the Petition Date (the “Potential Preference Payments”) as reflected in Schedule 3(b) of the Debtors’ Statements of Financial Affairs. From this starting point of approximately $10.75 million, certain adjustments and deductions totaling approximately $5.15 million are made. These adjustments are described in Note 2 below.

Note 2: The Debtors estimate that approximately $238,000 in Potential Preference Payments were made to vendors who received $5,000 or less. The Debtors estimate that the cost of recovering such payments would be greater than the actual recovery. Therefore, Potential Preference Payments of $5,000 or less are not considered in the analysis. In addition, the Debtors estimate that approximately $518,000 of the payments were not on account of an antecedent debt. Recovery of these payments is not considered in the analysis. Approximately $2.4 million of the Potential Preference Payments were in payment of professional fees incurred in preparation for the filing of the Bankruptcy Cases and are not considered in this analysis. Payments made to the First Lien Agent and the Second Lien Trustee under the Prepetition Loan Documents are also not included in this analysis because such payments did not entitle the First Lien Agent or the Second Lien Trustee to receive more than they would have received if the Bankruptcy Cases had been Chapter 7 cases and such payments had not been made. Finally, payments to Governmental Units for taxes and trust funds are also not included in the analysis because such obligations are likely priority claims and would have to be paid under any chapter 11 plan. In total, the Debtors have reduced its estimate of total recoveries by approximately $5.15 million to account for the adjustments noted above.

Note 3: After taking the likelihood of collection into account, the Debtors estimate that there is a remaining potential recovery of between approximately $838,000 and $3.3 million.

Note 4: The Debtors estimate that there will be costs and expenses of pursuing the Preference Actions. These costs may include a Contingency Fee for the Plan Trust’s counsel as contemplated by the Plan Trust Agreement. For purposes of this analysis, the Debtors have assumed that the Contingency Fee will be 30% of gross recoveries after application of defenses. Pursuant to the Plan Trust Agreement, the Plan Trustee will also be compensated for its services, and such compensation may be a percentage of gross recoveries. This analysis does not include any deduction for compensation for the Plan Trustee.

Note 5: After taking the costs of recovery into consideration, the Debtors estimate that the Preference Actions could yield between approximately $587,000 and $2.3 million of Available Cash.

O.	Other Claims and Causes of Action Belonging to the Debtors’ Estates

Creditors and other parties in interest should understand that certain legal rights, claims and causes of action the Debtors may have against them, if any exist, are retained under the Plan for prosecution by the Plan Trustee, unless expressly released under the Plan, for the benefit of the Plan Trust as more fully discussed in Article XI herein. As such, Creditors and other parties in interest are cautioned not to rely on (i) the absence of the listing of any legal right, claim or cause of action against a particular Creditor or other party in interest in the Disclosure Statement, Plan, Schedules of Assets and Liabilities, or Statement of Financial Affairs; or (ii) the absence of litigation or demand prior to the Effective Date as any indication that the Debtors or the Plan Trustee do not possess or do not intend to prosecute a particular legal right, claim or cause of action if a particular Creditor or other party in interest votes to accept the Plan. It is the expressed intention of the Plan to preserve Avoidance Actions, D&O Claims, Rights of Action, and other causes of action whether now known or unknown.

ARTICLE VII.

POST-BANKRUPTCY CASE ADMINISTRATION

A.	First and Second Day Motions

On or shortly after the Petition Date, the Debtors filed a number of motions to administer the Bankruptcy Cases in a timely and efficient manner. Pursuant to those motions, the Bankruptcy Court entered orders that, among other things:

•	Permitted the joint administration of the Bankruptcy Cases;

•	Prohibited utility companies from altering or discontinuing service on account of prepetition invoices;

•	Authorized maintenance of existing corporate bank accounts and cash management system;

•	Authorized the Debtors to continue their insurance policies and bond obligations;

•	Authorized the Debtors to pay certain prepetition royalty obligations;

•	Designated the Bankruptcy Cases as complex chapter 11 cases;

•	Established procedures for payment of estate professionals;

•	Authorized the Debtors to employ professionals used in the ordinary course of business;

•	Authorized the Debtors to employ Haynes and Boone, LLP (counsel), Parkman Whaling LLC (investment banker), Donald R. Martin (CRO), and Prime Clerk LLC (claims and noticing agent);

•	Authorized the payment of certain prepetition accrued wages, salaries, medical benefits, and reimbursable employee expenses;

•	Authorized the Debtors to enter into the DIP Facility and borrow up to $10 million; and

•	Extended the time within which the Debtors were required to file the Schedules of Assets and Liabilities and Statements of Financial Affairs.

B.	Meeting of Creditors

The meeting of creditors required under Bankruptcy Code section 341 was held on April 14, 2015.

C.	Official Committee of Unsecured Creditors

On March 20, 2015 the United States Trustee appointed an official committee of unsecured creditors (i.e., the Committee) in the Bankruptcy Cases pursuant to Bankruptcy Code section 1102. The Committee is composed of the following parties:

Chair:

Paul McKim

Cory Clements

Tommy Jahncke

CRESCENT ENERGY SERVICES

1304 Engineers Rd.

Belle Chasse, LA 70037

504-433-4188

504-433-4159 (fax)

pmckim@crescentes.com

tjahncke@crescentes.com

cclements@crescentes.com

ZEDI US, INC.

Attn: Robert Gordon

1855 94th St. NW

Edmonton, AB

Canada TGN1E6

780-701-3001 (fax)

Bob.gordon@zedi.ca

ISLAND OPERATING COMPANY, INC.

Attn: Kimberly Falgout

770 S. Post Oak Ln., Ste. 400

Houston, Texas 77056

337-233-9594

337-235-9657 (fax)

kfalgout@islandoperating.com

D.	The DIP Facility and Use of Cash Collateral

In preparing to file the Bankruptcy Cases, the Debtors and BMO, in its capacity as the DIP Agent, and the DIP Lenders, negotiated a Post Petition Superpriority Loan Agreement (the “DIP Credit Agreement”). These negotiations, which were extensive and at arm’s length, culminated in the DIP Facility, which provided the Debtors with a total credit commitment of $10.0 million. The terms of the DIP Facility required the Debtors to complete a sale of their assets in accordance with certain milestones. During the Bankruptcy Cases, the Bankruptcy Court entered the DIP Financing Orders approving the DIP Facility.

Obtaining DIP financing in this case was critical to the Debtors’ continued operations and their efforts in pursuing a sale process for the benefit of creditors, paying certain employee priority claims and progressing towards the filing and implementation of a chapter 11 plan. Specifically, the DIP Facility (a) ensured that the Debtors had access to sufficient working capital to, among other things, pay their employees, vendors, and suppliers, (b) enabled the Debtors to continue honoring their prepetition obligations under and in accordance with other “first-day” orders entered by the Bankruptcy Court, and (c) permitted the satisfaction of administrative expenses incurred in connection with the commencement of, and operation during, the Bankruptcy Cases. The Debtors negotiated and obtained the DIP Facility through negotiations with numerous constituencies – including by granting an adequate protection package to the First Lien Lenders and the Second Lien Noteholders, among others, to compensate the First Lien Lenders and Second Lien Noteholders for any diminution in value of their interests in the Prepetition Collateral during the Bankruptcy Cases — and objecting parties to reach agreement on the DIP Financing Orders.

On July 6, 2015, the Debtors, the DIP Agent, and the DIP Lenders entered into Amendment No. 1 to the DIP Credit Agreement (the “DIP Amendment”) extending the maturity date of the DIP Facility to the earlier of (a) July 24, 2015, (b) the occurrence of an event of default under the DIP Credit Agreement, and (c) the date which is the closing date of the sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code as contemplated in the DIP Credit Agreement.

On July 24, 2015, the DIP Facility matured pursuant to the terms of the DIP Amendment. The Debtors and the First Lien Agent, on behalf of itself and the First Lien Lenders, negotiated the terms of the Debtors’ continued use of the First Lien Lenders’ Cash Collateral. Such negotiations resulted in the Stipulated Consent Order Extending Further Usage of Cash Collateral (the “Cash Collateral Stipulation”), which the Bankruptcy Court entered on July 31, 2015 (Docket No. 416). Pursuant to the Cash Collateral Stipulation, on July 31, 2015, the Debtors repaid the outstanding obligations under the DIP Facility in full. The Debtors are permitted to use the First Lien Lenders’ Cash Collateral pursuant to an approved budget until the earlier of (i) September 18, 2015, and (ii) the effective date of a plan of liquidation.

E.	Committee’s Lien Challenge

On July 15, 2015, the Committee commenced an adversary proceeding against the First Lien Agent and First Lien Lenders, seeking a determination that the First Lien Agent’s and First Lien Lenders’ liens failed to attach or were not properly perfected with respect to certain oil and gas leases and commercial tort claims of the Debtors. The Committee also seeks a determination that the First Lien Agent and the First Lien Lenders are not entitled to any adequate protection lien or claim because there has been no diminution in the value of the First Lien Agent’s and First Lien Lenders’ interests in their collateral as a result of the Debtors’ bankruptcy filing. The First Lien Agent and the First Lien Lenders dispute the claims alleged, and instead contend, among other things, that (i) the Debtors granted to the First Lien Agent, and the First Lien Agent in fact held, as of the Petition Date, valid, perfected first-priority liens on all the Debtors’ oil and gas leases and commercial tort claims (including D&O Claims), (ii) in the event that, despite the Debtors’ grant or purported grant of such liens, any assets were not the subject of valid, perfected first-priority liens of the First Lien Lenders as of the Petition Date, the First Lien Agent and First Lien Lenders nonetheless have a valid superpriority administrative lien and claim with respect to such assets; and (iii) all such assets were also subject to the priming liens of the DIP Agent and DIP Lenders and, to the extent any such assets were sold in the White Marlin Sale or Trimont Sale, the proceeds thereof were used in satisfaction of the DIP Facility obligations.

F.	The Post-Petition Sale Process, The Sale of the Debtors’ Businesses and Assets and Creditor Recovery

As discussed above, as was set in motion by the commencement of the Bankruptcy Cases and as required in connection with the DIP Facility, the Debtors sought to preserve the value of their businesses and maximize recoveries to their creditors by selling substantially all of their assets to a strategic purchaser (i.e., the Sale).

To such end, on the Petition Date, the Debtors filed the Bidding Procedures and Sale Motion by which the Debtors proposed to conduct a sale of all or substantially all of their assets in accordance with certain procedures pursuant to Bankruptcy Code section 363. The Debtors also retained Parkman Whaling LLC (“Parkman”) as their investment banker to assist them with marketing their assets to prospective buyers.

On April 8, 2015, the Court entered the Bidding Procedures Order. The Bidding Procedures Order established a date for the Auction, a date for the hearing to consider approval of the sale of the Debtors’ assets to the prevailing bidder at the Auction (the “Sale Hearing”), and certain deadlines related thereto (collectively, the “Sale Timeline”).

As a result of their ongoing discussions with prospective buyers and other necessary parties, the Debtors extended the bid deadline from 12:00 p.m. (Central Time) on June 5, 2015 to 12:00 p.m. (Central Time) on June 19, 2015 and rescheduled the date of the Auction from 10:00 a.m. (Central Time) on June 9, 2015 to 10:00 a.m. (Central Time) on June 30, 2015.2 On June 9, 2015, the Court entered the Order Continuing Sale Hearing and Extending General Objection Deadline (the “Order Extending Sale Related Deadlines”) (Docket No. 263). In the Order Extending Sale Related Deadlines, the Court set the Sale Hearing for July 9, 2015 at 9:30 a.m. (Central Time) and set the date for filing objections to a proposed sale for July 6, 2015 at 12:00 pm. (Central Time).

On June 30, 2015, beginning at 10 a.m. the Debtors conducted an Auction pursuant to the Bidding Procedures Order at the offices of Debtors’ counsel. Representatives from the following Qualified Bidders were present, (i) White Marlin Oil and Gas Company, LLC (“White Marlin”), Trimont Energy (NOW), LLC (“Trimont”), Wapiti Energy, LLC (“Wapiti”), TROG II, L.L.C. (“Three Rivers”), and Rock Creek Oil, Inc. (“Rock Creek”).

Also present at the Auction were client representatives and counsel for the DIP Lenders, counsel for the Committee, counsel for Enervest Energy, L.P. (“Enervest”) and counsel for Chevron USA, Inc. (“Chevron”).

Trimont submitted a Qualified Bid for all of the oil and gas fields held for sale. White Marlin submitted a bid for substantially all of the oil and gas fields held for sale by excluding the following fields: Live Oak, Bateman Lake, Garden Island Bay, Columbus and Pearsall. Wapiti, Three Rivers and Rock Creek submitted bids for less than a majority of the oil and gas fields held for sale.

[2]	The Bidding Procedures Order authorized the Debtors to extend the Bid Deadline, reschedule the Auction, and extend related deadlines without further Order of the Court.

The Debtors announced at the beginning of the Auction that the Qualified Bids submitted by Trimont and White Marlin would be considered first because both bids were bids to purchase all or substantially all of the Debtors’ assets.

At the Auction, Chevron asserted that it had consent rights to the sale and assignment of the following oil and gas fields: Bateman Lake, Chocolate Bayou, Garden Island Bay and Leeville (the “Enervest Properties”) based on Dune’s acquisition of the Enervest Properties pursuant to that certain Purchase and Sale Agreement by and between Enervest Energy L.P. as seller and Goldking Energy Corporation as buyer effective as July 1, 2005 (the “Enervest PSA”).

In addition, Chevron and Enervest asserted that they could require Qualified Bidders to replace an existing plugging and abandonment bond in the original amount of $20,293,000 (the “P&A Bond”) with respect to the Enervest Properties. The P&A Bond was established pursuant to the Enervest PSA and an escrow agreement dated October 31, 2005 by and among Goldking Energy Corp., Enervest Energy, L.P., Chevron U.S.A. and Wachovia Bank National Association (the “Escrow Agreement”). The P&A Bond was placed into escrow along with cash in the original amount of $2,300,000 (the “Cash Escrow”) in order to fund premiums for the P&A Bond and escrow agent fees.

Since 2005, the P&A Bond has been reduced in accordance with its terms based on plugging and abandonment work to approximately $8,348,610 (the “P&A Bond Balance”). The Cash Escrow amount remains the same at approximately $2,300,000.

At the Auction, negotiations took place among the Debtors, the DIP Lenders, Enervest, Chevron, Trimont, White Marlin and the Committee regarding the consent issues and bonding requirements asserted by Chevron and Enervest. Ultimately, a resolution was reached among all of the parties (except for the Committee) and announced on the record at the Auction based on the following points:

•	Chevron (and to the extent necessary, Enervest) agreed to consent to the transfer of the Enervest Properties and the reissuance of the P&A Bond at the existing P&A Bond Balance as long as all of the Enervest Properties were sold and there was a simultaneous closing of the Enervest Properties and subject to the replacement of the existing P&A Bond and the Cash Escrow as follows:

•	Each of White Marlin and Trimont shall replace the P&A Bond in an amount not less than the P&A Bond Balance with respect to the Enervest Properties acquired with a new bond(s) (the “New Bond(s)”) relating to the particular Enervest Properties acquired by each of White Marlin and Trimont, respectively. The aggregate amount of the New Bond(s) shall be equal to or greater than the P&A Bond Balance. The New Bond(s) shall be issued by the same surety or by a replacement surety acceptable to Chevron in its sole discretion or as approved by the Court.

•	Each of White Marlin and Trimont shall enter into a new escrow agreement (the “New Escrow Agreement”) relating to the Enervest Properties acquired, upon terms and conditions substantially the same as the terms and conditions of the Escrow Agreement, (i) providing for the deposit of a New Bond(s) into escrow in an amount equal to the P&A Bond Balance attributable to the properties acquired and (ii) $834,861 of the Cash Escrow shall be apportioned and deposited into escrow under each New Escrow Agreement based on that portion of the P&A Bond Balance represented by each Enervest Property as follows: Bateman Lake ($4,294,000), Chocolate Bayou ($0.00), Garden Island Bay ($2,669,397) and Leeville ($1,385,213).

•	The remaining balance of the Cash Escrow in excess of $834,861 shall be deposited into escrow under the Trimont New Escrow Agreement to be utilized pursuant a separate agreement among Enervest, Chevron and Trimont regarding plugging and abandonment work on the Garden Island Bay field and the Bateman Lake field.

•	The Debtors agreed not to waive any closing condition with respect to representations or warranties in the PSAs concerning the Buyers’ ability to operate the Enervest Properties, including, without limitation, that all necessary governmental approvals have been obtained, without the consent of Chevron and Enervest.

•	Trimont, EnerVest, and Chevron agreed to enter into discussions to resolve (through mediation or otherwise) the litigation styled Dune Energy, Inc. v. Chevron U.S.A., Inc., No. 2:15-cv-00309-JCZ-MBN, in the United States District Court for the Eastern District of Louisiana and work cooperatively to minimize the economic consequences, if any, of the litigation styled State of Louisiana ex rel. St. Mary Parish School Board v. Dune Energy, Inc., Dune Operating Company and Chevron North America Exploration and Production Company; Civil Action No. 124281, Division “D”, 16th Judicial District Court, St. Mary Parish, Louisiana.

After the consent issues and bonding requirements asserted by Chevron and Enervest were resolved, the Auction continued and Trimont and White Marlin were declared Successful Bidders with respect to two different asset packages. Trimont was the prevailing bidder for the Garden Island Bay field and the Bateman Lake field for $1 and the assumption of certain liabilities (the “Trimont Assets”). White Marlin was the prevailing bidder for the remaining oil and gas fields for $19 million except for Live Oak, Columbus and Pearsall (the “White Marlin Assets”). Trimont was declared the Backup Successful Bidder at $16 million for all of the oil and gas fields held for sale in the event the sale to White Marlin failed to close.

On July 1, 2015, the Debtors filed the Notice of Successful Bidders (the “Bid Notice”) (Docket No. 324). On July 9 and 10, 2015, the Bankruptcy Court conducted the Sale Hearing to consider approval of the Trimont Sale and the White Marlin Sale. On July 10, 2015, the Bankruptcy Court entered the Sale Orders approving the Sales of the White Marlin Assets and the Trimont Assets to White Marlin and Trimont.

On July 27, 2015, the Debtors consummated the Sales to White Marlin and Trimont and filed the Notice of Closing of Sale Transactions with the Trimont Entities and White Marlin Oil and Gas Company, LLC (Docket No. 404). Following the closing of the Sales, the Remaining O&G Assets remain in the Debtors’ Estates.

G.	Professionals

1.	Professionals Employed by the Debtors

Pursuant to orders entered by the Bankruptcy Court, the Debtors have retained certain Professionals to represent the Debtors in the Bankruptcy Cases. In particular, the Debtors retained Haynes and Boone, LLP to serve as general bankruptcy counsel.

On March 13, 2015, the Bankruptcy Court entered an order approving the Debtors’ application to retain Prime Clerk LLC as their claims and noticing agent.

The Debtors also retained, pursuant to orders of the Bankruptcy Court: (i) Deloitte, as their financial advisor; (ii) Parkman Whaling LLC, as their investment banker; and (iii) Donald R. Martin, as their CRO.

2.	Professionals Employed by the Committee

The Committee, pursuant to orders entered by the Bankruptcy Court, retained (i) McKool Smith, P.C. as its general bankruptcy counsel, and (ii) Conway MacKenzie, Inc. as its financial advisor.

H.	Rejection of Executory Contracts

The Debtors are party to various unexpired leases and executory contracts related to their business operations. Pursuant to Article 5 of the Plan, all Executory Contracts that were not assumed pursuant to a Final Order of the Bankruptcy Court during the Bankruptcy Cases, including under the Trimont Sale Order and the White Marlin Sale Order, are deemed rejected as of the Effective Date. Further, Article 5 of the Plan provides that entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 365(a), of the rejection of the Executory Contracts rejected pursuant to the Plan or otherwise during the Bankruptcy Cases.

ARTICLE VIII.

THE COMPROMISE

A.	Introduction

The Compromise is a settlement and compromise by and among the Debtors, the First Lien Agent, the First Lien Lenders, and the Committee regarding potential claims that may exist among the parties, which avoids protracted and costly litigation and serves as consideration for the agreed use of the First Lien Lenders’ Cash Collateral to fund the chapter 11 Bankruptcy Cases, provides the funding necessary to confirm the Plan, establishes the Plan Trust, and provides for the payment of Administrative and Priority Claims under the Plan.

Without the First Lien Lenders’ agreement to allow the use of their Cash Collateral to fund the chapter 11 Bankruptcy Cases and the Plan, there is likely no source of funding to confirm the Plan, and the Debtors’ Bankruptcy Cases might be converted to chapter 7 if no other funding sources are available. In such case, the Debtors believe it is highly unlikely that holders of General Unsecured Claims would receive any significant Distribution on their Claims because the First Lien Lenders and the Second Lien Noteholders hold claims totaling approximately $112.3 million and such Claimholders were granted security interests in and liens against substantially all of the Debtors’ assets prepetition.

The Debtors, the First Lien Agent, the First Lien Lenders, and the Committee believe the Compromise is in the best interest of Creditors, provides the funding to confirm the Plan, and establishes the Plan Trust and certain reserves to make Distributions to Creditors.

The terms of the Compromise are described in detail below. The Plan constitutes a motion to compromise controversy under Bankruptcy Rule 9019 and seeks Bankruptcy Court approval of the Compromise as it has been implemented in the Plan.

B.	The Compromise

The Debtors, the First Lien Agent, the First Lien Lenders, and the Committee have reached agreement on the terms of the Compromise that provides the funding to confirm the Plan and establishes the Plan Trust to make Distributions to Creditors. The Compromise resolves a number of issues and litigation, including the Committee’s Lien Challenge Claims regarding the Liens of the First Lien Lenders, the amount and priority of the First Lien Lenders’ adequate protection Claim, the extent of the First Lien Lenders’ Liens on the D&O Claims, and generally the sharing of recoveries under the Plan Trust. The terms of the Compromise have been implemented into the Plan and include the following:

(i)	The Reorganized Debtors shall reserve a sufficient amount of Cash out of the Sale Proceeds to establish the Administrative and Priority Claim Reserve, which shall be used to pay Allowed Administrative Claims, Allowed Priority Unsecured Tax Claims, Allowed Priority Employee Claims, Allowed Priority Unsecured Non-Tax Claims, Allowed Secured Tax Claims, and Allowed Other Secured Claims.

(ii)	The Reorganized Debtors shall also reserve a sufficient amount of Cash out of the Sale Proceeds to establish the Lien Reserve to pay holders of Allowed Other Secured Claims whose Claims are secured by Liens against the Sale Proceeds pursuant to the Sale Order.

(iii)	Prior to the Effective Date, the Debtors shall estimate an amount of Cash sufficient to satisfy (i) Professional Compensation Claims, consistent with the carve-out expenses in the DIP Budget and the Post-Closing Budget for professional fees and such additional amounts as permitted by agreement with the First Lien Lenders to be reserved from the Sale Proceeds, and (ii) any unpaid expenses of the DIP Agent, the DIP Lender, the First Lien Agent and the First Lien Lenders from and consistent with the DIP Budget and the Post-Closing Budget, and both (i) and (ii) shall be deposited into a segregated interest bearing account in the name of the Reorganized Debtors to be used for payment and satisfaction of such Claims as the Professional Compensation Claim Reserve.

(iv)	The Reorganized Debtors shall transfer $100,000 in Cash reserved out of the Sale Proceeds to the Plan Trust to fund the Plan Trust Operating Reserve. In addition, the Reorganized Debtors shall transfer $35,000 in Cash reserved out of the Sale Proceeds to fund the Initial Creditor Distribution.

(v)	The First Lien Lender Claims are Allowed as follows: (i) the First Lien Lender Secured Claim has been allowed pursuant to the DIP Financing Orders in the amount of $40,197,480.60; (ii) the First Lien Lender Adequate Protection Claim shall be Allowed in the amount of $7,842,028.97, and (iii) the First Lien Lender Deficiency Claim shall be Allowed in an amount of approximately $30 million, but will be more precisely determined at the Confirmation Hearing as the amount of the allowed First Lien Lender Secured Claim set forth above less the Net Sale Proceeds as shall be calculated on the Confirmation Date and shall be treated as an Allowed Class 4 Claim; provided, however, that in the event that holders of First Lien Lender Claims receive any subsequent Distributions on account of their First Lien Lender Secured Claim or First Lien Lender Adequate Protection Claim, the First Lien Lender Deficiency Claim shall be reduced dollar-for-dollar by any such Distribution to the First Lien Agent for purposes of any subsequent Distributions thereon.

(vi)	The Allowed First Lien Lender Secured Claim shall be satisfied by payment of the Net Sale Proceeds, all Remaining Cash on Hand, and the net proceeds from the liquidation of the Remaining Assets to the First Lien Agent. The Net Sale Proceeds are defined as the Sale Proceeds less the amounts necessary to fund the Administrative and Priority Claim Reserve, the Professional Compensation Claim Reserve, the Lien Reserve, and the Plan Trust Operating Reserve.

(vii)	The Allowed First Lien Lender Adequate Protection Claim shall be satisfied by the allocation of the Class 3.1 Beneficial Interest to the First Lien Agent, as agent for the First Lien Lenders. On account of the Class 3.1 Beneficial Interest, holders of the Allowed First Lien Lender Adequate Protection Claim shall receive the Class 3.1 Avoidance Action Recoveries and the Class 3.1 Net Recoveries until the Allowed First Lien Lender Adequate Protection Claim is paid in full, and thereafter, any remaining Class 3.1 Avoidance Action Recoveries and Class 3.1 Net Recoveries shall become Class 4 Avoidance Action Recoveries and Class 4 Net Recoveries, respectively, for payment to the holders of Class 4 Beneficial Interests (including to the Allowed First Lien Lenders as holders of the First Lien Deficiency Claim). With respect to all Distributions that otherwise would have been made on account of the Allowed First Lien Lender Adequate Protection Claim, the First Lien Agent and First Lien Lenders have agreed pursuant to the Compromise that (A) thirty percent (30%) of such distributions up to the first $4 million of distributions thereon, and fifty percent (50%) of subsequent distributions thereon, shall be paid to holders of Allowed General Unsecured Claims (which amounts under such sharing arrangement shall not constitute an actual or implied distribution on account of such First Lien Lender Adequate Protection Claims or diminish the amount thereof); and (B) holders of Allowed Non-Deficiency General Unsecured Claims shall be entitled to their Pro Rata Share of the Class 3.1 Deficiency Carve-Out and the Initial Creditor Distribution.

(viii)	The Allowed First Lien Lender Deficiency Claim shall be satisfied by the allocation of a Class 4 Beneficial Interest to the First Lien Agent, as agent for the First Lien Lenders. On account of the Class 4 Beneficial Interest, the holder of the Allowed First Lien Lender Deficiency Claim will receive its Pro Rata Share of Class 4 Net Recoveries and Class 4 Avoidance Action Recoveries, other than the Class 3.1 Deficiency Carve-Out.

(ix)	The Plan Trust shall be established to (a) liquidate the Plan Trust Assets, (b) resolve the allowance or disallowance of Claims asserted against the Debtors’ Estates, and (c) distribute the proceeds from the liquidation of Plan Trust Assets to holders of Allowed Claims pursuant to the terms of the Plan.

(x)	The proceeds from the Plan Trustee’s liquidation of the Plan Trust Assets and the proceeds of Avoidance Actions shall be split between Class 3.1 Beneficiaries and Class 4 Beneficiaries. The Plan Trust Assets are defined to include all Estate Property, excluding the Administrative and Priority Claim Reserve, the Professional Compensation Claim Reserve, the Lien Reserve, the Remaining Assets, and the Net Sale Proceeds. Class 3.1 Beneficiaries will receive 70% of the first $4 million of Net Recoveries, 50% of any Net Recoveries in excess of $4 million, and the Class 3.1 Avoidance Action Recoveries. Class 4 Beneficiaries will receive 30% of the first $4 million of Net Recoveries, 50% of any Net Recoveries in excess of $4 million, and the Class 4 Avoidance Action Recoveries. Net Recoveries are defined as the gross proceeds of the liquidation of Plan Trust Assets, excluding Avoidance Actions, net of any Trustee Fee and any Contingency Fee. Net Avoidance Action Recoveries are defined as the gross proceeds of Avoidance Actions net of any Trustee Fee and any Contingency Fee. The Class 4 Avoidance Action Recoveries are defined as the lesser of (a) one half of the Net Avoidance Action Recoveries, or (b) $1 million. The Class 3.1 Avoidance Action Recoveries are defined as the Net Avoidance Action Recoveries that are not Class 4 Avoidance Action Recoveries.

(xi)	In addition to receiving a portion of Class 4 Net Recoveries and Class 4 Avoidance Action Recoveries, holders of Allowed Non-Deficiency General Unsecured Claims will receive their Pro Rata Share of the Initial Creditor Distribution and the Class 3.1 Deficiency Carve-Out. The Initial Creditor Distribution is defined as $35,000 in Cash to be reserved out of the Sale Proceeds to be deposited into the Class 4 Recovery Account and distributed to holders of Allowed Non-Deficiency General Unsecured Claims. The Class 3.1 Deficiency Carve-Out is defined as that certain amount equal to the incremental portion of Class 4 Net Recoveries that would be attributable to holders of Allowed Non-Deficiency General Unsecured Claims computed as if an additional 20% of the first $4 million of Net Recoveries (after taking into account the prior payment of any Deferred Amounts) is distributed to all Class 4 Beneficiaries. The amount of the Class 3.1 Deficiency Carve-Out shall be deducted from the Distribution out of that first $4 million on account of the Allowed First Lien Lender Deficiency Claim and re-distributed to holders of Allowed Non-Deficiency General Unsecured Claims.

(xii)

The New Equity Interests in the Reorganized Debtors will be issued to the Plan Trustee, and the Plan Trustee will be appointed as the sole director of each of the Reorganized Debtors on the Effective Date. The Remaining Assets and the Net Sale Proceeds will remain in the Reorganized Debtors. The Remaining Assets are defined to include the O&G Assets, the Remaining Cash on Hand, and funds remaining in the Administrative and Priority Claim Reserve, the Professional Compensation Claim Reserve, and the Lien Reserve after payment in full of Allowed Administrative Claims, Allowed Professional Compensation Claims, Allowed Priority Unsecured Tax Claims, Allowed Priority Employee Claims, Allowed Priority Unsecured Non-Tax Claims, Allowed Secured Tax Claims, and Allowed Other Secured Claims pursuant to the Plan. On the Effective Date, the Net Sale Proceeds and Remaining Cash on Hand shall be transferred to the holders of the Allowed First Lien Lender Secured Claim and, in regards to such recoveries that are not received until after the Effective Date, promptly upon receipt. The Reorganized

Debtors shall liquidate the Remaining Assets to Cash proceeds and shall distribute such Cash proceeds, including any Remaining Cash on Hand, net of the actual, out-of-pocket costs of liquidation, to the First Lien Agent on account of the Allowed First Lien Lender Secured Claim. The Remaining Assets do not include any Rights of Action, which shall constitute Plan Trust Assets.

(xiii)	The First Lien Agent, on behalf of itself and the First Lien Lenders, agrees to allow the Debtors to contribute from the Sale Proceeds the amounts necessary to fund the Administrative and Priority Claim Reserve, the Lien Reserve, and the Plan Trust Operating Reserve. The Net Sale Proceeds shall be paid to the First Lien Agent on account of the Allowed First Lien Lender Secured Claim.

(xiv)	The First Lien Agent and the Committee shall nominate the Plan Trustee for the Plan Trust and determine the professionals, including counsel, to be retained by the Plan Trust after confirmation of the Plan and the establishment of the Plan Trust.

(xv)	Each of the First Lien Agent and the Committee shall designate one Person to serve on the Oversight Committee. The third member of the Oversight Committee shall be selected by mutual agreement of the First Lien Agent and the Committee; provided, however, in the event the parties have not reached agreement by the Confirmation Hearing, each of the First Lien Agent and the Committee shall designate its nominee for the third member of the Oversight Committee, and the Court shall approve one of such candidates or such other candidate as is willing and able to serve in such role as the Court determines is proper under the circumstances at the Confirmation Hearing.

(xvi)	In consideration for allowing the Debtors to use a portion of the Sale Proceeds to fund the reserves under the Plan and the agreement to split Net Recoveries from their Collateral with Class 4 Beneficiaries, the First Lien Agent and the First Lien Lenders will give and receive certain releases under the Plan. Such releases will include the release of the Lien Challenge Claims against the First Lien Agent and the First Lien Lenders, which are the claims asserted by the Committee in the adversary proceeding styled and numbered Official Committee of Unsecured Creditors of Dune Energy, Inc., et al., on Behalf of the Bankruptcy Estates of Dune Energy, Inc., Dune Operating Company, and Dune Properties, Inc. v. Bank of Montreal, N.A., Individually and as Administrative Agent for Lenders Party to the Amended and Restated Credit Agreement, and CIT Bank, N.A., Adv. No. 15-01092, pending in the Bankruptcy Court.

C.	The Lien Challenge Claims

After the commencement of the Bankruptcy Cases, the Committee began investigating, among other things, the Debtors’ relationship with the First Lien Agent and the First Lien Lenders. The Committee sought discovery of documents and information related to the First Lien Loan Documents and the First Lien Credit Facility. In response to the Committee’s discovery requests, the Debtors produced over 13,000 pages of documents, including all of the First Lien Loan Documents in the Debtors’ possession, all minutes of meetings of the Debtors’ Boards of Directors, and Microsoft Excel versions of the Debtors’ reserve reports. The First Lien Agent also produced a copy of its file pertaining to the First Lien Credit Facility. In addition, the Committee deposed James A. Watt in his capacity as Chief Executive Officer and as a designated representative of the Debtors on May 11, 2015.

On July 15, 2015, the Committee commenced the Lien Challenge Proceeding against the First Lien Agent and First Lien Lenders, seeking a determination that the First Lien Agent’s and First Lien Lenders’ liens failed to attach or were not properly perfected with respect to certain oil and gas leases and commercial tort claims of the Debtors. The Committee also seeks a determination that the First Lien Agent and the First Lien Lenders are not entitled to any adequate protection lien or claim because there has been no diminution in the value of the First Lien Agent’s and First Lien Lenders’ interests in their collateral as a result of the Debtors’ bankruptcy filing. As detailed above, the First Lien Agent and First Lien Lenders dispute each of the claims asserted in the Lien Challenge Proceeding and have obtained an agreed extension from the Committee until September 14, 2015 (absent further agreement of the parties or order of the Court) to respond to the complaint in the Lien Challenge Proceeding.

As a result of responding to the Committee’s investigation and discovery requests and reviewing the allegations in the Lien Challenge Proceeding, the Debtors have expended significant time and effort reviewing the potential claims and assisting the Committee with its investigation of the Lien Challenge Claims, and based on this exhaustive review and investigation, the Debtors have concluded that the benefits of the Compromise outlined above far outweigh the litigation in the Lien Challenge Proceeding. Further, absent the Compromise, the Debtors anticipate that there would be little or no recovery available to holders of General Unsecured Claims. The Debtors therefore submit that the Compromise implemented in the Plan is in the best interests of their Estates and Creditors.

ARTICLE IX.

EXAMPLE DISTRIBUTIONS TO CREDITORS

A.	Estimate of Administrative, Priority and General Unsecured Claims

The Debtors, in consultation with their advisors, have reviewed all Claims and undertaken a preliminary reconciliation of filed proofs of claim and scheduled Claims in order to estimate potentially Allowed Claims.

1.	Allowed Administrative Claims

Section 503(b)(9) of the Bankruptcy Code grants administrative priority for the value of any goods received by the debtor within twenty (20) days before the commencement of the case in which the goods have been sold to the debtor in the ordinary course of the debtor’s business (“Reclamation Claims”). The Debtors estimate that there is approximately $33,000 in Reclamation Claims. Other than Professional Compensation Claims and ordinary course expenses covered by the budget for the DIP Facility or the Post-Closing Budget, the Debtors estimate that there are other Administrative Claims representing approximately $100,000 or less.

2.	Allowed Priority Unsecured Tax Claims

Section 507(a)(8) of the Bankruptcy Code provides priority treatment for allowed unsecured claims of governmental units for certain types of taxes. The Debtors estimate that Claims for taxes, whether Allowed Secured Tax Claims or Allowed Priority Unsecured Tax Claims, will total approximately $791,000.

3.	Allowed Priority Employee Claims

Pursuant to the Bankruptcy Court’s order (Docket No. 34), the Debtors paid certain outstanding obligations owed to their employees for wages, salaries, benefits, and reimbursable expenses that would have otherwise been entitled to priority treatment under section 507(a)(4) or (5) of the Bankruptcy Code. The Debtors therefore estimate that there will be no Allowed Priority Employee Claims.

4.	Allowed Priority Unsecured (Non-Tax) Claims

The Debtors estimate that there will be no Allowed Priority Unsecured Non-Tax Claims.

5.	Allowed General Unsecured Claims

The Debtors’ estimate of General Unsecured Claims is described in the following chart:

Estimate of General Unsecured Claims

(Dollars in Thousands)

Estimates
Unsecured Claims From Schedules and Proofs of Claim (Note 1):	$10,204

Deficiency Claims (Note 2):
Allowed First Lien Lender Deficiency Claim	$30,000
Allowed Second Lien Loan Claims	$72,114

Total:	$112,318

The Debtors’ total estimate of General Unsecured Claims is approximately $112.3 million, which amount includes the Allowed Second Lien Loan Claims and an estimate of the Allowed First Lien Lender Deficiency Claim.

Note 1: In estimating the General Unsecured Claims, the Debtors took into account approximately $43.4 million in scheduled and filed General Unsecured Claims. The Debtors reduced the total amount of General Unsecured Claims filed by eliminating proofs of claim that were filed against multiple Debtors and eliminating proofs of claim that duplicated scheduled amounts. The Debtors also eliminated General Unsecured Claims that may have been satisfied pursuant to an Order of the Bankruptcy Court or by payment of cure amounts associated with assumption and assignment of Executory Contracts in connection with the Sale.

Note 2: In estimating General Unsecured Claims, the Debtors took into account the Allowed First Lien Lender Deficiency Claim in an estimated amount of $30 million and the Allowed Second Lien Loan Claims, which were asserted in the amount of $72.1 million in the Second Lien Agent’s proofs of claim. These Claims are being treated as Allowed General Unsecured Claims pursuant to Sections 4.4 and 4.6 of the Plan.

B.	Distribution Example

The Debtors have undertaken an example (the “Distribution Example”) of the mechanics of the Compromise in the Plan and how Distributions are implemented pursuant to the Compromise. The Distribution Example also shows hypothetical recoveries to holders of Class 3.1 Beneficial Interests and holders of Class 4 Beneficial Interests, which is described in more detail in the Distribution Example attached as Exhibit 2. The example of potential recoveries to holders of Class 4 Beneficial Interests is summarized in the following table:

Summary of Distribution Example

(Dollars in Thousands)

	Example Range of Recoveries
	Low	Mid	High
Example Recovery on First Lien Lender Deficiency Claim:	1%	3%	6%

Example Recovery on Second Lien Deficiency Claim:	1%	3%	6%

Example Recovery on Non-Deficiency General Unsecured Claims:	2%	4%	7%

The Debtors’ Distribution Example estimates a range of recoveries in three cases, a low case, a mid case and a high case. The Distribution Example demonstrates that holders of Non-Deficiency General Unsecured Claims are receiving a greater relative recovery than the holders of the First Lien Lender Deficiency Claim due to the Compromise. Specifically, the First Lien Agent and the First Lien Lenders have agreed to provide the Initial Creditor Distribution and the Class 3.1 Deficiency Carve-Out to holders of Non-Deficiency General Unsecured Claims.

The Distribution Example is for illustrative purposes only. Actual recoveries may be materially different than the example recoveries in the Distribution Example. The Distribution Example is not intended, and should not be construed, to be any indication of the merits of any of the Rights of Action or any defenses thereto.

1.	Assumptions Used for Distribution Example in Exhibit 2

The first table in Exhibit 2 sets forth a low, mid and high example of Preference Recoveries and Rights of Action Recoveries (but excluding D&O Claims). Potential D&O Claims have been excluded from the example because any potential recoveries are currently unknown.

In Article VI.N above, the Debtors have estimated the potential proceeds from the Preference Actions after deduction for payment of all costs and expenses incurred in obtaining such recovery. Low-range recoveries from Preference Actions are estimated at approximately $587,000, mid-range recoveries are estimated at approximately $1.5 million, and high-range recoveries are estimated at approximately $2.3 million, all after deducting estimated costs of recovery. Pursuant to the DIP Financing Orders, one half of recoveries from Avoidance Actions (or $1 million, if less) shall not be used to satisfy the First Lien Lender Adequate Protection Claim and shall be available to satisfy the Claims of other Creditors. The sharing of the potential recoveries from Preference Actions is illustrated in the table for each low, mid and high example.

The range of recoveries for Rights of Action is illustrated solely for purposes of demonstrating how Disbursements are made pursuant to the Compromise set forth in the Plan as to Class 4 Net Recoveries and the Class 3.1 Net Recoveries. The first table, “Rights of Action Example Recoveries Disbursement Cycle” shows how potential recoveries are shared. Specifically, 70% of the first $4 million in recoveries and 50% in recoveries greater than $4 million are allocated to the First Lien Lender Adequate Protection Claim. The remaining 30% of the first $4 million in recoveries and 50% of recoveries in excess of $4 million are allocated to the Class 4 Net Recoveries to General Unsecured Creditors. The Distribution Example does not take into account payment of any Deferred Amount that may be required under the Plan. The designations for “First Round” and “Second Round” show how the sharing is implemented for the first $4 million in recoveries and for recoveries in excess of $4 million. These shared recoveries are the inputs for the second table that demonstrates how they are allocated among Creditors.

In the second table, “Creditor Class 3.1 First Lien Adequate Protection Claim Proceeds” demonstrates how potential recoveries are allocated to the First Lien Lender Adequate Protection Claim of $7,842,029 as Allowed by the Plan. The example illustrates the potential recoveries in the low, mid and high case.

In the section “Creditor Class 4-General Unsecured Claim Proceeds” the estimated amount of General Unsecured Claims is illustrated in three groups, the First Lien Lender Deficiency Claim, the Second Lien Deficiency Claim and the Non-Deficiency General Unsecured Claims (which are simply General Unsecured Claims that are not First and Second Lien Deficiency Claims). The First Lien Lender Deficiency Claim will change depending on how much of the First Lien Lender Adequate Protection Claim is paid. The starting point for the First Lien Lender Deficiency Claim is estimated at approximately $30 million assuming no recovery on the First Lien Lender Adequate Protection Claim. As recoveries are allocated to the First Lien Lender Adequate Protection Claim, the First Lien Lender Deficiency Claim will be reduced on a dollar for dollar basis. Finally, if the First Lien Lender Adequate Protection Claim is paid in full, there will be a surplus re-allocated to Class 4 General Unsecured Claims.

The final section “Creditor Class 4 – General Unsecured Creditor Claims Example Recovery” demonstrates how Class 4 Net Recoveries are allocated among the First Lien Lender Deficiency Claim, the Second Lien Deficiency Claim and Non-Deficiency General Unsecured Creditors. Also indicated are the Initial Creditor Distribution and the Class 3.1 Deficiency Carve-Out specifically allocated to the Non-Deficiency General Unsecured Claims pursuant to the terms of the Compromise in the Plan. Relative recovery examples are shown for each low, mid and high case.

The Distribution Example in Exhibit 2 is an illustration only and may not fully take into account all potential distribution scenarios and the actual recoveries that may be achieved in the future and may not fully implement all aspects of the Compromise and the terms of the Plan. Creditors are encouraged to review the terms of the Plan in its entirety to fully understand their rights and potential recoveries under the Plan.

ARTICLE X.

DESCRIPTION OF THE PLAN

A.	Introduction

A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Allowed Equity Interests is outlined below. The summary is entirely qualified by the Plan. This Disclosure Statement is only a summary of the terms of the Plan.

B.	Substantive Consolidation

To the extent necessary, the Plan serves as a motion by the Debtors seeking entry of an order granting substantive consolidation, upon the Effective Date, of the Estates and all the debts of all of the Debtors for all purposes, including for Distributions to be made under the Plan. Pursuant to such order (which may be the Confirmation Order): (i) all assets and liabilities of the Debtors shall be deemed merged; (ii) all guarantees by one Debtor of the obligations of another Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (iii) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors and shall be deemed one claim against and a single obligation of the consolidated Debtors; and (iv) Claims by one Debtor against another Debtor shall be a Disallowed Claim without a further order of the Bankruptcy Court or action by any Person.

Unless an objection to such consolidation is made in writing by any creditor or claimant affected by the consolidation relief sought in the Plan, filed with the Bankruptcy Court and served on the parties listed in Section 14.2 of the Plan on or before the Voting Deadline or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event a Person with standing to assert an objection timely files any such objection, a hearing with respect thereto shall occur at the Confirmation Hearing.

C.	Designation of Claims and Equity Interests/Impairment

The following are the Classes of Claims and Equity Interests designated under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Compensation Claims, and Priority Unsecured Tax Claims are not classified. No Distribution shall be made on account of any Claim that is not Allowed.

Classes of Claims against and Equity Interests in the Debtors are designated as follows:

Class - 1.1	Allowed Priority Employee Claims

Class - 1.2	Allowed Priority Unsecured Non-Tax Claims

Class - 2	Allowed Secured Tax Claims

Class - 3.1	Allowed First Lien Lender Claims

Class - 3.2	Allowed Other Secured Claims

Class - 3.3	Allowed Second Lien Loan Claims

Class - 4	Allowed General Unsecured Claims

Class - 5	Allowed Subordinated Claims

Class - 6	Allowed Equity Interests

Claims in Classes 1.1 and 1.2 are not Impaired under the Plan. Under Bankruptcy Code section 1126(f), holders of Claims in these Classes are conclusively presumed to have accepted the Plan, and are therefore not entitled to vote to accept or reject the Plan. Claims in Classes 5 and 6 will receive no property or Distribution under the Plan. Pursuant to Bankruptcy Code section 1126(g), holders of Claims and Equity Interests in these Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote to accept or reject the Plan. All Claims other than those in Classes 1.1 and 1.2 are Impaired under the Plan. Holders of Claims in Classes 2, 3.1, 3.2, 3.3, and 4 are entitled to vote to accept or reject the Plan.

D.	Allowance and Treatment of Unclassified Claims and Equity Interests

Administrative Claims are Claims for any cost or expense of the Bankruptcy Cases allowable under Bankruptcy Code sections 503(b) and 507(a)(1). These expenses include all actual and necessary costs and expenses related to the preservation of the Estates or the operation of the Debtors’ business and all U.S. Trustee quarterly fees. All applications or other requests for payment of Administrative Claims arising on or before the Confirmation Date not previously filed must be filed with the Bankruptcy Court and served on the Debtors, the U.S. Trustee, the First Lien Agent, the Committee and the Plan Trustee by the Administrative Claims Bar Date. Under the Plan, Allowed Administrative Claims arising through the Confirmation Date shall be paid from the Administrative and Priority Claim Reserve on the later of (a) the Effective Date; or (b) ten (10) days after the date such Claim becomes Allowed.

Professional Compensation Claims are Claims for compensation and reimbursement of expenses by Professionals to the extent allowed under the Bankruptcy Code and Bankruptcy Rules. All applications or other requests for payment of Professional Compensation Claims must be filed with the Bankruptcy Court and served on the Debtors, the U. S. Trustee, the First Lien Agent, the Committee and the Plan Trustee by the Professional Compensation Claims Bar Date. Allowed Professional Compensation Claims up to the amounts set forth in the DIP Budget and the Post-Closing Budget as a carve-out for professional fees shall be paid by Reorganized Debtors within ten (10) days after the date such Professional Compensation Claim becomes Allowed: (a) first, from the balance of any retainers held by Professionals until fully exhausted; and (b) second, from the Professional Compensation Claim Reserve, unless a particular Professional has agreed to defer payment of all or a portion of its Allowed Professional Compensation Claim as a Deferred Amount. To the extent not otherwise ordered by the Bankruptcy Court, any Professional Compensation Claim remaining unsatisfied in excess of the DIP Budget or the Post-Closing Budget shall be paid as a Deferred Amount or by agreement of the Debtors, First Lien Lenders and the holder of such Professional Compensation Claim. Notwithstanding the fact that the expenses payable to the DIP Agent, the DIP Lenders, the First Lien Agent or the First Lien Lenders are not Professional Compensation Claims as defined herein, without further notice or order of the Court, Debtors shall pay any unpaid expenses of the DIP Agent, the DIP Lenders, the First Lien Agent or the First Lien Lenders from and consistent with the DIP Budget or the Post-Closing Budget (which payments under the Post-Closing Budget shall reduce dollar-for-dollar the First Lien Lender Adequate Protection Claim and the First Lien Lender Deficiency Claim).

Priority Unsecured Tax Claims are Unsecured Claims of Governmental Units that are entitled to priority status under Bankruptcy Code section 507(a)(8). Allowed Priority Unsecured Tax Claims shall be satisfied in full at the election of the Reorganized Debtors by (i) the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Priority Unsecured Tax Claim plus accrued interest after the Confirmation Date at the Tax Interest Rate, or (ii) pursuant to an agreement reached with the holder of such Claim.

Until the Bankruptcy Case is closed, all fees incurred under 28 U.S.C. § 1930(a)(6) shall be paid in accordance with the Plan Trust Agreement.

Except as otherwise provided for in the Plan, all requests for payment of Administrative Claims arising on or before the Confirmation Date not previously filed must be filed with the Bankruptcy Court within thirty (30) days after the Effective Date. All requests for payment of Professional Compensation Claims must be filed with the

Bankruptcy Court within forty-five (45) days after the Effective Date. Any Administrative Claims or Professional Compensation Claims for which a request for payment is not filed by the deadline specified by the Plan shall be discharged and forever barred.

E.	Allowance and Treatment of Classified Claims and Equity Interests

1.	General

It is not possible to predict precisely the total amount of Claims in a particular Class or the Distributions that will ultimately be paid to holders of Claims in the different Classes because of the variables involved in the calculations (including the results of the claims objection process).

2.	Allowance and Treatment of Allowed Priority Employee Claims (Class - 1.1)

This Class includes Employee Claims under Bankruptcy Code section 507(a)(4) (Claims for wages, salaries, or commissions) and section 507(a)(5) (Claims for contributions to employee pension plans. The Reorganized Debtors shall satisfy any Allowed Priority Employee Claim by the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Priority Employee Claim, plus accrued interest after the Confirmation Date, such payment to be made on the later of (a) ten (10) days after the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed.

3.	Allowance and Treatment of Allowed Priority Unsecured Non-Tax Claims (Class - 1.2)

Priority Unsecured Non-Tax Claims are defined under the Plan to include an Unsecured Claim, or that portion thereof, that is entitled to priority in payment under Bankruptcy Code sections 507(a)(2), (6), (7), (9), and (10). Allowed Priority Unsecured Non-Tax Claims shall be satisfied in full, at the election of the reorganized Debtors, by (i) the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Priority Unsecured Non-Tax Claim on the later of (a) the Effective Date or (b) ten (10) days after the Allowance Date; or (ii) pursuant to an agreement reached with the holder of such Claim.

4.	Allowance and Treatment of Allowed Secured Tax Claims (Class - 2)

This Class is comprised of Secured Tax Claims against the Debtors for unpaid taxes for which a particular Governmental Unit taxing authority has a valid Lien against property of the Estates. If there is more than one Allowed Secured Tax Claim, then each Allowed Secured Tax Claim shall be classified in a separate subclass. To the extent permitted under Bankruptcy Code section 506(b), each Allowed Secured Tax Claim shall accrue interest at the applicable rate during the period from the Petition Date until the Confirmation Date. The Reorganized Debtors may (i) seek a determination regarding the allowability of any Secured Tax Claim under the Bankruptcy Code and the Bankruptcy Rules and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

Allowed Secured Tax Claims shall be satisfied in full as follows: (i) the Reorganized Debtors may elect to convey any Remaining Assets serving as collateral to the holder thereof to the extent of the Allowed amount of such Secured Tax Claim; (ii) the Reorganized Debtors may elect to satisfy any Allowed Secured Tax Claim by the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Secured Tax Claim; (iii) the Reorganized Debtors may elect to satisfy any Allowed Secured Tax Claim by an agreement with the holder of such Allowed Secured Tax Claim; or (iv) to the extent any Allowed Secured Tax Claim is secured by Liens against the Sale Proceeds pursuant to the Sale Order, the Reorganized Debtors shall satisfy such Allowed Secured Tax Claim by payment of Cash from the Lien Reserve to the holder of such Claim in the amount of its Allowed Secured Tax Claim. Any collateral remaining after satisfaction of an Allowed Secured Tax Claim shall be a Remaining Asset, free and clear of any Liens that secured such Allowed Secured Tax Claim.

Each holder of an Allowed Secured Tax Claim shall retain any Liens securing such Claim against any Remaining Assets or the Sale Proceeds, as applicable, until such Claim is satisfied in accordance with the Plan or until an earlier date agreed to by the holder of the Allowed Secured Tax Claim and the Reorganized Debtors.

Subject to the limitations contained in Bankruptcy Code sections 502(b)(3) and 507(a)(8), if the holder of an Allowed Secured Tax Claim has a Deficiency Claim, such Claim shall be treated under the Plan as a Priority Unsecured Tax Claim.

5.	Allowance and Treatment of Allowed First Lien Lender Claims (Class - 3.1)

This Class is comprised of all First Lien Lender Claims, secured or otherwise, arising under or in connection with the First Lien Loan Documents. The First Lien Lender Claims are Allowed as follows: (i) the First Lien Lender Secured Claim has been allowed pursuant to the DIP Financing Orders in the amount of $40,197,480.60; (ii) the First Lien Lender Adequate Protection Claim shall be Allowed in the amount of $7,842,028.97, and (iii) the First Lien Lender Deficiency Claim shall be Allowed in an amount of approximately $30 million, but will be more precisely determined at the Confirmation Hearing as the amount of the allowed First Lien Lender Secured Claim set forth above less the Net Sale Proceeds as shall be calculated on the Confirmation Date and shall be treated as an Allowed Class 4 Claim; provided, however, that in the event that holders of First Lien Lender Claims receive any subsequent Distributions on account of their First Lien Lender Secured Claim or First Lien Lender Adequate Protection Claim, the First Lien Lender Deficiency Claim shall be reduced dollar-for-dollar by any such Distribution to the First Lien Agent for purposes of any subsequent Distributions thereon.

The First Lien Agent, as agent for the First Lien Lenders, shall be allocated the Class 3.1 Beneficial Interest on account of the Allowed First Lien Lender Adequate Protection Claim and shall be allocated a Class 4 Beneficial Interest on account of the Allowed First Lien Lender Deficiency Claim in accordance with the Plan Trust Agreement.

The Allowed First Lien Lender Secured Claim shall be satisfied by payment to the First Lien Agent, for Distribution to the First Lien Lenders in accordance with the Prepetition First Lien Credit Agreement, of the Net Sale Proceeds, all Remaining Cash on Hand, and the net proceeds from the liquidation of the Remaining Assets to the First Lien Agent. On account of the Class 3.1 Beneficial Interest, holders of the Allowed First Lien Lender Adequate Protection Claim shall receive the Class 3.1 Avoidance Action Recoveries and the Class 3.1 Net Recoveries until the Allowed First Lien Lender Adequate Protection Claim is paid in full, and thereafter, any remaining Class 3.1 Avoidance Action Recoveries and Class 3.1 Net Recoveries shall become Class 4 Avoidance Action Recoveries and Class 4 Net Recoveries, respectively, for payment to the holders of Class 4 Beneficial Interests (including to the Allowed First Lien Lenders as holders of the First Lien Deficiency Claim). With respect to all Distributions that otherwise would have been made on account of the Allowed First Lien Lender Adequate Protection Claim, the First Lien Agent and First Lien Lenders have agreed pursuant to the Compromise that (A) thirty percent (30%) of such Distributions up to the first $4 million of distributions thereon, and fifty percent (50%) of subsequent Distributions thereon, shall be paid to holders of Allowed General Unsecured Claims (which amounts under such sharing arrangement shall not constitute an actual or implied distribution on account of such First Lien Lender Adequate Protection Claims or diminish the amount thereof); and (B) holders of Allowed Non-Deficiency General Unsecured Claims shall be entitled to their Pro Rata Share of the Class 3.1 Deficiency Carve-Out and the Initial Creditor Distribution. On account of the Class 4 Beneficial Interest, the holder of the Allowed First Lien Lender Deficiency Claim will receive its Pro Rata Share of Class 4 Net Recoveries and Class 4 Avoidance Action Recoveries, other than the Class 3.1 Deficiency Carve-Out.

The First Lien Agent, on behalf of the First Lien Lenders, shall retain all Liens securing the Allowed First Lien Lender Secured Claim against the Remaining Assets and the Net Sale Proceeds until such Allowed First Lien Lender Secured Claim is satisfied in accordance with the Plan.

6.	Allowance and Treatment of Allowed Other Secured Claims (Class - 3.2)

This Class is comprised of Secured Claims that are not the First Lien Lender Claims or a Secured Tax Claim. Other than as described herein, Other Secured Claims shall not include any such Claims secured by liens/security interests that are avoidable, unperfected, subject to subordination, or otherwise unenforceable. If there is more than one Allowed Other Secured Claim, then each Allowed Other Secured Claim shall be classified in a separate subclass. The Reorganized Debtors may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Other Secured Claim, and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

Allowed Other Secured Claims shall be satisfied in full, to the extent of the value of the collateral securing such Claims, as follows: (i) the Reorganized Debtors may elect to convey any Remaining Assets serving as collateral to the holder thereof to the extent of the Allowed amount of such Other Secured Claim; (ii) the Reorganized Debtors may elect to satisfy any Allowed Other Secured Claim by the payment of Cash from the Administrative and Priority Claim Reserve to the holder of such Claim in the amount of its Allowed Other Secured Claim; (iii) the Reorganized Debtors may elect to satisfy any Allowed Other Secured Claim by an agreement with the holder of such Allowed Other Secured Claim; or (iv) to the extent any Allowed Other Secured Claim is secured by Liens against the Sale Proceeds pursuant to the Sale Order, the Reorganized Debtors shall satisfy such Allowed Other Secured Claim by payment of Cash from the Lien Reserve to the holder of such Claim in the amount of its Allowed Other Secured Claim. Any collateral remaining after satisfaction of an Allowed Other Secured Claim shall be a Remaining Asset, free and clear of any Liens that secured such Allowed Other Secured Claim.

Each holder of an Allowed Other Secured Claim shall retain any Liens securing such Claim against the Remaining Assets or the Sale Proceeds, as applicable, until such Claim is satisfied in accordance with the Plan or until an earlier date agreed to by the holder of the Allowed Other Secured Claim and the Reorganized Debtors.

If the holder of an Allowed Other Secured Claim has a Deficiency Claim, such Claim shall be treated under the Plan as a General Unsecured Claim and on account of their Class 4 Beneficial Interest in the Plan Trust, holders of such Claims shall receive a Pro Rata Share of the Class 4 Net Recoveries, the Class 4 Avoidance Actions, the Initial Creditor Distribution, and the Class 3.1 Deficiency Carve-Out.

7.	Allowance and Treatment of Allowed Second Lien Loan Claims (Class - 3.3)

This Class consists of all Second Lien Loan Claims arising under or in connection with the Second Lien Loan Documents. Allowed Second Lien Loan Claims shall be treated as General Unsecured Claims under the Plan and completely satisfied and treated in accordance with the Plan Trust Agreement as follows. A Class 4 Beneficial Interest in the Plan Trust shall be allocated to holders of Allowed Second Lien Loan Claims in accordance with the Plan Trust Agreement. In accordance with the Plan Trust Agreement and on account of their Class 4 Beneficial Interest, holders of Allowed Second Lien Loan Claims shall receive a Pro Rata Share of the Class 4 Net Recoveries, unless such Class 4 Net Recoveries relate to allocations under the Compromise related to collateral of the First Lien Lenders that was the subject of the Lien Challenge Proceeding in which case those Class 4 Net Recoveries shall be treated as Shared Collateral (as defined in the Intercreditor Agreement) and such other applicable provisions thereof and those Class 4 Net Recoveries shall be turned over and distributed directly to the First Lien Agent pursuant to and consistent with Bankruptcy Code section 510(a).

Given that the Sale Proceeds are not sufficient to satisfy the First Lien Lender Claims in full, after payment of the DIP Claims, the First Lien Lender Claims are unsecured in part (i.e., the First Lien Lender Deficiency Claims). Therefore, the Plan serves as a motion by the Debtors seeking entry of an order, pursuant to Bankruptcy Code section 506(a) and Bankruptcy Rule 3012 determining that the Second Lien Loan Claims are Deficiency Claims and shall be treated as General Unsecured Claims under the Plan.

Unless an objection to such secured status determination is made in writing by any creditor or claimant affected by such relief, filed with the Bankruptcy Court and served on the parties listed in Section 14.2 of the Plan on or before the Voting Deadline or such other date as may be fixed by the Bankruptcy Court, the secured status determination order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event a Person with standing to assert an objection timely files any such objection, a hearing with respect thereto shall occur at the Confirmation Hearing.

8.	Allowance and Treatment of Allowed General Unsecured Claims (Class - 4)

This Class consists of Unsecured Claims that are not: (i) Administrative Claims, (ii) Professional Compensation Claims, (iii) Priority Unsecured Tax Claims, (iv) Priority Unsecured Non-Tax Claims, (v) Priority Employee Claims, or (vi) Subordinated Claims. Allowed General Unsecured Claims, which Claims include the Allowed First Lien Lender Deficiency Claim and the Allowed Second Lien Loan Claims, and Allowed Non-Deficiency General Unsecured Claims shall be satisfied and treated in accordance with the Plan Trust Agreement as follows.

A Class 4 Beneficial Interest in the Plan Trust shall be allocated to holders of Allowed General Unsecured Claims in accordance with the Plan Trust Agreement. In accordance with the Plan Trust Agreement and on account of their Class 4 Beneficial Interest in the Plan Trust, (i) holders of Allowed General Unsecured Claims shall receive a Pro Rata Share of the Class 4 Avoidance Action Recoveries and Class 4 Net Recoveries, and (ii) holders of Allowed Non-Deficiency General Unsecured Claims shall receive a Pro Rata Share of the Initial Creditor Distribution and the Class 3.1 Deficiency Carve-Out. The Class 4 Net Recoveries are 30% of the first $4 million of Net Recoveries and 50% of any Net Recoveries in excess of $4 million. The Class 4 Avoidance Action Recoveries are the lesser of (i) one half of the Net Avoidance Action Recoveries or (ii) $1 million. The Initial Creditor Distribution is $35,000 in Cash reserved out of the Sale Proceeds to be deposited into the Class 4 Recovery Account and distributed to holders of Allowed Non-Deficiency General Unsecured Claims. The Class 3.1 Deficiency Carve-Out is that certain amount equal to the incremental portion of Class 4 Net Recoveries that would be attributable to holders of Allowed Non-Deficiency General Unsecured Claims computed as if an additional 20% of the first $4 million of Net Recoveries (after taking into account the prior payment of any Deferred Amounts) is distributed to all Class 4 Beneficiaries. The amount of the Class 3.1 Deficiency Carve-Out shall be deducted from the Distribution out of that first $4 million on account of the Allowed First Lien Lender Deficiency Claim and re-distributed to holders of Allowed Non-Deficiency General Unsecured Claims.

9.	Allowance and Treatment of Allowed Subordinated Claims (Class - 5)

This Class is composed of Claims (including Claims for punitive damages under applicable law) that are subject to subordination to General Unsecured Claims pursuant to (a) a contract or agreement, (b) a Final Order declaring that such Claim is subordinated in right of payment, or (c) any applicable provision of the Bankruptcy Code, including section 510, or other applicable law. The holders of Allowed Subordinated Claims shall not receive any Distributions or retain any Estate Property or interest in Estate Property on account of such Claims.

10.	Allowance and Treatment of Allowed Equity Interests (Class - 6)

This Class consists of any Equity Interests in Dune Energy arising from any capital stock, options with respect to any capital stock, or other equity securities immediately before the Petition Date, as defined in Bankruptcy Code section 101(16). On the Effective Date, the Equity Interests shall be canceled and extinguished, and the holders thereof shall not be entitled to receive any Distributions on account of such Equity Interests.

F.	Resolution of Claims

The Plan Trustee shall have the right, but not the obligation, to object to any Claims. The Plan Trustee shall be substituted for the Debtors as the objecting party with respect to objections to Claims pending on the Confirmation Date, if any, and shall have the right to continue prosecuting existing objections to the allowance of Claims.

Pursuant to Bankruptcy Code section 502(c), the Debtors and the Plan Trustee may request estimation or liquidation of any Disputed Claim that is contingent or unliquidated or any Disputed Claim arising from a right to an equitable remedy or breach of performance.

Pursuant to the Plan Trust Agreement, the Plan Trustee may, pursuant to sections 553 and 558 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, setoff against or recoup from any Claim on which payments are to be made pursuant to the Plan, any Claims or causes of action of any nature whatsoever the Plan Trustee may have against the holder of such Claim; provided, however, that neither the failure to effect such offset or recoupment nor the allowance of any Claim shall constitute a waiver or release by the Plan Trustee of any setoff or recoupment the Plan Trustee may have against the holder of such Claim, nor of any other Claim or cause of action.

Any Claim held by a Creditor who is the subject of an Avoidance Action filed by the Plan Trustee shall be deemed objected to automatically without compliance with the objection procedures and Claim Objection Deadline outlined in Article 11 of the Plan. Pursuant to section 502(d) of the Bankruptcy Code, any Claim of a Creditor from which property is recoverable under sections 542, 543, 550 or 553 or that is the subject of a filed Avoidance Action shall be deemed disallowed unless and until such Creditor has paid the amount or turned over such property for which such Creditor is liable under section 522(i), 542, 543, 550 or 553 of the Bankruptcy Code

Objections to Claims must be filed with the Bankruptcy Court, and a copy of the objection must be served on the subject Claimant(s) before the expiration of the Claim Objection Deadline (unless such period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claims shall be deemed Allowed in accordance with Bankruptcy Code section 502. The objection shall notify the holder of the Claim of the deadline for responding to such objection. Within thirty (30) days after service of an objection, the Claim holder whose Claim was objected to must file a written response to the objection with the Bankruptcy Court and serve a copy on the Plan Trustee and the parties identified in section 14.2 of the Plan. Failure to file a written response within the 30-day time period shall constitute a waiver and release of that portion of the subject Claim that was subject to the objection, and shall cause the Bankruptcy Court to enter a default judgment against the non-responding Claim holder or granting the relief requested in the claim objection.

On and as of the Effective Date, the Committee (i) without further notice to or action by any Person, waives and releases all claims or challenges relating to the DIP Agent, the DIP Lenders, the First Lien Agent and the First Lien Lenders, including with respect to the Lien Challenge Proceeding, which shall be dismissed with prejudice without further notice or hearing thereon; and (ii) shall not object to or otherwise challenge any transfers to the First Lien Agent or First Lien Lenders by this Plan; and (iii) shall file a notice of dismissal of the Lien Challenge Proceeding, in form and substance satisfactory to the First Lien Agent and First Lien Lenders, within five (5) Business Days of the Effective Date.

G.	Assumption and Rejection of Executory Contracts Under the Plan

Only Executory Contracts specified as assumed by the Debtors and assigned to a Buyer, including under the Trimont Sale Order, the White Marlin Sale Order and any other Bankruptcy Court Order authorizing the assumption and assignment of Executory Contracts, shall be deemed assumed or assumed and assigned. All Executory Contracts that were not assumed pursuant to a Final Order of the Bankruptcy Court during the Bankruptcy Cases, including under the Trimont Sale Order and the White Marlin Sale Order, are deemed rejected as of the Effective Date. Entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 365(a), of the rejection of the Executory Contracts rejected pursuant to the Plan or otherwise during the Bankruptcy Cases.

Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Rights of Action, or other rights of the Debtors under any executory or non-executory contract or any unexpired or expired lease, nor shall any provision of the Plan, increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors under any executory or non-executory contract or any unexpired or expired lease.

Except as otherwise provided in the Plan, each Claim resulting from the rejection of an Executory Contract pursuant to the Plan shall be filed with the Bankruptcy Court no later than the Rejection Damage Claim Bar Date. Any Claim resulting from the rejection of an Executory Contract not filed by the applicable deadline shall be deemed waived and forever barred and shall not be entitled to any Distributions under the Plan. The Plan Trustee shall have the right, but not the obligation, to object to any Claim resulting from the rejection of an Executory Contract.

Any obligation of the Debtors to indemnify, reimburse, or limit the liability of any Person, including, but not limited to any officer or director of Debtors, or any agent, professional, financial advisor, or underwriter of any securities issued by Debtors, relating to any acts or omissions occurring before the Petition Date, whether arising pursuant to charter, by-laws, contract or applicable state law, shall be deemed to be, and shall be treated as, an Executory Contract and (i) shall be deemed to be rejected, canceled, and discharged pursuant to the Plan as of the Effective Date and (ii) any and all Claims resulting from such obligations are disallowed under Bankruptcy Code section 502(e). Notwithstanding any of the foregoing, nothing contained in the Plan impacts, impairs or prejudices the rights of any Person covered by any applicable D&O Policies with respect to such policy or policies.

ARTICLE XI.

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.	Introduction

The Plan provides that Claims will be satisfied through either Distributions from reserves out of the Sale Proceeds or Distributions from the liquidation of Plan Trust Assets. The Plan Trust will be managed by the Plan Trustee, subject to oversight by the Oversight Committee. The Plan Trustee will be responsible for, among other things, the Distribution of proceeds of the liquidation of the Plan Trust Assets. The means for implementation of the Plan and the funding of Distributions to holders of Allowed Claims in accordance with the Plan Trust Agreement is illustrated in the following chart:

Means for Implementation of the Plan

On the Effective Date under the Plan, the Debtors will (i) enter into the Plan Trust Agreement with the Plan Trustee, and (ii) transfer and convey the Plan Trust Assets to the Plan Trust. The Plan Trust Assets include all of the Estate Property except for the Administrative and Priority Claim Reserve, the Professional Compensation Claim Reserve, the Lien Reserve, the Remaining Assets, and the Net Sale Proceeds. On the Effective Date, the Remaining Assets will vest in the Reorganized Debtors. On the Effective Date, the New Equity Interest in the Reorganized Debtors will be issued to the Plan Trustee, free and clear of all Liens, Claims, interests and encumbrances.

Prior to the Effective Date, the Debtors shall estimate an amount of Cash sufficient to satisfy (i) Professional Compensation Claims, consistent with the carve-out expenses in the DIP Budget and the Post-Closing Budget for professional fees and such additional amounts as permitted by agreement with the First Lien Lenders to be reserved from the Sale Proceeds, and (ii) any unpaid expenses of the DIP Agent, the DIP Lender, the First Lien Agent and the First Lien Lenders from and consistent with the DIP Budget and the Post-Closing Budget, and both (i)

and (ii) shall be deposited into a segregated interest bearing account in the name of the Reorganized Debtors to be used for payment and satisfaction of such Claims as the Professional Compensation Claim Reserve. In addition, on the Effective Date, the Reorganized Debtors will establish, out of the Sale Proceeds, certain reserves contemplated under the Plan, including the Administrative and Priority Claim Reserve, the Lien Reserve, and the Plan Trust Operating Reserve. The Reorganized Debtors will transfer the Net Sale Proceeds and the Remaining Cash on Hand to the First Lien Agent on account of the Allowed First Lien Lender Secured Claim.

On the Effective Date, the Plan Trustee will also establish the Plan Trust Account, the Class 3.1 Recoveries Account, and the Class 4 Recoveries Account. The Plan Trust Account shall contain all Plan Trust Assets constituting Cash and Cash proceeds from Plan Trust Assets. The Plan Trustee will deposit Class 3.1 Recoveries into the Class 3.1 Recoveries Account pending Distribution to the Class 3.1 Beneficiaries. The Plan Trustee will deposit Class 4 Recoveries into the Class 4 Recoveries Account pending Distribution to the Class 4 Beneficiaries.

Distribution of the Plan Trust Assets will be accomplished through operation of the Plan Trust. The general purpose of the Plan Trust is to provide a mechanism for the disposition of the Plan Trust Assets, and to distribute the proceeds of such assets, net of all expenses, charges, liabilities, and obligations of the Plan Trust, to the holders of Beneficial Interests in accordance with the terms of the Plan. The Plan Trust will not conduct or engage in any trade or business activities, other than those associated with or related to the Plan Trust Assets and the distributions to the Beneficiaries. The Plan Trust shall terminate on the earlier of (i) the date that is five (5) years after the date the Plan Trust is created; (ii) payment of all Claims in accordance with the Plan; or (iii) the distribution of all Plan Trust Assets. Notwithstanding the foregoing, without Bankruptcy Court approval, the Plan Trustee may extend the term of the Plan Trust for one or more finite terms based upon the particular facts and circumstances at that time, if it is in the best interest of the Beneficiaries and an extension is necessary to the liquidating purpose of the Plan Trust.

B.	The Plan Trust

The purposes of the Plan Trust include (i) the prosecution and recovery of Rights of Action; (ii) the liquidation of Plan Trust Assets into Cash; (iii) the distribution of proceeds of such liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Plan Trust, to the holders of Beneficial Interests in accordance with the terms of the Plan.

In summary, the powers and duties of the Plan Trustee include, but are not limited to, the following:

•	marshaling, liquidating, and distributing the Plan Trust Assets in an expeditious and orderly manner;

•	performing the functions and taking the actions provided for or permitted by the Plan, the Plan Trust Agreement and in any other agreement executed by the Plan Trustee for the Plan Trust pursuant to the Plan;

•	investigating, prosecuting, settling, or abandoning the Avoidance Actions, the D&O Claims, and the Rights of Action transferred and assigned to the Plan Trust under the Plan and to distribute the proceeds of any recoveries therefrom in accordance with the terms of the Plan and the Plan Trust Agreement;

•	reconciling, objecting to, prosecuting, or settling all Claims against the Debtors for purposes of determining the appropriate amount of Distributions to be made to the Beneficiaries and certain other creditors under the Plan Trust Agreement; and

•	making Distributions to the holders of Beneficial Interests in accordance with the Plan Trust Agreement.

The Plan Trust shall be managed by the Plan Trustee subject to the terms and conditions of the Plan Trust Agreement. The form of the Plan Trust Agreement is attached to the Plan as Exhibit B. The Plan Trust Agreement may be modified or supplemented prior to the Confirmation Hearing. Legal title to all Plan Trust Assets shall be vested in the Plan Trustee, except as otherwise provided for in the Plan Trust Agreement. Subject to the terms and conditions of the Plan Trust Agreement, the Plan Trustee shall have control and authority over the Plan Trust Assets, including all Rights of Action transferred to the Plan Trust under the Plan.

THE UNITED STATES TRUSTEE IS NOT THE PLAN TRUSTEE. THE PLAN TRUSTEE IS A SEPARATE INDIVIDUAL APPROVED BY THE BANKRUPTCY COURT TO ADMINISTER THE PLAN TRUST FOR ITS BENEFICIARIES. ANY QUESTIONS CONCERNING THE PLAN TRUST OR ITS ADMINISTRATION SHOULD BE DIRECTED TO THE PLAN TRUSTEE AND NOT TO THE UNITED STATES TRUSTEE.

On the Effective Date, the Oversight Committee shall be established to review the activities and performance of and advise the Plan Trustee as set forth in the Plan Trust Agreement. On or before the Voting Deadline, each of the First Lien Agent and the Committee shall designate one Person to serve on the Oversight Committee. The third member of the Oversight Committee shall be selected by mutual agreement of the First Lien Agent and the Committee; provided, however, in the event the parties have not reached agreement by the Confirmation Hearing, each of the First Lien Agent and the Committee shall designate its nominee for the third member of the Oversight Committee, and the Court shall approve one of such candidates or such other candidate as is willing and able to serve in such role as the Court determines is proper under the circumstances at the Confirmation Hearing. The Oversight Committee shall have the rights, duties and powers set forth in the Plan Trust Agreement, including:

•	to review all financial information relating to the Plan Trust, which shall be promptly provided by the Plan Trustee upon request by the Oversight Committee;

•	to monitor Distributions to Beneficiaries; and

•	to take such other actions as it deems necessary and appropriate with respect to the implementation of the Plan and the Plan Trust Agreement.

C.	Tax Treatment of the Plan Trust

The Plan Trust established pursuant to the Plan is established for the purpose of satisfying claims by liquidating the Plan Trust Assets transferred to the trust and the trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the trust. The purpose of the Plan Trust is to provide a mechanism for the liquidation of the Plan Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Plan Trust, to the Beneficiaries in accordance with the terms of the Plan. No business activities will be conducted by the Plan Trust other than those associated with or related to the liquidation of the Plan Trust Assets. It is intended that the Plan Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of section 301.7701-4(d) of the Treasury Regulations. All parties and Beneficiaries shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including, sections 61(a)(12), 483, 1001, 1012, and 1274). All parties and Beneficiaries shall treat the transfers in trust as if all the transferred assets, including all the Plan Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Plan Trust. The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Plan Trust and the owners of the Plan Trust. The Plan Trustee shall file returns for the Plan Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) or (b). All parties, including the Beneficiaries and the Plan Trustee shall value the Plan Trust Assets consistently and such valuations shall be used for all federal income tax purposes.

D.	Issuance of New Equity Interest and Existence of Reorganized Debtors

On the Effective Date, the prior ownership interest in the Debtors (called the Equity Interests under the Plan) will be cancelled, and holders of such Equity Interests will receive no Distribution under the Plan. In place of the canceled Equity Interest, the Debtors will issue the New Equity Interest to the Plan Trustee under the Plan. The Plan Trustee will be the sole owner of the Debtors, as reorganized, after the Effective Date. Following cancellation of the Equity Interests, the Reorganized Debtors shall take all steps necessary to de-list the common stock of Dune Energy from all security exchanges and de-register under the Securities and Exchange Act of 1934.

Except as otherwise provided in the Plan, the Reorganized Debtors will exist after the Effective Date as reorganized, separate corporate entities or other business entity forms, with all of the powers of a corporation or other business form under applicable law in the jurisdiction in which the Debtors are incorporated or otherwise formed and pursuant to their certificates of incorporation and bylaws or other organizational documents in effect before the Effective Date, as such documents are amended by or pursuant to the Plan. Notwithstanding, the Debtors or Reorganized Debtors may change their status of incorporation or alter their corporate structure or business form (either through a merger, consolidation, restructuring, conversion, disposition, liquidation, dissolution, or otherwise) on or after the Effective Date as determined by the Plan Trustee, as the holder of the New Equity Interest.

The members of the Board of Directors existing immediately prior to the Effective Date shall be deemed terminated without cause as of the Effective Date. The Plan Trustee shall be elected to act in the stead of the Board of Directors post-Effective Date to ensure that the Reorganized Debtors wind-down their operations in the most effective and efficient manner and comply with their obligations and duties under the Plan. Once the Reorganized Debtors have completed the wind-down of their businesses, the Plan Trustee shall dissolve the Reorganized Debtors under applicable non-bankruptcy law.

E.	Selection of Plan Trustee and Formation of the Oversight Committee

On or before the Voting Deadline, the First Lien Agent and the Committee shall nominate a candidate to serve as Plan Trustee under the Plan Trust and shall file with the Bankruptcy Court a disclosure identifying and setting forth the terms of the fee arrangement with such candidate. At the Confirmation Hearing, the Court shall approve such candidate for Plan Trustee and the fee arrangement and such candidate shall thereafter serve as Plan Trustee upon execution of the Plan Trust Agreement on and after the Effective Date.

On or before the Voting Deadline, each of the First Lien Agent and the Committee shall designate one Person to serve on the Oversight Committee. The third member of the Oversight Committee shall be selected by mutual agreement of the First Lien Agent and the Committee; provided, however, in the event the parties have not reached agreement by the Confirmation Hearing, each of the First Lien Agent and the Committee shall designate its nominee for the third member of the Oversight Committee, and the Court shall approve one of such candidates or such other candidate as is willing and able to serve in such role as the Court determines is proper under the circumstances at the Confirmation Hearing.

F.	Beneficial Interests

As of the Effective Date: (i) the First Lien Agent, on behalf of the holders of the Allowed First Lien Lender Adequate Protection Claim, shall be allocated the Class 3.1 Beneficial Interest in the Plan Trust; and (ii) each holder of an Allowed First Lien Lender Deficiency Claim, an Allowed Second Lien Loan Claim, and an Allowed General Unsecured Claim, including the holders of relevant Disputed Claims, shall be allocated a Class 4 Beneficial Interest in the Plan Trust equal in an amount to such holder’s respective Claim.

The Beneficial Interests shall be uncertificated, but shall be represented by appropriate book entries in the Plan Trust Register. The Plan Trustee may deem and treat the Beneficiary of record as the absolute owner of a Beneficial Interest for the purpose of receiving Distributions and for all other purposes whatsoever.

The allocation of any Beneficial Interest on account of a Disputed Claim pursuant to section 7.1 of the Plan Trust Agreement may be reserved on the Plan Trust Register maintained by the Registrar and may become a Reserved Beneficial Interest. Any General Unsecured Claim filed, in whole or in part, in an unknown or undetermined amount may be estimated by the Plan Trustee, subject to approval by the Bankruptcy Court, and such Claim as estimated shall be deemed a Disputed Claim until otherwise Allowed.

To the extent all or a portion of a Disputed Claim is ultimately disallowed, the Plan Trust shall reallocate among the remaining Beneficial Interests, the Reserved Beneficial Interest that relates to the portion of the Disputed

Claim that was disallowed. To the extent all or a portion of a Disputed Claim ultimately becomes an Allowed Claim, the Reserved Beneficial Interest that relates to the portion of the Disputed Claim that was Allowed, shall be removed from the reserve.

G.	Distribution to Beneficiaries

Prior to making any Distributions, the Trustee shall determine the Available Cash. From time to time, the Trustee shall determine from the Available Cash, the amount of Class 3.1 Recoveries to be deposited into the Class 3.1 Recoveries Account and the Class 4 Recoveries to be deposited into the Class 4 Recoveries Account for distribution to Class 3.1 Beneficiaries and Class 4 Beneficiaries and after such determination the respective deposits shall be made. The Trustee shall only make Distributions to the (i) Class 3.1 Beneficiaries from the Class 3.1 Recoveries Account, and (ii) Class 4 Beneficiaries from the Class 4 Recoveries Account. The Trustee shall have authority to make Distributions from the Class 3.1 Recoveries Account and the Class 4 Recoveries Account at least annually and at such other time or times as the Trustee believes there is sufficient Available Cash in such accounts as to warrant a Distribution.

H.	The Closing of the Effective Date Transactions

The Closing of the transactions required and contemplated under the Plan in order for the occurrence of the Effective Date shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street Suite 2100, Houston, Texas 77010, or at such other place identified in a notice provided to those parties listed in section 14.2 of the Plan. The Debtors may reschedule the planned Closing by making an announcement at the originally scheduled Closing of the new date for the Closing. A notice of the rescheduled Closing shall be filed with the Bankruptcy Court and served on the parties identified in section 14.2 of the Plan within two (2) days after the originally scheduled Closing.

The transactions to occur on or before the Effective Date include:

•	execution of the Plan Trust Agreement;

•	transfer of the Plan Trust Assets to the Plan Trust;

•	establishment of a segregated, interest bearing account by the Plan Trustee, in which shall be deposited all Plan Trust Assets constituting Cash and Cash proceeds from Plan Trust Assets;

•	establishment by the Plan Trustee of the Class 3.1 Recoveries Account and the Class 4 Recoveries Account;

•	establishment by the Reorganized Debtors of the Administrative and Priority Claim Reserve, the Plan Trust Operating Reserve, the Lien Reserve, and the Professional Compensation Claim Reserve;

•	transfer by the Reorganized Debtors of the Net Sale Proceeds to the First Lien Agent on account of the Allowed First Lien Lender Secured Claim;

•	delivery by the Debtors of documents reasonably contemplated by the Plan;

•	amendment, consistent with the Plan, of the Debtors’ articles of incorporation and bylaws; and

•	surrender on the Effective Date to the Plan Trustee of any Claimholders holding a certificate or instrument evidencing a Claim against the Debtors or Estate Property if such holder’s Claim is treated under the Plan.

I.	Bankruptcy Code Section 1145 Determination

Confirmation of the Plan shall constitute a determination, in accordance with Bankruptcy Code section 1145, that except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security, do not apply to the offer, sale, or issuance of any securities under the Plan of the New Equity Interest, the Plan Trust Assets, or the Beneficial Interests in exchange for Claims against the Debtors.

J.	Termination of the Committee

The appointment and operation of the Committee shall terminate on the Effective Date. The dissolution or termination of the Committee shall not prejudice the rights of any agents of the Committee (including their Professionals and Committee members) to pursue their separate claims for compensation and reimbursement of expenses, including Professional Compensation Claims under Bankruptcy Code sections 330, 331, and/or 503(b)(3)(F).

K.	Preservation of Rights of Action

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), any and all claims and causes of action that were owned by the Debtors or their Estates as of the Effective Date, including but not limited to all Rights of Action, D&O Claims, and Avoidance Actions described in Exhibit C to the Plan, shall vest in the Plan Trust on the Effective Date, and the Plan Trustee shall have the exclusive right to pursue and enforce such claims and causes of action.

L.	Abandonment of Remaining Assets.

Any Remaining Assets that are designated on a notice of abandonment filed by the Debtors with the Bankruptcy Court on or before the Effective Date shall be deemed abandoned as of the Effective Date pursuant to Bankruptcy Code section 554.

M.	Agreement Regarding Professional Compensation Claim of Haynes and Boone, LLP.

Pursuant to section 3.4 of the Plan, Haynes and Boone, LLP has agreed to the following with respect to the payment of its Professional Compensation Claim: (i) Haynes and Boone, LLP shall apply a voluntary ten percent (10%) discount to all professional fees incurred for the period covered by the DIP Budget and set forth on invoices contained in the monthly fee statements submitted by Haynes and Boone, LLP for that period; provided, however, that to the extent the Bankruptcy Court reduces any fees and expenses requested by Haynes and Boone, LLP in its final fee application filed with the Bankruptcy Court, such reduction shall not be in addition to the ten percent (10%) discount; (ii) the First Lien Lenders shall carve out from their collateral, $220,000 from the Sale Proceeds and $230,000 from any excess funds remaining from draws under the DIP Financing relating to budgeted expenses not incurred during the period covered by the DIP Budget, and such amounts shall be deposited into the Professional Compensation Claim Reserve (in addition to any amounts previously allocated to Haynes and Boone, LLP under the DIP Budget and the carve-out amount related thereto and the Post-Closing Budget and the carve-out amount related thereto) and allocated for payment of any Allowed Professional Compensation Claim of Haynes and Boone, LLP; and (iii) any remaining amount of the Haynes and Boone Allowed Professional Compensation Claim after application of the ten percent (10%) discount and payment of amounts available from the Professional Compensation Claim Reserve allocated to Haynes and Boone, LLP shall constitute a Deferred Amount under the Plan.

N.	Release of the Debtors

EXCEPT AS PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, THE RIGHTS AFFORDED UNDER THE PLAN AND THE TREATMENT OF CLAIMS AND EQUITY INTERESTS

UNDER THE PLAN ARE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION AND RELEASE OF ALL CLAIMS AGAINST THE DEBTORS OR ESTATE PROPERTY (INCLUDING THE REMAINING ASSETS AND THE PLAN TRUST ASSETS) AND TERMINATION OF ALL EQUITY INTERESTS. EXCEPT AS PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE: (A) THE DEBTORS AND REORGANIZED DEBTORS SHALL BE RELEASED FROM ALL CLAIMS OR OTHER DEBTS THAT AROSE BEFORE THE EFFECTIVE DATE, AND ALL DEBTS OF THE KIND SPECIFIED IN BANKRUPTCY CODE SECTIONS 502(G), 502(H) OR 502(I), WHETHER OR NOT: (I) A PROOF OF CLAIM BASED ON SUCH DEBT IS FILED OR DEEMED FILED UNDER BANKRUPTCY CODE SECTION 501, AND (II) A CLAIM BASED ON SUCH DEBT IS ALLOWED UNDER BANKRUPTCY CODE SECTION 502; OR (III) THE HOLDER OF A CLAIM BASED ON SUCH DEBT HAS ACCEPTED THE PLAN; AND (B) ALL EQUITY INTERESTS AND OTHER RIGHTS OF EQUITY INTERESTS IN THE DEBTORS SHALL BE TERMINATED, EXCEPT FOR THE NEW EQUITY INTEREST, AS EXPRESSLY PROVIDED IN THE PLAN. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, THE CONFIRMATION ORDER SHALL BE A JUDICIAL DETERMINATION OF RELEASE OF ALL LIABILITIES OF THE DEBTORS ARISING BEFORE THE EFFECTIVE DATE.

O.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, AFTER THE EFFECTIVE DATE, ALL PERSONS WHO HAVE BEEN, ARE, OR MAY BE HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS ARISING ON OR BEFORE THE EFFECTIVE DATE SHALL BE ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST OR AFFECTING THE DEBTORS, THE REORGANIZED DEBTORS, THE PLAN TRUST, THE ESTATES, THE ESTATE PROPERTY, THE PLAN TRUST ASSETS, AND THE REMAINING ASSETS REGARDING SUCH CLAIMS OR EQUITY INTERESTS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHTS OR OBLIGATIONS UNDER THE PLAN) TO THE FULLEST EXTENT PROVIDED UNDER BANKRUPTCY CODE SECTION 524:

(I) COMMENCING, CONDUCTING, OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION, OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS AND THE PLAN TRUST (INCLUDING, WITHOUT LIMITATION, THEIR RESPECTIVE PROFESSIONALS), THE ESTATES, THE ESTATE PROPERTY, THE PLAN TRUST ASSETS, AND THE REMAINING ASSETS (INCLUDING, ALL SUITS, ACTIONS, AND PROCEEDINGS THAT ARE PENDING ON THE EFFECTIVE DATE, WHICH SHALL BE DEEMED WITHDRAWN AND DISMISSED WITH PREJUDICE);

(II) ENFORCING, LEVYING, ATTACHING, COLLECTING, OR OTHERWISE RECOVERING BY ANY MANNER OR MEANS, DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES AND THE PLAN TRUST, AND THEIR RESPECTIVE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PLAN TRUST ASSETS, THE REMAINING ASSETS, AND THE ESTATE PROPERTY;

(III) CREATING, PERFECTING, OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE PLAN TRUST, THE ESTATES, THE ESTATE PROPERTY, THE PLAN TRUST ASSETS, AND THE REMAINING ASSETS;

(IV) CREATING, PERFECTING, OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE PLAN TRUST, THE ESTATES, THE ESTATE PROPERTY, THE PLAN TRUST ASSETS, AND THE REMAINING ASSETS; AND

(V) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE, THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE BANKRUPTCY CODE.

ALL INJUNCTIONS AND STAYS PROVIDED FOR IN THE BANKRUPTCY CASES UNDER BANKRUPTCY CODE SECTIONS 105 OR 362, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

ON AND AFTER THE EFFECTIVE DATE, ALL DERIVATIVE LITIGATION CLAIMS, EXCEPT AS OTHERWISE RELEASED UNDER THE PLAN, REGARDLESS OF WHETHER PENDING ON THE PETITION DATE, SHALL BECOME A PLAN TRUST ASSET. ALL NAMED PLAINTIFFS (INCLUDING CERTIFIED AND UNCERTIFIED CLASSES OF PLAINTIFFS) IN ANY ACTIONS PENDING ON THE EFFECTIVE DATE RELATING TO ANY DERIVATIVE LITIGATION CLAIMS AND THEIR RESPECTIVE SERVANTS, AGENTS, ATTORNEYS, AND REPRESENTATIVES SHALL, ON AND AFTER THE EFFECTIVE DATE, BE PERMANENTLY ENJOINED, STAYED, AND RESTRAINED FROM PURSUING OR PROSECUTING ANY DERIVATIVE LITIGATION CLAIM. EXCEPT AS PROVIDED IN ARTICLES 8 AND 9 OF THE PLAN, NOTHING HEREIN SHALL IMPAIR CLAIMS OR CAUSES OF ACTION THAT ANY PERSON MAY HAVE DIRECTLY (AS OPPOSED TO DERIVATIVELY) AGAINST ANY OTHER PERSON.

P.	Exculpation

ON THE EFFECTIVE DATE, EACH OF (I) THE DEBTORS’ CRO; (II) THE DEBTORS’ ATTORNEYS, ADVISORS AND OTHER PROFESSIONALS; (III) THE DIP AGENT, THE DIP LENDERS, THE FIRST LIEN AGENT, THE FIRST LIEN LENDERS, AND THESE LENDERS’ RESPECTIVE AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS (LIMITED OR GENERAL), PRINCIPALS, EMPLOYEES, INSURERS, ATTORNEYS, ADVISORS, REPRESENTATIVES AND OTHER PROFESSIONALS; AND (IV) THE COMMITTEE AND ITS MEMBERS, ATTORNEYS, ADVISORS AND OTHER PROFESSIONALS, SHALL HAVE NO LIABILITY TO THE DEBTORS, THE DEBTORS’ ESTATES, ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR TO ANY OTHER PERSON BASED IN WHOLE OR IN PART ON ANY ACT, ACTION TAKEN, TRANSACTION, OMISSION, ACTION NOT TAKEN, OR OTHER EVENT OCCURRING BEFORE THE COMMENCEMENT OF THE BANKRUPTCY CASES OR DURING THE COURSE OF THE BANKRUPTCY CASES (INCLUDING THROUGH THE EFFECTIVE DATE), IN ANY WAY RELATING TO THE BANKRUPTCY CASES, THE COMPROMISE, THE PLAN, THE DIP FACILITY, THE FIRST LIEN CREDIT FACILITY, THE DECISION TO FILE A BANKRUPTCY PETITION ON BEHALF OF THE DEBTORS, THE WINDDOWN AND OPERATION OF THE DEBTORS DURING THE BANKRUPTCY CASES, THE ADMINISTRATION OF THE BANKRUPTCY CASES, THE NEGOTIATION AND IMPLEMENTATION OF THE PLAN, CONFIRMATION OF THE PLAN, CONSUMMATION OF THE PLAN (INCLUDING ALL DISTRIBUTIONS HEREUNDER), THE ADMINISTRATION OF THE PLAN, AND THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN (EXCEPT AS TO RIGHTS, OBLIGATIONS, DUTIES, AND CLAIMS ESTABLISHED UNDER THE PLAN). IN ALL SUCH INSTANCES, SUCH PARTIES SHALL BE AND HAVE BEEN ENTITLED TO REASONABLY RELY ON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES IN CONNECTION WITH THE BANKRUPTCY CASES AND UNDER THE PLAN. ANY AND ALL CLAIMS, CAUSES OF ACTIONS, RIGHTS, OR ANY LIABILITIES DESCRIBED ABOVE HELD BY ANY PERSON OR PARTY IN INTEREST AGAINST THE FOREGOING PARTIES LISTED IN SUBSECTIONS (I)-(VIII) ABOVE ARE FULLY WAIVED, BARRED, RELEASED, AND DISCHARGED IN ALL RESPECTS (EXCEPT AS TO RIGHTS, OBLIGATIONS, DUTIES, AND CLAIMS ESTABLISHED UNDER THE PLAN). NOTHING CONTAINED IN THIS SECTION SHALL OPERATE AS A RELEASE, WAIVER, OR DISCHARGE OF ANY CLAIM, CAUSE OF ACTION, RIGHT, OR OTHER LIABILITY AGAINST MEMBERS OF THE COMMITTEE IN ANY CAPACITY OTHER THAN AS A MEMBER OF THE COMMITTEE. NOTWITHSTANDING ANYTHING IN THE PLAN TO THE CONTRARY, NOTHING IN THE PLAN, THE PLAN DOCUMENTS, OR THE CONFIRMATION ORDER SHALL AFFECT THE LIABILITY OF ANY PERSON THAT RESULTS FROM ANY ACT OR

OMISSION DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT. NOTWITHSTANDING ANY LANGUAGE HEREIN TO THE CONTRARY, NOTHING HEREIN IS INTENDED, NOR SHALL IT BE CONSTRUED, TO ELIMINATE, WAIVE OR RELEASE ANY OF DEBTORS’ PRESENT OR FORMER MANAGERS, OFFICERS OR DIRECTORS (OTHER THAN THE CRO) FROM ANY LIABILITIES THAT MAY HAVE ARISEN OR OCCURRED PREPETITION, INCLUDING, WITHOUT LIMITATION, THE RIGHTS OF ACTION (AS DEFINED HEREIN) AGAINST ANY OF DEBTORS’ PRESENT OR FORMER MANAGERS, OFFICERS OR DIRECTORS (OTHER THAN THE CRO).

Q.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court retains such jurisdiction over the Bankruptcy Cases after the Effective Date as is legally permissible including, without limitation, jurisdiction to:

•	ensure that the Plan is fully consummated and implemented;

•	enter such orders that may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indemnifications, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

•	consider any modification of the Plan under Bankruptcy Code section 1127;

•	hear and determine all Claims, controversies, suits, and disputes against the Debtors to the full extent permitted under 28 U.S.C. sections 157 and 1334;

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

•	hear, determine, and adjudicate any litigation involving the Rights of Action, Avoidance Actions, other claims or causes of action constituting Estate Property and other suits and adversary proceedings to recover property and assets of the Plan Trust (as successors-in-interest to the Debtors) wherever located, and to adjudicate any and all other Rights of Actions, Avoidance Actions, suits, adversary proceedings, motions, applications, and contested matters that may be commenced or maintained in the Bankruptcy Cases or pursuant to the Plan, proceedings to adjudicate the Secured Tax Claims and Other Secured Claims, and all controversies and issues arising from or relating to any of the foregoing;

•	decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any motions or applications involving the Debtors that are pending on or commenced after the Effective Date;

•	resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any entity’s obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

•	hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any subordination and similar agreements among Creditors under Bankruptcy Code section 510;

•	hear and determine all Professional Compensation Claims and all other requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

•	enforce any Final Order, the Confirmation Order, the final decree, and all injunctions contained in those orders;

•	enter an order concluding and terminating the Bankruptcy Cases;

•	correct any defect, cure any omission, or reconcile any inconsistency in the Plan, or the Confirmation Order, or any other document or instruments created or entered into in connection with the Plan;

•	hear and determine all matters related to (i) Estate Property, including the Remaining Assets from and after the Confirmation Date, and (ii) the activities of the Reorganized Debtors and the Plan Trustee;

•	classify the Claims of any Claimholders and the treatment of those Claims under the Plan, re-examine Claims that may have been allowed for purposes of voting, and determine objections that may be filed to any Claims;

•	take any action described in the Plan involving the Debtors;

•	enforce, by injunction or otherwise, the provisions contained in the Plan, the Confirmation Order, any final decree, and any Final Order that provides for the adjudication of any issue by the Bankruptcy Court;

•	enter and implement such orders that are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•	hear, determine and adjudicate any motions, contested or litigated motions brought pursuant to Bankruptcy Code section 1112;

•	enter a final decree as contemplated by Bankruptcy Rule 3022; and

•	hear, determine and adjudicate any and all objections to Claims brought by the Plan Trustee.

R.	Defects, Omissions and Amendment of the Plan

The Debtors may, with the approval of the Bankruptcy Court and without notice to holders of Claims, insofar as it does not materially and adversely affect holders of Claims, correct any defect, omission, or inconsistency in the Plan in such a manner and to such extent necessary or desirable to expedite the execution of the Plan. The Debtors may, with the consent of the First Lien Agent, propose amendments or alterations to the Plan before the Confirmation Hearing as provided in Bankruptcy Code section 1127 if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims, so long as the Plan, as modified, complies with Bankruptcy Code sections 1122 and 1123 and the Debtors have complied with Bankruptcy Code section 1125. The Debtors may, with the consent of the First Lien Agent and the Plan Trustee, propose amendments or alterations to the Plan after the Confirmation Date but prior to substantial consummation, in a manner that, in the opinion of the Bankruptcy Court, does not materially and adversely affect holders of Claims, so long as the Plan, as modified, complies with Bankruptcy Code sections 1122 and 1123, the Debtors have complied with Bankruptcy Code section 1125, and after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under Bankruptcy Code section 1129.

ARTICLE XII.

ALTERNATIVES TO THE PLAN

A.	Chapter 7 Liquidation

A straight liquidation bankruptcy or “chapter 7 case” requires liquidation of the Debtors’ assets by an impartial trustee. In a chapter 7 case, the amount holders of General Unsecured Claims would receive depends upon the net estate available after all of the Debtors’ assets have been reduced to cash. The cash realized from liquidation of each of the Debtors’ assets would be distributed in accordance with the order of distribution prescribed in Bankruptcy Code section 507. Whether a bankruptcy case is one under chapter 7 or chapter 11, Secured Claims, Administrative Claims and Priority Claims are entitled to be paid in cash and in full before holders of General Unsecured Claims receive any funds.

If the Bankruptcy Cases were converted to cases under chapter 7 of the Bankruptcy Code, the present Priority Claims may have a priority lower than Priority Claims generated by the chapter 7 case, such as the chapter 7 trustee’s fee or the fees of attorneys, accountants and other professionals the trustee may engage. Conversion to chapter 7 then would create an additional layer of Priority Claims.

In a chapter 7 liquidation case, a fully secured creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured creditor’s collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured creditor whose collateral is insufficient to pay its Secured Claim in full will be entitled to assert a General Unsecured Claim for its deficiency and share with holders of General Unsecured Claims.

If the Bankruptcy Cases were converted to cases under chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the Debtors’ assets and to distribute the proceeds as described immediately above. The chapter 7 trustee would be entitled to receive compensation under Bankruptcy Code section 326. The trustee’s fee on all monies disbursed or turned over in the case by the trustee to parties in interest, excluding the Debtors, but including holders of Secured Claims would not exceed (i) 25% on the first $5,000 or less, (ii) 10% on any amount in excess of $5,000 but not in excess of $50,000, (iii) 5% on any amount in excess of $50,000 but not in excess of $1,000,000, and (iv) reasonable compensation not to exceed 3% on any amount in excess of $1,000,000. The trustee’s fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in a chapter 11 case and prior to any payment to holders of General Unsecured Claims.

It is also highly likely that the chapter 7 trustee will retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute Priority Claims in a chapter 7 case, with a priority that may be higher than those claims arising under a chapter 11 case.

Liquidation under chapter 7 of the Bankruptcy Code will also entail the appointment of a trustee having no experience or knowledge of the Debtors’ businesses, their records or assets. A substantial period of education will be required in order for any chapter 7 trustee to wind up the case effectively. Also, in the event litigation proves necessary on multiple issues, the chapter 7 trustee would likely be in an inferior position to prosecute such actions without prior knowledge regarding the Debtors’ businesses and without any source of funding to support such efforts.

Annexed hereto as Exhibit 3 is the Debtors’ Liquidation Analysis (the “Liquidation Analysis”). The Liquidation Analysis demonstrates that Creditors will receive a substantially greater Distribution under the Plan than a hypothetical liquidation under chapter 7 of the Bankruptcy Code. The analysis provided is believed to be reasonable and conservative. Readers are urged to review the notes and assumptions contained in Exhibit 3.

B.	Dismissal

If dismissal of the Bankruptcy Cases were to occur, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. In the event of dismissal, it is highly unlikely that holders of General Unsecured Claims would receive any amount on their Claims. Dismissal would force a race among Creditors to take over and dispose of the Debtors’ available assets. Even the most diligent holders of General Unsecured Claims would likely fail to realize any recovery on their Claims.

C.	Exclusivity and Alternative Plan Potential

On June 18, 2015, the Debtors filed the Motion Pursuant to Section 1121(d)(1) of the Bankruptcy Code for an Order Extending the Exclusive Periods in Which to Propose a Chapter 11 Plan and to Solicit Acceptances Thereof (the “Exclusivity Motion”) (Docket No. 290), seeking to extend the Exclusive Periods to file and solicit acceptances for the Plan to October 5, 2015 and December 3, 2015, respectively. On June 26, 2015, the Bankruptcy Court entered an order (Docket No. 311) granting the Exclusivity Motion and extending the Exclusivity Periods to October 5, 2015 and December 3, 2015, respectively.

Because the Debtors have filed the Plan and seek its confirmation during the respective Exclusive Periods established under the Bankruptcy Code, and as extended by the Exclusivity Order, no other alternative plans can be proposed at this time. Moreover, the Debtors believe that any alternative plan would not be viable and would not provide the same recovery to Creditors as that proposed under the current Plan. The Debtors therefore believe that the Plan is in the best interest of Creditors.

ARTICLE XIII.

FEASIBILITY AND CERTAIN FACTORS TO BE CONSIDERED

A.	Feasibility

The Bankruptcy Code requires the Debtors to demonstrate that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. Distributions to Creditors under the Plan do not depend upon the Reorganized Debtors’ future business operations. Rather, such Distributions are based upon the liquidation and recovery of the Plan Trust Assets and the funding of the Administrative and Priority Claim Reserve, the Plan Trust Operating Reserve, the Lien Reserve, and the Professional Compensation Claim Reserve (collectively, the “Reserves”). The First Lien Agent, on behalf of itself and the First Lien Lenders, is allowing the use of its Cash Collateral to establish such Reserves out of the Sale Proceeds. The Debtors believe the amounts deposited in these Reserves from the Sale Proceeds will be sufficient to satisfy the estimated Administrative Claims, Priority Unsecured Tax Claims and Priority Unsecured Non-Tax Claims asserted against the Debtors’ Estates. Therefore, the Debtors believe the Plan is feasible and is not likely to be followed by subsequent liquidation or the need for further financial reorganization of the Debtors.

B.	Certain Factors to be Considered

Creditors should carefully consider the following factors, as well as the other information contained in this Disclosure Statement (as well as the documents delivered herewith or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.

The principal purpose of the Bankruptcy Cases is the formulation of the Plan, which establishes how Claims against and Equity Interests in the Debtors will be satisfied. Under the Plan, certain Claims may receive partial distributions, and other Claims may not receive any distributions at all. Equity Interests will receive no distributions.

1.	Failure to Confirm or Consummate the Plan

If the Plan is not confirmed and consummated, it is possible that an alternative plan can be negotiated and presented to the Bankruptcy Court for approval; however, there is no assurance that the alternative plan will be confirmed, that the Bankruptcy Cases will not be converted to a liquidation, or that any alternative chapter 11 plan could or would be formulated on terms as favorable to the Creditors as the terms of the Plan. Holders of Equity Interests will receive no recovery under the Plan or in a liquidation. If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims or Equity Interests.

2.	Claim Estimates May Be Incorrect

There can be no assurance that the estimated Allowed Claim amounts set forth herein are correct. The actual Allowed amounts of Claims may differ from the estimates. The estimated amounts are subject to certain risks. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated herein.

3.	Estimate of Preference Recoveries May Be Incorrect

There can be no assurance that the estimated Preference Recoveries set forth in Article VI.N herein are correct. The actual Preference Recoveries may substantially differ from the estimates. The estimated amounts are subject to certain risks. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, the actual Preference Recoveries may vary from those estimated herein.

ARTICLE XIV.

CERTAIN UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES OF THE PLAN

A summary description of certain material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims who are entitled to vote or to accept or reject the Plan are described below. No rulings or determination of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of the United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, Persons that are, or hold their Claims through, pass-through entities, Persons whose functional currency is not the United States dollar, foreign Persons, dealers in securities or foreign currency, employees, Persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and Persons holding Claims that are hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

Each holder of a Claim or Equity Interest is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and foreign tax consequences of the transactions described herein and in the Plan. The following summary is not a substitute for careful tax planning and advice based on individual circumstances. All Creditors are advised to consult their own tax advisors.

A.	United States Federal Income Tax Consequences to the Debtors

Upon implementation of the Plan, the Debtors’ aggregate outstanding indebtedness will be discharged. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, if applicable, in the case of a new debt instrument, an “issue price”) less than the “adjusted issue price” of the debt gives rise to cancellation of indebtedness (“COD”) income to the debtor; however, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, under the Tax Code, such COD income instead will reduce certain of the Debtors’ tax attributes, including net operating losses (“NOLs”) and NOL carryovers, capital loss carryforwards, certain tax credits, and the tax basis of property of the consolidated group (including investments in certain subsidiaries).

B.	United States Federal Income Tax Consequences to Holders of Claims Against the Debtors

The United States federal income tax consequences to holders of Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are “securities” for the United States federal income tax purposes; (2) the manner in which a Claim holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the Claim holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the Claim holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the Claim holder’s method of tax accounting; and (8) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, holders of Claims should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

For federal income tax purposes, the Debtors, Creditors, and the other parties to the Plan will treat the transfer of the Plan Trust Assets to the Plan Trust under the Plan as (i) payment in proportion to the value of their Claims against Debtors in payment in full of their Claims against Debtors, followed by (ii) a nontaxable contribution by Creditors of the Plan Trust Assets to the Plan Trust in exchange for Beneficial Interests in the Plan Trust equal in value to the property they contributed.

1.	Gain or Loss Recognition on the Satisfaction of Claims

Generally, each Creditor will have gain or loss on receipt from Debtors of its interest in the Plan Trust Assets equal to the difference (if any) between (i) the “amount realized” on account of its Claim (other than any claim for accrued and unpaid interest), and (ii) its adjusted tax basis in its Claim (other than on account of accrued and unpaid interest).

2.	Character of Gain or Loss

In general, the character of any gain or loss recognized by a Creditor as capital or ordinary will depend on whether the Claim constitutes a capital asset in the hands of the Creditor. To the extent a debt instrument is acquired after its original issuance for less than the issue price of such instrument, however, it will have market discount. A holder of a Claim with market discount must treat any gain recognized on the satisfaction of such Claim as ordinary income to the extent that it does not exceed the market discount that has already been accrued with respect to such Claim.

3.	Amounts in Respect of Interest

Generally, to the extent any amount received by a Creditor (whether cash or other property) is received in discharge of a Claim for interest accrued during its holding period, such amount will be taxable to the Creditor as interest income (if not previously included in the Creditor’s gross income). A Creditor will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

4.	Information Reporting and Backup Withholding

Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the Internal Revenue Service. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. Person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

C.	United States Federal Income Tax Consequences With Respect to the Plan Trust

The Plan Trust is expected to be taxable as grantor trusts within the meaning of Tax Code section 671, et seq. The Beneficiaries will be treated for all purposes of the Tax Code as the grantors of the Plan Trust and the owners of the Plan Trust. In general, to the extent the Plan Trust is taxed as a grantor trust, the income of the Plan Trust will be allocated directly to its Beneficiaries and the Beneficiaries will be responsible for payment of all taxes due with respect to the operations of the Plan Trust. The Plan Trust Agreement contains provisions intended to reduce or eliminate any taxable income of the Plan Trust.

In general, trusts are treated as entities separately taxable from their beneficiaries. The taxable income of a trust is generally computed in the same manner as for an individual with certain exceptions and special rules. However, trusts are allowed certain deductions not available to individuals, including a deduction for its distributions for any year, but not in excess of the trust’s “distributable net income” (“DNI”) and subject to various limitations. In general, a trust’s DNI is equal to its taxable income computed with certain modifications. These modifications include: (1) no distribution deduction is taken while computing DNI, (2) no personal exemptions are taken, (3) capital gains are not included unless allocated to fiduciary accounting income, or paid, credited, or required to be distributed to a beneficiary, or paid or set aside for charitable purposes, (4) capital losses are not taken into account, except to the extent they reduce the amount of capital gains actually paid or credited to beneficiaries, (5) the exclusion under section 1202 is not taken into account, and (6) tax-exempt interest is included, net of disallowed deductions attributable to such interest. Distributions are generally taxed to the recipient beneficiaries to the extent such distributions are treated as carrying out taxable items of DNI. Distributions in excess of DNI are usually not taxed (unless, for example, throwback rules apply).

The payment by the Plan Trust to its Beneficiaries also may be subject to applicable withholding. For example, under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to backup withholding at a 28% rate. Backup withholding generally applies only if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”); (ii) furnishes an incorrect TIN; (iii) fails properly to report interest or dividends; or (iv) under certain circumstances, fails to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including corporations and financial institutions.

D.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM

HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

ARTICLE XV.

CONCLUSION

This Disclosure Statement provides information regarding the Debtors’ bankruptcy and the potential benefits that might accrue to holders of Claims against and Equity Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors and their advisors to provide the holders of Allowed Claims with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against and Equity Interest in the Debtors with an opportunity to receive greater benefits than those that would be received by any other alternative. The Debtors, therefore, urge interested parties to vote in favor of the Plan.

Dated: August 20, 2015

DUNE ENERGY, INC.,
DUNE OPERATING COMPANY,
DUNE PROPERTIES, INC.

By:	Donald R. Martin
Their:	Chief Restructuring Officer

EXHIBIT 1 TO THE DISCLOSURE STATEMENT

CHAPTER 11 PLAN

EXHIBIT 2 TO THE DISCLOSURE STATEMENT

DISTRIBUTION EXAMPLE

EXHIBIT 3 TO THE DISCLOSURE STATEMENT

LIQUIDATION ANALYSIS

Dune Energy Inc.

Chapter 7 Liquidation in Lieu of Plan Confirmation

($000s)	Low	Mid	High	Notes
Estimated Proceeds from Liquidation / Sale of Assets
Cash and Cash Equivalents	$—	$—	$—	1
Proceeds from Sale of Properties	17,959	17,959	$17,959	2
Sale of Remaining Properties	—	22	67	3
Insurance Proceeds	190	250	340	4
Reimbursement of Collateralized Letter of Credit	—	250	1,363	5

Liquidation / Sale Proceeds:	$18,149	$18,481	$19,729
Repayment of DIP Borrowings	(7,842)	(7,842)	(7,842)	6
Estimated Secured/Priority Tax Claims	(729)	(783)	(791)	7

Proceeds available for Secured Claims	$9,578	$9,856	$11,096

Secured Claims
First Lien Lender Secured Claim	(40,197)	(40,197)	(40,197)	8

% Recovery for Secured Claims	23.8%	24.5%	27.6%

Preference/Rights of Action Recoveries
Rights of Action Recoveries	TBD	TBD	TBD	9
Net Preference Recoveries	587	1,467	2,289	10

Total Recoveries	587	1,467	2,289

Claims Recovery:
Preference Recovery Share for First Lien Lender Adequate Protection Claim	(294)	(734)	(1,289)	11

Funds Available for Other Creditors	294	734	1,000

Chapter 7 Administrative Costs
Trustee Fees	(349)	(371)	(416)	12
Trustee Professional Fees	(176)	(440)	(687)	13

Funds Available for Administrative / Priority Claims	—	—	—

Chapter 11 Administrative / Priority Claims
503(b)(9) / Reclamation Claims	(33)	(33)	(33)	14
Debtor Investment Banker Success Fee	(534)	(534)	(534)	15
Professionals’ Fees in Excess of DIP budget	(325)	(325)	(325)	16

Funds Available for General Unsecured Claimants:	$—	$—	$—

General Unsecured Claims
First Lien Lender Deficiency Claim	$(30,326)	$(29,608)	$(27,812)	17
Second Lien Deficiency Claim	$(72,114)	$(72,114)	$(72,114)	18
Non-Deficiency General Unsecured Claims	$(10,204)	$(10,204)	$(10,204)	19

Estimated General Unsecured Claims	(112,644)	(112,644)	(110,130)

% Recovery for General Unsecured Claims	0.0%	0.0%	0.0%	20

Notes and Assumptions to Chapter 7 Liquidation Analysis

Basis of Presentation

The accompanying chapter 7 Liquidation Analysis (the “Liquidation Analysis”) compares a hypothetical liquidation scenario under chapter 7 of the Bankruptcy Code with the proposed Chapter 11 Plan of the Debtors. The Debtors’ Disclosure Statement should be read in conjunction with this Liquidation Analysis and these notes and assumptions. It is the Debtors’ and their financial advisors’ opinion that even though the assumptions used in this Liquidation Analysis are reasonable, they are subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY WARRANTY OR REPRESENTATION THAT THE HYPOTHETICAL RECOVERY OF AMOUNTS OUTLINED IN THIS ANALYSIS WOULD OR WOULD NOT APPROXIMATE THE ACTUAL AMOUNTS THE CLAIMANTS MIGHT HAVE BEEN ABLE TO RECOVER IN THE EVENT THE DEBTORS LIQUIDATE THEIR ASSETS IN A CHAPTER 11 CASE.

The Liquidation Analysis assumes an Effective Date for the Plan of September 18, 2015 and compares a hypothetical chapter 7 liquidation on that date. The Liquidation Analysis also assumes the Debtors’ assets are liquidated, with the cash proceeds distributed to Creditors in accordance with the priority provisions of the Bankruptcy Code.

Furthermore, it is assumed that the distribution of all proceeds would be in accordance with Bankruptcy Code sections 726 and 507 as follows: to satisfy (i) all Secured Claims to the extent the relevant collateral values of the Debtors’ assets are sufficient to do so, (ii) any Administrative Claims for fees and expenses arising from the chapter 7 process for the benefit of the chapter 7 trustee and other professionals involved in the liquidation process, (iii) any Administrative Claims such as chapter 11 professional fees, post-petition payables and other accrued liabilities, (iv) any Priority Unsecured Claims, and (v) any General Unsecured Claims.

Capitalized terms not otherwise defined in the Liquidation Analysis and these notes and assumptions shall have the meaning ascribed to them in the Plan, the Disclosure Statement, or the Glossary to the Plan, as applicable. The primary assumption underlying the Liquidation Analysis is that until the Bankruptcy Cases are converted to chapter 7, the management of the Debtors has taken the necessary steps to prepare the Debtors to effectuate the Plan as contemplated in the Disclosure Statement. However, it is assumed that the Compromise does not occur since it is subject to a confirmed plan under chapter 11.

Estimated Proceeds from Liquidation/Sale of Assets

Note 1.	Cash and Cash Equivalents. Cash and cash equivalents represent the estimated amount based on the Debtors’ Post-Closing Budget of unrestricted Cash existing on the Effective Date in the Debtors’ bank accounts and investments. The Debtors do not estimate that they will have any unrestricted Cash in their bank accounts on the Effective Date.

Note 2.	Proceeds from Sale of Properties. This amount was calculated by taking the Sale Proceeds in the aggregate amount of $19,114,000 and deducting the amount of $1,155,000 from the Sale Proceeds that has been used to fund operations under the Post-Closing Budget.

Note 3.	Sale of Remaining Properties. Following the closing of the White Marlin Sale and the Trimont Sale, certain O&G Assets remain in the Debtors’ Estates. The Debtors have estimated a low, mid, and high range of proceeds from the sale of their O&G Assets based on the outstanding amounts for 2014 property taxes.

Note 4.	Insurance Proceeds. Following the closing of the White Marlin Sale and the Trimont Sale, the Debtors have reduced their insurance coverage. Because the Debtors prepaid their insurance coverage, the Debtors have estimated a low, mid, and high range case for the return of prepaid insurance premiums.

Note 5.	Reimbursement of Collateralized Letter of Credit. The Debtors have estimated a low, mid, and high range case for return of collateral securing a Letter of Credit securing bonds that would be released in the event of a sale of one or more of the O&G Assets.

Note 6.	Repayment of DIP Borrowings. On July 24, 2015, the DIP Facility matured pursuant to the terms of the DIP Amendment. The Debtors and the First Lien Agent, on behalf of itself and the First Lien Lenders, negotiated the terms of the Debtors’ continued use of the First Lien Lenders’ Cash Collateral. Such negotiations resulted in the Cash Collateral Stipulation, which the Bankruptcy Court entered on July 31, 2015 (Docket No. 416). Pursuant to the Cash Collateral Stipulation, on July 31, 2015, the Debtors repaid the outstanding obligations under the DIP Facility in full. The amount of the Sale Proceeds remaining for distribution to creditors has therefore been reduced by the payment of the outstanding obligations under the DIP Facility.

Note 7.	Estimated Secured/Priority Tax Claims. The Debtors have estimated the amount of Claims for property taxes against their Estates. Such Claims may be treated as Secured Claims. From a high range of $791,000, the amount of such Claims could be reduced by sales of one or more of the Debtors’ O&G Assets.

Secured Lender Claimants

Note 8.	First Lien Lender Secured Claim. Pursuant to the DIP Financing Orders, the First Lien Lender Secured Claim was Allowed in the amount of $40,197,480.60. The Liquidation Analysis reflects a distribution of the remaining Sale Proceeds and other proceeds from the liquidation of the First Lien Lenders’ collateral to the First Lien Lenders on account of the Allowed First Lien Lender Secured Claim.

Preference/Rights of Action Recoveries

Note 9.	Rights of Action Recoveries. The Debtors’ Rights of Action are another potential source of recovery for creditors. Such Rights of Action include, but are not limited to, causes of action against Eos for failure to consummate the merger transaction, and the D&O Claims. The potential recoveries from Rights of Action are unknown at this time.

Note 10.	Net Preference Recoveries. The Debtors have estimated low, mid, and high range recoveries for the Preference Actions, net of the fees and expenses estimated to be incurred in prosecuting the Preference Actions, in Article VI.N of the Disclosure Statement. These estimates of low, mid, and high range recoveries from Preference Actions have been incorporated into this Liquidation Analysis.

Claims Recovery

Note 11.	Preference Recovery Share for First Lien Lender Adequate Protection Claim. Pursuant to the DIP Financing Orders, one half of recoveries from Avoidance Actions (or $1 million, if less) shall not be used to satisfy the First Lien Lender Adequate Protection Claim and shall be available to satisfy the Claims of other creditors. The Debtors have reflected this split of recoveries from Preference Actions in the Liquidation Analysis to reflect the funds that would be available to satisfy the Claims of other creditors.

Chapter 7 Administrative Costs

Note 12.	Trustee Fees. Chapter 7 trustee fees have been estimated based upon the statutory maximum amount in accordance with section 326(a) of the Bankruptcy Code, including the distribution of the remaining Sale Proceeds and the proceeds from the sales of other Remaining Assets to the First Lien Agent on account of the First Lien Lender Secured Claim.

Note 13.	Trustee Professional Fees. Chapter 7 trustee’s professional fees have been estimated assuming a 30% contingency fee from the proceeds of recoveries on Preference Actions.

Chapter 11 Administrative/Priority Claims

Note 14.	503(b)(9)/Reclamation Claims. The Debtors estimate that there are Administrative Claims in the approximately amount of $33,000 under Section 503(b)(9) of the Bankruptcy Code.

Note 15.	Debtor Investment Banker Success Fee. The Debtors estimate that their investment banker, Parkman Whaling LLC, is owed $534,000 as a “Transaction Fee” under the terms of their engagement letter with the Debtors, after application of a retainer in the amount of $100,000. Such amount would be an Administrative Claim against the Debtors’ Estates.

Note 16.	Professionals’ Fees in Excess of the DIP Budget. The Debtors estimate that the Professionals retained in the Bankruptcy Cases will have Administrative Claims against the Estates in the approximate amount of $325,000 for fees and expenses incurred but not paid under the DIP Budget or the Post-Closing Budget.

General Unsecured Claims

Note 17.	First Lien Lender Deficiency Claim. The Debtors have estimated the amount of the First Lien Lender Deficiency Claim after application of the remaining Sale Proceeds and the proceeds of sales of Remaining Assets to the amount of the First Lien Lender Secured Claim. The amount of the First Lien Lender Deficiency Claim is further reduced by application of the split of recoveries on Preference Actions attributable to the First Lien Lender Adequate Protection Claim.

Note 18.	Second Lien Deficiency Claim. For purposes of this Liquidation Analysis, the Debtors have assumed that the amount of Allowed Second Lien Loan Claims is equal to the amount of such Claims asserted in the Second Lien Agent’s proofs of claim.

Note 19.	Non-Deficiency General Unsecured Claims. In Article IX.A.5 of the Disclosure Statement, the Debtors have estimated the amount of Non-Deficiency General Unsecured Claims by reducing the amount of scheduled and filed Claims by removing duplicate Claims and Claims that have been satisfied pursuant to an Order of the Court or by the payment of cure in connection with assumption and assignment of Executory Contracts.

Note 20.	Recovery for General Unsecured Claims. The Debtors estimate that in a chapter 7 case, no funds will be available to pay General Unsecured Claims. By definition, holders of General Unsecured Claims will always recover less in a chapter 7 context than under the Plan because the Plan provides for the implementation of the Compromise, under which the First Lien Agent has agreed to share certain recoveries with holders of General Unsecured Claims. Absent the Compromise, the Debtors estimate that there will be no funds available to pay General Unsecured Claims. Therefore, holders of General Unsecured Claims can expect to receive less in a chapter 7 context than under the Plan.